Exhibit 10.1

PUBLISHED CUSIP NUMBERS:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 1, 2011

among

GAYLORD ENTERTAINMENT COMPANY,

as the Borrower,

The Subsidiaries of the Borrower

from time to time party hereto,

as Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

DEUTSCHE BANK SECURITIES INC.,

and

WELLS FARGO SECURITIES LLC

as Joint Lead Arrangers and Joint Book Runners

DEUTSCHE BANK TRUST COMPANY AMERICAS,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

THE BANK OF NOVA SCOTIA

and

THE ROYAL BANK OF SCOTLAND plc

as Co-Documentation Agents

and

U.S. BANK NATIONAL ASSOCIATION

as Managing Agent

i

ARTICLE VI REPRESENTATIONS AND WARRANTIES		62

6.02	Authorization; No Contravention.	62
6.03	Governmental Authorization; Other Consents.	62
6.04	Binding Effect.	62
6.05	Financial Statements; No Material Adverse Effect.	62
6.06	Litigation.	63
6.07	No Default.	63
6.08	Ownership of Property; Liens.	63
6.09	Environmental Compliance.	64
6.10	Insurance.	64
6.11	Taxes.	64
6.12	ERISA Compliance.	65
6.13	Capital Structure/Subsidiaries.	65
6.14	Margin Regulations; Investment Company Act.	66
6.15	Disclosure.	66
6.16	Compliance with Laws.	66
6.17	Intellectual Property.	66
6.18	Solvency.	67
6.19	Investments.	67
6.20	Business Locations.	67
6.21	Brokers’ Fees.	67
6.22	Labor Matters.	67
6.23	Representations and Warranties from Other Loan Documents.	67
6.24	Collateral Documents.	67
6.25	Borrowing Base Properties; Leases and Ground Leases.	67
6.26	Nature of Business.	68

ARTICLE VII AFFIRMATIVE COVENANTS		68

7.01	Financial Statements.	68
7.02	Certificates; Other Information.	69
7.03	Notices and Information.	70
7.04	Borrowing Base Property Ownership; Guarantors.	71
7.05	Preservation of Existence, Etc.	71
7.06	Maintenance of Properties.	72
7.07	Maintenance of Insurance; Condemnation and Casualty.	72
7.08	Compliance with Laws and Contractual Obligations.	78
7.09	Books and Records.	78
7.10	Inspection Rights.	78
7.11	Use of Proceeds.	78
7.12	Additional/Update Appraisals.	78
7.13	Automatic Removal of Borrowing Base Properties.	79
7.14	Pledged Assets.	79
7.15	Ground Leases.	80

ARTICLE VIII NEGATIVE COVENANTS		82

8.01	Liens.	82
8.02	Investments.	83
8.03	Indebtedness.	84
8.04	Fundamental Changes.	85
8.05	Dispositions.	85
8.06	Restricted Payments.	86
8.07	Change in Nature of Business.	86
8.08	Transactions with Affiliates and Insiders.	86
8.09	Burdensome Agreements.	87
8.10	Use of Proceeds.	87

8.11	Financial Covenants.	87
8.12	[Intentionally Omitted].	87
8.13	Prepayment of Other Indebtedness, Etc.	87
8.14	Organization Documents; Fiscal Year.	88
8.15	Ownership of Subsidiaries.	88
8.16	Sale Leasebacks.	88
8.17	Leases.	88
8.18	Foreign Subsidiaries.	88
8.19	Borrowing Base Property Matters.	88

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		89

9.01	Events of Default.	89
9.02	Remedies Upon Event of Default.	91
9.03	Application of Funds.	91

ARTICLE X ADMINISTRATIVE AGENT		92

10.01	Appointment and Authority.	92
10.02	Rights as a Lender.	92
10.03	Exculpatory Provisions.	92
10.04	Reliance by Administrative Agent.	93
10.05	Delegation of Duties.	93
10.06	Resignation/Removal of Administrative Agent.	94
10.07	Non-Reliance on Administrative Agent and Other Lenders.	95
10.08	No Other Duties, Etc.	95
10.09	Administrative Agent May File Proofs of Claim.	95
10.10	Collateral and Guaranty Matters.	96

ARTICLE XI MISCELLANEOUS		96

11.01	Amendments, Etc.	96
11.02	Notices. Effectiveness of Electronic Communications.	98
11.03	No Waiver; Cumulative Remedies.	99
11.04	Expenses; Indemnity; Damage Waiver.	100
11.05	Payments Set Aside.	101
11.06	Successors and Assigns.	102
11.07	Treatment of Certain Information; Confidentiality.	105
11.08	Set-off.	105
11.09	Interest Rate Limitation.	106
11.10	Counterparts; Integration; Effectiveness.	106
11.11	Survival of Representations and Warranties.	106
11.12	Severability.	107
11.13	Replacement of Lenders.	107
11.14	Governing Law; Jurisdiction; Etc.	107
11.15	Waiver of Jury Trial.	108
11.16	USA PATRIOT Act Notice.	108
11.17	ENTIRE AGREEMENT.	108
11.18	Subordination of Intercompany Debt.	109
11.19	No Advisory or Fiduciary Responsibility.	109
11.20	Replacement of Existing Credit Agreement.	109

SCHEDULES

1.01(a)	Guarantors
1.01(b)	Borrowing Base Properties
1.01(d)	Designated Outparcels
2.01	Commitments and Applicable Percentages
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A-1	Form of Committed Loan Notice
A-2	Form of Swing Line Loan Notice
B	Form of Security Agreement
C	Form of Pledge Agreement
D-1	Form of Revolving Note
D-2	Form of Term Note
D-3	Form of Swing Line Note
E	Form of Compliance Certificate
F	Form of Joinder Agreement
G	Form of Assignment and Assumption

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (as amended, modified, restated or supplemented from time to time, the “Agreement”) is entered into as of August 1, 2011 by and among GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation (together with any permitted successors and assigns, the “Borrower”), the Guarantors (as defined herein), the Lenders (as defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (each, as defined herein).

WHEREAS, the Borrower is a party to the Existing Credit Agreement (as defined herein);

WHEREAS, the Borrower has requested that the Lenders amend and restate the Existing Credit Agreement; and

WHEREAS, the Lenders are willing to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE IA. AMENDMENT AND RESTATEMENT

This Agreement amends and restates the Existing Credit Agreement.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Assets” means, for any 12 month period, all assets purchased or otherwise acquired by the Consolidated Parties during such period.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all of the Capital Stock or all or substantially all of the Property (or an entire business unit or product line) of another Person, whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Adjusted Consolidated EBITDA” means, for any period, (a) Consolidated EBITDA for such period, minus (b) the FF&E/Capex Reserve.

“Adjusted NOI” means, for any period, (a) the NOI for such period, minus (b) the FF&E/Capex Reserve with respect to all Borrowing Base Properties held as of the end of such period.

“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Lenders” means a collective reference to each Lender hereunder that also holds the title of Administrative Agent, Syndication Agent or Documentation Agent hereunder (whether such agency is held solely or jointly with another Person).

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders, as adjusted from time to time in accordance with the terms hereof. The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is FIVE HUNDRED TWENTY-FIVE MILLION DOLLARS ($525,000,000.00).

“Agreement” has the meaning assigned to such term in the heading hereof.

“Applicable Margin” means, subject to the conditions below, with respect to Loans and Letters of Credit Fees, the percentages per annum set forth below, based upon the Credit Facilities Implied DSCR as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing Tier	Credit Facilities Implied DSCR	Eurodollar Rate Loans and Letter of Credit Fees	Base Rate Loans
I	≥3.0 to 1.0	2.00%	1.00%
II	≥2.00 to 1.0 but <3.00 to 1.0	2.25%	1.25%
III	<2.0 to 1.0	2.50%	1.50%

Any increase or decrease in the Applicable Margin resulting from a change in the Credit Facilities Implied DSCR shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Tier III shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(b), whereupon the Applicable Margin shall be adjusted based upon the calculation of the Credit Facilities Implied DSCR contained in such Compliance Certificate. Notwithstanding anything in this definition to the contrary, (i) the Applicable Margin in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the fiscal quarter ending September 30, 2011 shall be determined based upon Pricing Tier II and (ii) the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Percentage” means with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15; provided, that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and (b) with respect to such Lender’s portion of the outstanding Term Loans at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term Loan held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraised Value” means, as of any date of determination, for each Borrowing Base Property existing as of such date, the most-recently obtained “as-is” appraised value of such Borrowing Base Property as set forth in an appraisal in form and substance acceptable to the Administrative Agent (in its discretion) and prepared by an appraiser acceptable to the Administrative Agent (in its discretion); provided, however, that (a) the “Appraised

Value” for any Borrowing Base Property which is the subject of a Substantial Casualty or Substantial Condemnation and which is being rebuilt, reconstructed and restored pursuant to the terms of Section 7.07 hereof shall, following the receipt by the Administrative Agent of any new “as completed” appraisal pursuant to Section 7.12 hereof and prior to the receipt by the Administrative Agent of a new “as-is” appraisal of such Property following the completion of the applicable rebuilding, reconstruction and restoration, equal the “as-completed” appraised value of such Borrowing Base Property and (b) if as of the Stabilization Date for any Borrowing Base Property (as specified in such appraisal for such Borrowing Base Property), the trailing 12 month net operating income for such Borrowing Base Property is within five percent (5%) of the net operating income projected by such appraisal in its determination of the “as stabilized” value for such Borrowing Base Property, then the “as stabilized” value reflected in such appraisal.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means a collective reference to MLPFS, Deutsche Bank Securities Inc. and Wells Fargo Securities LLC, in their capacities as joint lead arrangers and joint book runners.

“Assigned Interests” has the meaning given to such term in Section 11.20.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assigning Lenders” has the meaning given to such term in Section 11.20.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the calendar year ended December 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such calendar year, including the notes thereto.

“Availability Period” means, with respect to the Revolving Commitments, the period from the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06 and (iii) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Base Rate plus 1.0%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.

“BBP Insurance Proceeds” has the meaning specified in Section 7.07(b).

“BBP Condemnation Proceeds” has the meaning specified in Section 7.07(c).

“BBP Value” means, as of any date of determination, the sum of the most recently obtained (or determined) Appraised Values of each of the Borrowing Base Properties existing as of such date.

“Borrower” has the meaning specified in the heading hereof.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, as of any date of determination, an amount equal to (a) (i) prior to the first Disposition of a Borrowing Base Property, fifty-five percent (55.0%) and (ii) on and after the date of the first Disposition of a Borrowing Base Property, fifty percent (50%) multiplied by (b) the BBP Value as of such date.

“Borrowing Base Properties” means, as of any date of determination, subject to the requirements of Section 7.04, the Real Properties (including, without limitation, all related land, improvements and fixtures) listed on Schedule 1.01(b) (as such schedule may be adjusted (or deemed adjusted) pursuant to Section 7.13).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Businesses” means, at any time, a collective reference to the businesses operated by the Consolidated Parties at such time.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests, (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and (vi) means, with respect to any Person, all other ownership or profit interests in such Person (including partnership, member or trust interests therein), all of the warrants, options or other rights for the purchase or acquisition from such Person of any of the previously-noted interests in such Person, all of the securities convertible into or exchangeable for any of the previously-noted interests in such Person or warrants, rights or options for the purchase or acquisition from such Person of such interests, in each case, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d); and (f) notwithstanding the GAAP classification of same, Investments in AAA-rated auction rate securities with maturities of thirty (30) days or less purchased pursuant to underwriting agreements and/or other documentation with terms and conditions reasonably acceptable to the Administrative Agent and which are administered by reputable financial institutions having capital of at least $500,000,000.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) other than the creation of a holding company that does not involve a change in the beneficial ownership of the Borrower as a result of such transaction, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35.0%) or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing thirty-five percent (35.0%) or more of the combined voting power of such securities.

“Closing Date” means the date hereof.

“Closing Date Term Loans” has the meaning specified in Section 2.01(b).

“Closing Date Term Loan Commitment” means, as to each Lender, its obligation to make its Closing Date Term Loans to the Borrower pursuant to Section 2.01(b). The aggregate principal amount of the Closing Date Term Loan Commitments of all Lenders effect on the Closing Date is FOUR HUNDRED MILLION DOLLARS ($400,000,000.00).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means a collective reference to all real and personal Property with respect to which Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Pledge Agreement, the Mortgage Instruments, the Security Agreement and such other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

“Colorado Project” means the proposed first-class hotel and convention center to be located in Aurora, Colorado.

“Committed Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” means each Revolving Loan and each Term Loan.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender, the Closing Date Term Loan Commitment of such Lender and/or the Incremental Term Loan Commitment of such Lender.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E setting forth detailed calculations as more fully set forth in Section 7.02(b).

“Consolidated Cash Taxes” means for any period for Consolidated Parties on a consolidated basis, the aggregate of all taxes, as determined in accordance with GAAP, to the extent the same are paid in cash during such period.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period (provided, that for purposes of this definition, (x) when the applicable calculation period is 12 months and notwithstanding contrary provisions of GAAP, income allocable to each Acquired Asset for such period shall equal the net income, calculated on a trailing twelve month basis, derived from such Acquired Asset during such period, regardless of how long such Acquired Asset has been owned by a Consolidated Party, (y) when the applicable calculation period is 12 months and notwithstanding contrary provisions of GAAP, income allocable to Newly Operational Assets shall (i) only be included to the extent such Newly Operational Assets have been open and operational for a full calendar quarter and (ii) until such Newly Operational Asset has been opened and operating for a full calendar year, the net income allocable to each Newly Operational Asset for such period shall equal the annualized net income of the Consolidated Parties derived from such Newly Operational Asset based on the net income derived during the full calendar quarters during which such Newly Operational Asset has been opened and operating (i.e., if the Newly Operational Asset is opened and operating for one quarter, the net income for such quarter multiplied by four, if such Newly Operational Asset is opened and operating for two quarters, the net income for such quarters multiplied by two and if such Newly Operational Asset is opened and operating for three quarters, the net income for such quarters multiplied by one and one third) and (z) notwithstanding contrary provisions of GAAP, net income derived from assets disposed of during any such period shall not be included in the determination of Consolidated Net Income for such period), plus

(a) the following to the extent deducted in calculating such Consolidated Net Income (and, in each case, without duplication):

(i) Consolidated Fixed Charges for such period;

(ii) non-cash interest expenses;

(iii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period;

(iv) depreciation and amortization expense (including amortization of goodwill and other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period);

(v) preopening costs relating to the hotel operations of the Borrower or its Subsidiaries for such period;

(vi) losses related to discontinued operations (as calculated and presented in accordance with GAAP); and

(vii) all other non-cash expenses (including, but not limited to, the non-cash portion of (A) non-cash write-offs of goodwill, intangibles and long-lived assets and (B) ground rents expense, but excluding any other such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) and minus

(b) the following to the extent included in calculating such Consolidated Net Income (and without duplication):

(i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period;

(ii) gains related to discontinued operations; and

(iii) all other non-cash items increasing Consolidated Net Income for such period; plus

(c) without duplication and to the extent not otherwise reflected in the calculation of Consolidated Net Income, actual cash payments received from available taxes in conjunction with public incentives for the Colorado Project or similar future projects;

provided that, any add-backs or deductions related to a Newly Operational Asset will be calculated on an annualized basis in the same manner used to determine net income for such Newly Operational Asset; provided, further, that, any add-backs or deductions related to an Acquired Asset will be calculated on a trailing twelve month basis in the same manner used to determine net income for such Acquired Asset. Notwithstanding the preceding, provisions for taxes based on income or profits of, Consolidated Fixed Charges and other fixed charges of and the depreciation and amortization and other non-cash expenses of the Consolidated Parties which are Subsidiaries shall be added to Consolidated Net Income (A) in the same proportion that the net income of such Consolidated Party was added to compute Consolidated Net Income and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Borrower by the applicable Consolidated Party without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Consolidated Party or its stockholders.

“Consolidated Fixed Charge Coverage Ratio” means for the Consolidated Parties in connection with any four calendar quarter period for which the Borrower has delivered the Required Financial Information, the ratio of (a) Adjusted Consolidated EBITDA for such period (after giving effect on a Pro Forma Basis to any Dispositions or acquisitions of assets during such period) to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” means for any period for the Consolidated Parties, the sum of (a) Consolidated Interest Charges for such period, to the extent the same come due or are paid during such period (without duplication of amounts included in “Consolidated Fixed Charges” for prior period), plus (b) Consolidated Scheduled Funded Debt Payments for such period plus (c) all cash dividends required to be paid on preferred capital stock, whether expensed or capitalized; determined without duplication of items included in Consolidated Interest Charges.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the principal portion of all obligations for borrowed money, (b) the principal portion of all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by the Consolidated Parties (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) the principal portion of all obligations issued or assumed as the deferred purchase price of Property or services purchased by the Consolidated Parties (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of the Consolidated Parties, (e) the Attributable Indebtedness with respect to Capital Leases and Synthetic Lease Obligations, (f) all direct and contingent obligations arising under letters of credit (including standby and commercial and bankers’ acceptances, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit or and bankers’ acceptances), (g) all obligations to repurchase any securities issued by the Consolidated Parties at any time prior to the Maturity Date which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (h) the aggregate amount of uncollected accounts receivable subject at such time to a sale or securitization of receivables (or similar transaction) to the extent such transaction is effected with recourse to the Consolidated Parties (whether or not such transaction would be reflected on the balance sheet of the Consolidated Parties in accordance with GAAP) (all such Indebtedness of the types described in the forgoing clauses (a) through (h), as to any Person, “Funded Indebtedness”), (i) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by the Consolidated Parties, whether or not the obligations secured thereby have been assumed, (j) all Guarantees with respect to Funded Indebtedness of another Person and (k) the Funded Indebtedness of any Unconsolidated Affiliate based on the greater of (i) such Consolidated Party’s pro rata share of such Indebtedness based on its ownership percentage with respect to such Unconsolidated Affiliate and (ii) the extent to which such Indebtedness is recourse to a Consolidated Party; provided, that “Consolidated Funded Indebtedness” shall not, in any case, include Indebtedness resulting from public incentives related to the proposed Colorado Project or other future projects as long as such Indebtedness is non-recourse to any of the Loan Parties.

“Consolidated Funded Indebtedness to Total Asset Value Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of (a) Consolidated Funded Indebtedness as of such date, to (b) Consolidated Total Asset Value as of such date.

“Consolidated Interest Charges” means for any period for the Consolidated Parties on a consolidated basis, interest expense (including the amortization of debt discount and premium, the interest component under Capital Leases and the implied interest component of Synthetic Lease Obligations), as determined in accordance with GAAP; provided, however, that notwithstanding the foregoing, (a) all non-cash interest expenses (including accrued interest associated with any deferred lease obligations or other obligations or liabilities arising from Indebtedness that is non-recourse to any of the Loan Parties and that results from public incentives related to the Colorado Project or other future similar projects) and (b) capitalized interest reflected on any entity’s financial statements shall be excluded.

“Consolidated Net Income” means for any period for the Consolidated Parties on a consolidated basis, net income (excluding extraordinary items and applicable Designated Non-Recurring Items for such period (in each case, to the extent such items would increase or decrease such net income)) after interest expense, income taxes and depreciation and amortization, all as determined in accordance with GAAP; provided, that (a) net income attributable to any interests of the Consolidated Parties in non-Consolidated Parties shall be included in the determination of “Consolidated Net Income” only to the extent of the amount of cash dividends or distributions paid by such non-Consolidated Parties to Consolidated Parties during the applicable period, (b) notwithstanding contrary provisions of GAAP, proceeds of any business interruption or rent loss insurance received by any Consolidated Party in connection with any Property owned by them shall be included in the determination of net income upon the receipt thereof by the Borrower or the applicable Loan Party(ies); provided, however, that to the extent any such proceeds are delivered in lump sum format for the purpose of covering losses over a period extending to more than one calendar quarter, addition of such proceeds to net income shall be pro rated over such period in a manner reasonably acceptable to the Administrative Agent.

“Consolidated Parties” means a collective reference to the Borrower and the Subsidiaries of the Borrower, and “Consolidated Party” means any one of them.

“Consolidated Scheduled Funded Debt Payments” means for any period for the Consolidated Parties on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness, as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the most-recently ended calendar quarter (but shall give effect to all such payments made prior thereto), (b) shall be deemed to include the Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations and (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.04.

“Consolidated Tangible Net Worth” means, as of any date of determination, the Tangible Net Worth of the Consolidated Parties as of that date.

“Consolidated Total Asset Value” means, for any date of calculation, the sum of (a) the Appraised Value of all Borrowing Base Properties as of such date, (b) cash and Cash Equivalents set forth on the balance sheet of the Borrower, (c) for all other assets or Persons that are consolidated with the Borrower for financial reporting purposes, the greater of (i) the undepreciated GAAP book value of such asset as reported for the most recently ended calendar quarter and (ii) the “as-is” appraised value of such asset, as determined by an appraisal in form and substance reasonably acceptable to the Administrative Agent and with respect to which the Administrative Agent does not have a reasonable basis for believing that the value of such asset has been materially decreased since the date of such appraisal and (d) for all other assets that the Borrower owns through an Unconsolidated Affiliate, Borrower’s pro rata share of the greater of (i) the undepreciated GAAP book value of such asset as reported for the most recently ended calendar quarter and (ii) the “as-is” appraised value of such asset, as determined by an appraisal in form and substance reasonably acceptable to the Administrative Agent and with respect to which the Administrative Agent does not have a reasonable basis for believing that the value of such asset has been materially decreased since the date of such appraisal.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Facilities Debt Service” means for any date of calculation over any specified period, the sum of the monthly principal and interest payments that would be required to be made during such period in order to amortize an amount equal to the sum of the then Aggregate Revolving Commitments plus the Total Term Loan Outstandings, as determined as of 12:00 p.m. on such date over a 25-year period at an interest rate equal to the greater of (a) the then-current yield for a seven year U.S. Treasury Notes plus 250 basis points and (b) 7.00%.

“Credit Facilities Implied DSCR” means for any four (4) calendar quarter period for which the Borrower has delivered the Required Financial Information, the ratio of (a) Adjusted NOI for such period to (b) Credit Facilities Debt Service for such period.

“Debt Issuance” means the issuance by any Consolidated Party of any Indebtedness of the type referred to in clause (a) or (b) of the definition thereof set forth in this Section 1.01.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender, as reasonably determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon written confirmation from the Administrative Agent to such Lender and the Borrower that such Lender has confirmed in writing its intention to comply with all of its funding obligations under this Agreement or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Force Majeure Events” means strikes, lock-outs, war, civil disturbance, natural disaster, acts of terrorism or acts of God or other matters beyond the control of Borrower (which cannot be immediately cured merely through the payment of money) which prevent the operation of any Borrowing Base Property; provided, however, that (a) events qualifying as “Designated Force Majeure Events” hereunder shall not, in any case, exceed fifteen (15) days in the aggregate during the term hereof with respect to the operation of any Borrowing Base Property except as set forth in the following clause (b); and (b) events qualifying as “Designated Force Majeure Events” hereunder may, notwithstanding the foregoing clause (a), continue with respect to any Designated Force Majeure Event (i) if the costs and expenses related to the construction, re-construction and/or restoration work necessitated by such Designated Force Majeure Event is, in the reasonable judgment of the Administrative Agent (based on the information provided by the Borrower), fully covered by casualty or other insurance then-maintained by any Consolidated Party (plus any applicable deductibles, to the extent the Consolidated Parties hold such deductible amount in cash and/or Cash Equivalents), (ii) to the extent the Borrower provides evidence of such insurance coverage promptly following such event, delivers all information required by the applicable insurer for processing of the applicable claim within thirty (30) days of the occurrence of such event (or, to the extent delivery within such time frame is not reasonably possible, as soon as reasonably practicable following such event) and proceeds to use commercially reasonable good faith efforts to pursue and resolve such claim with the applicable insurer as expeditiously as is reasonably possible without compromising any material rights of the Borrower or any other Loan Party with respect to such claim, and (iii) to the extent the Borrower has provided the Administrative Agent with restoration plans and other information with respect to the applicable damage to the extent required herein and is proceeding with the restoration, repair or reconstruction work with all due diligence and in good faith, and (c) circumstances that can be remedied or mitigated merely through the payment of money shall not constitute Designated Force Majeure Events hereunder to the extent such remedy or mitigation is deemed reasonable by Administrative Agent in its sole discretion.

“Designated Non-Recurring Items” means, for any period of determination, (a) lawsuit and settlement costs of the Consolidated Parties incurred during such period, plus (b) merger transaction and integration costs of the Consolidated Parties incurred during such period, plus (c) asset impairment charges of the Consolidated Parties incurred during such period, plus (d) the amount of other non-recurring charges paid or incurred by the Consolidated Parties during such period; provided, that the amount calculated pursuant to this clause (d) shall not exceed $10,000,000 for any twelve (12) month period.

“Designated Outparcels” means those parcels of Real Property referenced on Schedule 1.01(d).

“Disclosure Letter” means that certain Disclosure Letter, dated as of the date hereof, executed and delivered by the Borrower to the Administrative Agent, for the benefit of the Lenders.

“Disposition” or “Dispose” means any sale, disposition or other transfer (including pursuant to a Sale and Leaseback Transaction) of any or all of the Property (including without limitation the Capital Stock of a Subsidiary) of any Consolidated Party whether by sale, lease, licensing, transfer or otherwise, but other than pursuant to any casualty or condemnation event; provided, however, that the term “Disposition” shall be deemed to exclude any Equity Issuance.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and, in the case of the assignment of any Revolving Commitment, the L/C Issuer and the Swingline Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, binding agreements or binding governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means any issuance by any Consolidated Party to any Person of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants, (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities or (d) any options or warrants relating to its Capital Stock. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or receipt of notification by the Borrower that any Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest rate calculation with respect to a Base Rate Loan, the rate per annum equal to BBA LIBOR, at approximately 11:00 a.m. London time two Business Days prior to the date of determination (provided that if such day is not a Business Day, the next preceding Business Day) for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted by Bank of America and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London intrabank eurodollar market at their request at approximately 11:00 a.m., London time on the date of determination.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (b) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.06), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a) and (d) any U.S. federal withholding Taxes imposed under FATCA on any amount payable to such recipient as a result of the failure of such recipient to satisfy the applicable conditions for exemption from such withholding as set forth under FATCA.

“Existing Credit Agreement” that certain Second Amended and Restated Credit Agreement dated as of July 25, 2008 among the Borrower, Bank of America, as administrative agent, the lenders party thereto and the other parties named therein, as the same may have been amended, restated, supplemented or otherwise modified from time to time prior to the date hereof.

“Existing Letters of Credit” means those letters of credit issued pursuant to the Existing Credit Agreement and set forth on Schedule 1.01(c) to the Disclosure Letter, which letters of credit shall, as of the Closing Date, be deemed to be Letters of Credit hereunder.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement, any amendment or successor provisions that are substantively identical and which do not impose criteria that are materially more onerous than those contained in such Sections, and any regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated as of June 17, 2011, among the Borrower, the Administrative Agent and MLPFS.

“FF&E/Capex Reserve” means, for any period and with respect to any one or more of the Real Properties that are hotels which are owned at any time during such period, an amount equal to the applicable Reserve Percentage of Gross Revenues of such Real Properties. For purposes of this definition, the term “Reserve Percentage” means (a) for properties in operation for less than one (1) year, 1.0%; (b) for properties in operation for less than two (2) years, but equal to or more than one (1) year, 2.0%; (c) for properties in operation for less than three (3) years, but equal to or more than two (2) years, 3.0%; and (c) for all other properties, 4.0%. Notwithstanding the foregoing, the “Reserve Percentage” for Newly Operational Assets shall be 1.0% during the year such property is a Newly Operational Asset, and shall increase one percent per year thereafter, to a maximum of 4.0%.

“FIRREA” means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, as amended, including, without limitation, 12 CFR part 34.41 to 34.47.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been irrevocably paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully irrevocably Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the L/C Issuer and (d) the Commitments shall have expired or been terminated in full.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” has the meaning given to such term in the definition of Consolidated Funded Indebtedness in Section 1.01.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaylord Palms Ground Lease” means that certain Opryland Hotel — Florida Hotel Lease by and between GP Limited Partnership, as ground lessor/landlord, and Opryland Hotel – Florida Limited Partnership, as hotel lessee/tenant, dated as of March 3, 1999, as the same has been amended, restated, supplemented or otherwise modified from time to time prior to the date hereof (for purposes of this definition, the “Sub-Ground Lease”), which Sub-Ground Lease constitutes a sub-ground lease by GP Limited Partnership of its interest in the Property referenced therein arising pursuant to that certain GP / Xentury Master Ground Lease dated as of March 3, 1999 between GP Limited Partnership and Xentury City Development Company, L.C.).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Revenues” means, for any Real Property that is a hotel over any period, all receipts resulting from the operation of such Real Property, determined net of allowances in accordance with GAAP and consistent with the Uniform System of Accounts for the Lodging Industry, 9th Revised Edition, 1996, as published by the Hotel Association of New York City, as the same may be further revised from time to time, including, without limitation, rents or other payments from guests and customers, tenants, licensees and concessionaires and business interruption and rental loss insurance payments; provided, that Gross Revenues shall exclude (a) excise, sales, use, occupancy and similar taxes and charges collected from guests or customers and remitted or required to be remitted to governmental authorities, (b) gratuities collected for employees (excluding service charges), (c) security deposits and other advance deposits, unless and until same are forfeited to Borrower, (d) federal, state or municipal excise, sales, use or similar taxes collected directly from patrons or guests or included as part of the sales price of any goods or services, (e) interest income, and (f) rebates, refunds or discounts (including, without limitation, free or discounted accommodations).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means a collective reference to the Persons identified as “Guarantors” on the signature pages hereto, and each other Person that subsequently becomes a Guarantor by executing a Joinder Agreement as contemplated by Section 7.13, and “Guarantor” means any one of them. A list of the Guarantors as of the Closing Date is set forth on Schedule 1.01(a).

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Implied Debt Service Coverage Ratio” means, for any four (4) calendar quarter period for which the Borrower has delivered the Required Financial Information, the ratio of (a) Adjusted NOI for such period to (b) Minimum Debt Service for such period.

“Incremental Term Loan” has the meaning provided in Section 2.01(c).

“Incremental Term Loan Commitment” means the commitment of a Lender to make an Incremental Term Loan hereunder in accordance with Section 2.06(b).

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) the Attributable Indebtedness of such Person with respect to Capital Leases and Synthetic Lease Obligations, (g) all net obligations of such Person under Swap Contracts, (h) all direct and contingent obligations arising under letters of credit (including standby and commercial) and bankers’ acceptances, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit or and bankers’ acceptances), (i) all obligations of such Person to repurchase any securities issued by such Person at any time prior to the Maturity Date which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (j) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale or securitization of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (l) all Guarantees of such Person with respect to Indebtedness of another Person and (m) the Indebtedness of any partnership or unincorporated joint venture in which a Person is a general partner or a joint venturer based on the greater of (i) such Person’s pro rata share of such Indebtedness based on its ownership percentage with respect to such partnership or unincorporated joint venture and (ii) the extent to which such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. To the extent that the rights and remedies of the obligee of any Indebtedness are limited to certain property and are otherwise non-recourse to such Person, the amount of such Indebtedness shall be limited to the value of the Person’s interest in such property (valued at the higher of book value or market value as of such date of determination).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Intangible Assets” means all assets which would be properly classified as intangible assets under GAAP. For purposes of clarification “Intangible Assets” shall include intangible lease assets.

“Intellectual Property” has the meaning specified in Section 6.17.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (or such earlier date which is at least seven (7) days thereafter as may be approved by the Administrative Agent; provided, that the Administrative Agent shall not approve any such shorter Interest Periods to the extent any Lender has notified the Administrative Agent in writing that it is unable, for any reason, to fund, maintain or otherwise account for such shorter Interest Periods; and provided, further, that the Borrower shall not request any Interest Periods with a duration of less than one month with respect to any Loans hereunder more than once during every thirty (30) day period), as selected by the Borrower in its Committed Loan Notice; provided, that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period (subject to the effectiveness of an Interest Period which is shorter than one month, as provided for above); and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” by any Person (a) in any Person means (i) any Acquisition of such Person or its Property, (ii) any other acquisition of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (iii) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment inventory and supplies in the ordinary course of business) or (iv) any other capital contribution to or investment in such Person, including, without limitation, any Guarantee (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person and any Disposition to such Person for consideration less than the fair market value of the Property disposed in such transaction, but excluding any Restricted Payment to such Person; and (b) means the purchase price paid, acquisition costs and expenses incurred and any other value given by such Person in connection with the purchase or other acquisition for value of any Property which qualifies as a capital asset or is otherwise purchased outside the ordinary course of business of such Person. Investments which are capital contributions or purchases of Capital Stock which have a right to participate in the profits of the issuer thereof shall be valued at the amount (or, in the case of any Investment made with Property other than cash, the book value of such Property) actually contributed or paid (including cash and non-cash consideration and any assumption of Indebtedness) to purchase such Capital Stock as of the date of such contribution or payment, less the amount of all repayments and returns of principal or capital thereon to the extent paid in cash or Cash Equivalents (or, in the case of any Investment made with Property other than cash, upon return of such Property, by an amount equal to the lesser of the book value of such Property at the time of such Investment or the fair market value of such Property at the time of such return) and received after the Closing Date. Investments which are loans, advances, extensions of credit or Guarantees shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guarantees.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Consolidated Party.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit F hereto, executed and delivered by a new Guarantor in accordance with the provisions of Section 7.04.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender with a Revolving Commitment, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage of the Revolving Commitments.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For the purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” means a lease, sublease, license, concession agreement or other agreement or other agreement (not including any ground lease) providing for the use or occupancy of any portion of any Real Property owned or leased by any Loan Party, including all amendments, supplements, restatements, assignments and other modifications thereto.

“Lenders” means a collective reference to the Persons identified as “Lenders” on the signature pages hereto, together with any Person that subsequently becomes a Lender by way of assignment in accordance with the terms of Section 11.7, together with their respective successors, and “Lender” means any one of them, and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder, including any Existing Letter of Credit. A Letter of Credit may be a standby letter of credit only.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Expiration Date” means the day that is 35 days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) $75,000,000 and (b) the Aggregate Revolving Commitments as of such date. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments and only Lenders holding Revolving Commitments shall participate in exposure related to Letters of Credit.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, a Swing Line Loan and/or a Term Loan, as the context may require.

“Loan Documents” means this Agreement, each Note, each Letter of Credit, each Issuer Document, each Joinder Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to Section 2.14, the Collateral Documents and the Fee Letter.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means August 1, 2015.

“Minimum Debt Service” means, for any date of calculation over any specified period, the sum of the monthly principal and interest payments that would be required to be made during such period in order to amortize the aggregate of the Total Facility Outstandings as determined as of 12:00 p.m. on such date over a 25-year period at an interest rate equal to the greater of (a) the then-current yield for a seven year U.S. Treasury Notes plus 250 basis points and (b) 7.00%.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors and assigns.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Commitments” shall have the meaning assigned such term in Section 5.01(d).

“Mortgage Instruments” shall have the meaning assigned such term in Section 5.01(d).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Consolidated Party in respect of any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related Property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any such Consolidated Party in any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition.

“Newly Operational Assets” means, for any 12 month period, real property assets of the Consolidated Parties with respect to which either (a) construction of the primary improvements related thereto has been substantially completed and such assets have been opened for business for the first time during such period or (b) construction of substantial renovations or expansions thereto have been completed and, to the extent closed for such renovations, such assets have re-opened for business during such period.

“NOI” means, for any period, an amount equal to (a) Gross Revenues for such period for all Borrowing Base Properties existing as of the end of such period, minus, (b) Operating Expenses for such period for all such Borrowing Base Properties, where Gross Revenues and Operating Expenses are determined on an accrual basis, except for ground rents payable under the Gaylord Palms Ground Lease which, for the purposes of this definition will be determined on a cash basis.

“Note” or “Notes” means the Revolving Notes, the Term Notes, and/or the Swingline Note, individually or collectively, as appropriate.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including (i) interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (ii) any Swap Contract of any Loan Party to which a Lender or any Affiliate of such Lender is a party and (iii) all obligations under any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender.

“Operating Expenses” means, with respect to any Borrowing Base Property for any period, the actual costs and expenses of owning, operating, managing, repairing and maintaining such Borrowing Base Property during such period (other than extraordinary costs and expenses, pre-opening costs, applicable Designated Non-Recurring Items, in each case to the extent related to such Borrowing Base Properties), including ground rents payable for such period and actual real estate taxes, as determined in accordance with GAAP.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Covered Events” means all events and circumstances (other than those referenced in the definition of the term “Designated Force Majeure Events”) which cause any shutdown or cessation of construction or operations at any Borrowing Base Property and (a) which either (i) is related to a condemnation event with respect to which any related condemnation award is or will be delivered to the Administrative Agent for application pursuant to the terms of Section 7.07(c) hereof and which are reasonably expected to be (in the reasonable judgment of the Administrative Agent), together with any amounts on deposit with the Administrative Agent in any related escrow account, sufficient to rebuild or restore the applicable Property or (ii) gives rise to a fully insured claim (subject to applicable deductibles) in favor of the Borrower or any Loan Party pursuant to the terms of valid insurance policies and the proceeds of which are reasonably expected to be, together with any amounts on deposit with the Administrative Agent for the account of the Borrower or the applicable Loan Party, sufficient to rebuild or restore the applicable Property; (b) to the extent such circumstance or event is a casualty event, the Borrower provides evidence of the applicable insurance coverage promptly following such event, delivers all information required by the applicable insurer for processing of the applicable claim within thirty (30) days of the occurrence of such event (or, to the extent delivery within such time frame is not reasonably possible, as soon as reasonably practicable following such event) and proceeds to use commercially reasonable good faith efforts to pursue and resolve such claim with the applicable insurer as expeditiously as is reasonably possible without compromising any material rights of the Borrower or any other Loan Party with respect to such claim; and (c) the Borrower has provided the Administrative Agent with restoration plans and other information with respect to the applicable damage to the extent required herein and, in any case, is proceeding with the restoration, repair or reconstruction work with all due diligence and in good faith.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 3004 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Code.

“Permitted Investments” means, at any time, Investments by the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 8.02.

“Permitted Liens” means, at any time, Liens in respect of Property of the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 8.01; provided, that with respect to Liens related to Borrowing Base Properties, the term “Permitted Liens” means (a) Liens permitted to exist at such time pursuant to the terms of Sections 8.01(c), (d), (g) or (j) which Liens, in the reasonable judgment of the Administrative Agent, do not adversely affect in any material respect the value of the applicable Borrowing Base Property and (b) such other Liens that have been approved in writing by the Administrative Agent in its sole discretion.

“Permitted PILOT Transaction” means any PILOT Transaction consummated pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PILOT Transaction” means a transaction or series of related transactions in which (a) the Guarantor that owns the Borrowing Base Property known as Gaylord Opryland (as described on Schedule 1.01(b)) transfers the legal title of such Borrowing Base Property (subject to the Mortgage Instrument then in existence with respect to such Borrowing Base Property) to The Industrial Development Board of the Metropolitan Government of Nashville and Davidson County (the “IDB”) and simultaneously leases such Borrowing Base Property back pursuant to a lease which (i) obligates the Borrower and/or such Guarantor to make payments in lieu of ad valorem taxes (“PILOT Payments”) equal to what such taxes would be if such Guarantor had retained legal title to such Borrowing Base Property, (ii) obligates the Borrower and/or such Guarantor to make nominal rent payments and (iii) grants to the Borrower and/or such Guarantor the option to reacquire title of such Borrowing Base Property for a nominal sum at such time as the Bonds (as herein defined) have been paid, and (b) the IDB issues bonds (the “Bonds”) which are payable from all or a portion of such PILOT Payments and/or other payments to be made by the Borrower and/or such Guarantor.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but other than a Multiemployer Plan), maintained for employees of the Borrower or any such Plan to which the Borrower is required to contribute on behalf of any of its employees.

“Pledge Agreement” means the Third Amended and Restated Pledge Agreement, in the form of Exhibit C, dated as of the Closing Date, executed in favor of the Administrative Agent (for the benefit of the Secured Parties) by the Loan Parties thereto, as amended, modified, restated or supplemented from time to time.

“Pledged Interests” means, as of any date of determination, a collective reference to 100.0% of the Capital Stock of each Person owning a Borrowing Base Property as of such date.

“Pro Forma Basis” means, for purposes of (w) calculating the Borrowing Base, (x) calculating the Applicable Margin, (y) calculating compliance with the covenant is Section 8.02(f) and (z) calculating each of the financial covenants set forth in Section 8.11, (a) any incurrence or assumption of Indebtedness pursuant to Sections 8.03(i) and (j), (b) any Disposition pursuant to Section 8.05; (c) any Acquisition pursuant to Sections 8.02(d) or (f); or (d) any removal of a Real Property as a Borrowing Base Property pursuant to Section 7.13 shall be deemed to have occurred as of the first day of the four calendar quarter period ending as of the most recent calendar quarter end preceding the date of such transaction with respect to which the Administrative Agent has received the Required Financial Information.

In connection with the foregoing:

(i)	with respect to any incurrence or assumption of Indebtedness pursuant to Sections 8.03(i) and (j), any Indebtedness which is retired in connection with such incurrence or assumption shall be excluded and deemed to have been retired as of the first day of the applicable period.

(ii)	with respect to any Disposition pursuant to Section 8.05 or any removal of a Borrowing Base Property pursuant to Section 7.13, income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of or the Borrowing Base Property removed shall be excluded to the extent relating to any period occurring prior to the date of such transaction;

(iii)

with respect to any Acquisition pursuant to Sections 8.02(d) or (f), (A) any Indebtedness incurred or assumed by any Consolidated Party (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction (1) shall be deemed to have been incurred as of the first day of the applicable period and (2) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (B) income statement and cash flow statement items (whether positive or negative) attributable to the Person or Property acquired shall be included beginning as of the first day of the applicable period, (C) pro forma adjustments may be included to the extent that such adjustments would give effect to events that are (1) directly attributable to such transaction, (2) expected to have a continuing impact on the Consolidated Parties and (3) factually supportable (in the reasonable judgment of the Administrative Agent) and, if applicable and (D) any Indebtedness which is retired in connection with such transaction shall be excluded and deemed to have been retired as of the first day of the applicable period.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in accordance with the terms hereof giving effect to the applicable transaction as of the most recent calendar quarter end preceding the date of the applicable transaction with respect to which the Administrative Agent shall have received the Required Financial Information.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Real Properties” means, at any time, a collective reference to each of the facilities and real properties (including the Borrowing Base Properties) owned or leased by the Consolidated Parties at such time.

“Register” has the meaning specified in Section 11.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Committed Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Financial Information” means, with respect to each calendar period or quarter of the Borrower, (a) the financial statements required to be delivered pursuant to Section 7.01(a) or (b) for such calendar period or quarter, and (b) the certificate of a Responsible Officer of the Borrower required by Section 7.02(b) to be delivered with the financial statements described in clause (a) above.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) (i) the Aggregate Revolving Commitments (and participations therein) or (ii) if the Aggregate Revolving Commitments have been terminated, the Total Revolving Outstandings (and participations therein); plus (b) the Total Term Loan Outstandings; provided, that the unfunded Revolving Commitments of and the Total Facility Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means at any time, Lenders holding in the aggregate more than 50% of (a) the Aggregate Revolving Commitments (and participations therein) or (b) if the Aggregate Revolving Commitments have been terminated, the Total Revolving Outstandings (and participations therein).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, vice president of treasury or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any Consolidated Party), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, (b) any purchase, redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding.

“Revolver Unused Fee” has the meaning specified in Section 2.09(a).

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Facility Unused Percentage” means, as of any date of determination, the percentage amount equal to (a) the Aggregate Revolving Commitments as of such date minus the Total Revolving Outstandings (exclusive of the amount of any Swing Line Loans outstanding) as of such date, divided by (b) the Aggregate Revolving Commitments as of such date.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Note” has the meaning specified in Section 2.11(a).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means any arrangement pursuant to which any Consolidated Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such Consolidated Party has sold or transferred (or is to sell or transfer) to a Person which is not a Consolidated Party or (b) which such Consolidated Party intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Consolidated Party to another Person which is not a Consolidated Party in connection with such lease.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” mean a collective reference to the Administrative Agent, the L/C Issuer, the Lenders, each Lender or Affiliate of a Lender that is a party to a Swap Contract or Treasury Management Agreement and each other Person to whom any Loan Party owes any of the Obligations which are secured by the Loan Documents.

“Security Agreement” means that certain Third Amended and Restated Security Agreement, in the form of Exhibit B, dated as of the Closing Date, executed in favor of the Administrative Agent (for the benefit of the Secured Parties) by the Loan Parties thereto, as amended, modified, restated or supplemented from time to time.

“Senior Notes Indenture” means that certain Indenture, dated as of November 30, 2004, between the Borrower and U.S. Bank National Association, as trustee, as amended from time to time in accordance with its terms (the “Original Indenture”), under which the Borrower issued its 6.75% Senior Notes due 2014 (the “6.75% Notes”); provided, however, that, if the Borrower issues notes or bonds (the “New Notes”), the proceeds of which are used, in whole or in part, to redeem, purchase or otherwise repay the 6.75% Notes, “Senior Notes Indenture” shall mean the indenture under which such New Notes are issued, as amended from time to time in accordance with its terms (the “New Indenture”); and provided further, that (a) if the Original Indenture is terminated for any reason and the New

Indenture has not been entered into, “Senior Notes Indenture” shall mean the Original Indenture as in effect at the time of such termination, and (b) if the New Indenture is terminated for any reason, “Senior Notes Indenture” shall mean the New Indenture as in effect at the time of such termination.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Substantial Casualty” has the meaning assigned to such term in Section 7.07(b).

“Substantial Condemnation” has the meaning assigned to such term in Section 7.07(c).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Note” has the meaning specified in Section 2.11(a).

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Revolving Commitments as of such date. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments and only Lenders holding Revolving Commitments shall participate in exposure to Swingline Loans

“Syndication Agent” means Deutsche Bank Securities Inc., in its capacity as the syndication agent hereunder.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Net Worth” means, for any Person as of any date of determination, the consolidated shareholders’ equity of such Person determined in accordance with GAAP, less (without duplication), the sum of the following: (a) all intangibles determined in accordance with GAAP (including, without limitation, goodwill and deferred or capitalized acquisition costs), (b) unamortized debt discount and expense, (c) any non-cash gain (or plus any non-cash loss, as applicable) resulting from any mark-to-market adjustments made directly to consolidated shareholders’ equity as a result of fluctuations in the value of financial instruments owned by Borrower or any of its Subsidiaries as mandated under FAS 133.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” means the Closing Date Term Loans and the Incremental Term Loans.

“Term Note” has the meaning specified in Section 2.11(a).

“Threshold Amount” means $10,000,000.

“Title Insurance Company” means Fidelity National Title Insurance Company.

“Total Facility Outstandings” means, as of any date of determination, the Total Revolving Outstandings as of such date plus the Total Term Loan Outstandings as of such date.

“Total Revolving Outstandings” means, as of any date of determination, the aggregate Outstanding Amount of all Revolving Loans, all L/C Obligations and all Swing Line Loans as of such date.

“Total Term Loan Outstandings” means, as of any date of determination, the aggregate Outstanding Amount of all Term Loans as of such date.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unconsolidated Affiliate” means any corporation, partnership, association, joint venture or other entity in each case which is not a Consolidated Party and in which a Consolidated Party owns, directly or indirectly, any Equity Interest.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unused Rate” means, with respect to the Aggregate Revolving Commitments as of any date, a percentage per annum equal to (a) if the Total Revolving Outstandings is less than 50% of the Aggregate Revolving Commitments, 0.40% and (b) if the Total Revolving Outstandings is greater than or equal to 50% of the Aggregate Revolving Commitments, 0.30%.

“Wholly Owned Subsidiary” means any Person 100% of whose Capital Stock is at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Capital Stock is at the time owned, directly or indirectly, by the Borrower.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, and (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease Obligations or the implied interest component of any Synthetic

Lease Obligations shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease Obligations.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Effect of Transactions on Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that (i) calculation of the Borrowing Base, (ii) calculation of the Applicable Margin, (iii) calculation of the covenant in Section 8.02(f) and (iv) calculation of the financial covenants set forth in Section 8.11 shall be determined on a Pro Forma Basis.

1.04	Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06	Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Revolving Loans and Term Loans.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) in Dollars to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the Total Facility Outstandings shall not exceed the Borrowing Base, and (iii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this

Section 2.01(a), prepay under Section 2.05(a), and reborrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) Closing Date Term Loan. Subject to the terms and conditions set forth herein (including each proviso hereto), each Lender severally agrees to make its portion of a term loan (the “Closing Date Term Loan”) in Dollars to the Borrower on the Closing Date in an aggregate amount not to exceed such Lender’s Closing Date Term Loan Commitment; provided, however, that after giving effect to the Borrowing of Closing Date Term Loans, the Total Facility Outstandings shall not exceed the Borrowing Base. Amounts repaid on the Closing Date Term Loans may not be reborrowed. The Closing Date Term Loans may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(c) Incremental Term Loan. Each Lender with an Incremental Term Loan Commitment pursuant to Section 2.06(b) severally agrees to make its portion of a term loan (an “Incremental Term Loan”) in a single advance in Dollars to the Borrower in an aggregate amount not to exceed such Lender’s Incremental Term Loan Commitment; provided, however, that after giving effect to the Borrowing of the applicable Incremental Term Loan, the Total Facility Outstandings shall not exceed the Borrowing Base. Once advanced, Incremental Term Loans shall be aggregated with Closing Date Term Loans and all such Loans shall be referred to as Term Loans. Amounts repaid on the Term Loans may not be reborrowed. The Term Loans, including any Incremental Term Loan, may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02	Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the irrevocable notice from the Borrower to the Administrative Agent, which may be given by telephone (provided that such telephonic notice complies with the information requirements of the form of Committed Loan Notice attached hereto). Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, all Committed Borrowings made on the Closing Date shall be made as Base Rate Loans; and provided further, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Borrowing consisting of Revolving Loans is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing first shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Subject to Section 3.05, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans having Interest Periods greater than one month without the consent of the Required Lenders. During the existence of an Event of Default, no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than (i) ten (10) Interest Periods in effect with respect to Revolving Loans, and (ii) ten (10) Interest Periods in effect with respect to the Term Loans.

2.03	Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders holding Revolving Commitments and Revolving Loans severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder (based on their respective Applicable Percentages of the Aggregate Revolving Commitments); provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Facility Outstandings shall not exceed the Borrowing Base, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if, subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolver Lenders have approved such expiry date; or the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders holding Revolving Commitments have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $250,000.

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provision for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders holding Revolving Commitments with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of such Letter of Credit and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit , that one or more of the applicable conditions contained in Article V shall not then be satisfied, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension

Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender holding a Revolving Commitment of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof (which shall be based on such Lender’s Applicable Percentage of the Revolving Commitments). In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage (with respect to the Revolving Commitments) of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Revolving Loans because the conditions set forth in Section 5.02 (other than delivery of a Committed Loan Notice) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each applicable Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each applicable Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans (but not to reimburse the L/C Issuer for any L/C Advance in the event the Borrower fails to do so) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any applicable Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and rate determined by L/C Issuer in accordance with banking industry rules on interbank compensation from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender holding a Revolving Commitment and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court of Governmental Authority. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender holding a Revolving Commitment in accordance with its Applicable Percentage (based on the respective Lenders’ Revolving Commitments/Loans) a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit. For the purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears, and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Processing Charges Payable to L/C Issuer. The Borrower shall, in connection with the issuance or extension (whether or not pursuant to an automatic extension) of each Letter of Credit, pay directly to the L/C Issuer for its own account a fronting fee for each Letter of Credit equal to the greater of (i) $1,500.00 and (ii) 0.125% times the maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect with respect to such Letter of Credit). Such fronting fee shall be payable upon issuance or extension of the applicable Letter of Credit. For the purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition to the foregoing, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04	Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees (unless it has determined that it is reasonably likely that a Lender holding Revolving Commitments is or shall become a Defaulting Lender on or prior to the time on which the relevant Swing Line Loan is capable of being refinanced in accordance with Section 2.04(c)) may, in its sole discretion and in reliance upon the agreements of the other Lenders holding Revolving Commitments as set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage (with respect to such Lender’s Revolving Commitment) times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $250,000 and integral multiples of $50,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender with a Revolving Commitment make a Base Rate Revolving Loan in an amount equal to such Lender’s Applicable Percentage (with respect to such Lender’s Revolving Commitment) of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage (with respect to such Lender’s Revolving Commitment) of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may

be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage (with respect to such Lender’s Revolving Commitment) thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage (with respect to such Lender’s Revolving Commitment) thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage (with respect to such Lender’s Revolving Commitment) of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05	Prepayments.

(a) Voluntary Prepayments of Loans.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time (A) voluntarily prepay Base Rate Loans in whole or in part without premium or penalty, and (B) subject to Section 3.05 hereof, voluntarily prepay Eurodollar Rate Loans in whole or in part on the last day of the applicable Interest Period without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (x) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (y) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (4) any prepayment of the Term Loans shall be applied ratably to the Term Loans. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s

Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments.

(i) Aggregate Revolving Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Letter of Credit Sublimit.

(ii) Total Facility Outstandings. If for any reason the Total Facility Outstandings as of any date of determination exceed the Borrowing Base as of such date, the Borrower shall immediately prepay the Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iii) unless after the prepayment in full of the Loans the remaining L/C Obligations exceed the Letter of Credit Sublimit.

(iii) Borrowing Base Property Dispositions.

(A) Upon the Disposition of any Borrowing Base Property, the Borrower shall, immediately upon the receipt of the Net Cash Proceeds related thereto (and, in any case, not later than the day following the date on which such Disposition occurs) prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to (x) if after giving effect to such Disposition there is less than two remaining hotel Borrowing Base Properties, 100% of such Net Cash Proceeds or (y) if after giving effect to such Disposition there is at least two remaining hotel Borrowings Base Properties, the lesser of (1) 100.0% of such Net Cash Proceeds and (2) the amount of the prepayment required to cause the Total Facility Outstandings as of the date of such prepayment to be equal to or less than fifty percent (50.0%) of the then-applicable BBP Value. Notwithstanding anything to the contrary contained herein, upon the first occurrence of any such Disposition of a Borrowing Base Property, the percentage referenced in clause (b) of the definition of the term “Borrowing Base” contained in Section 1.01 shall, immediately upon the consummation of such Disposition, be irrevocably reduced from fifty-five percent (55.0%) to fifty percent (50.0%). Further, all Dispositions of Borrowing Base Properties hereunder remain subject to the terms and conditions set forth in Section 8.05 (including, without limitation, the timely delivery by the Borrower of a Pro Forma Compliance Certificate giving Pro Forma Effect to such Disposition). The Administrative Agent shall, in connection with any assertion or claim by the Borrower that it is entitled to prepay an amount that is less than 100% of the Net Cash Proceeds with respect to any Disposition of a Borrowing Base Property, have the right to obtain, at the expense of the Borrower, a new appraisal with respect to any one or more of the remaining Borrowing Base Properties as of such date for recalculation of the Appraised Values associated therewith (such appraisal to be in form and substance acceptable to the Administrative Agent, in its discretion). The Borrower shall, pending the completion of such re-appraisals, deposit 100.0% of the Net Cash Proceeds related to such Disposition in an account controlled by the Administrative Agent to be held in escrow pending the final determination of the new Appraised Values for the remaining Borrowing Base Properties and shall execute any and all other documents, instruments or agreements requested by Administrative Agent in connection with such account or to establish Administrative Agent’s rights with respect thereto. Upon the final determination of the new Appraised Values for the remaining Borrowing Base Properties, the Administrative Agent shall release any amount of such Net Cash Proceeds to which the Borrower may be entitled pursuant to the proviso set forth above.

(B) In addition to any prepayments required pursuant to item (A) above, to the extent any Net Cash Proceeds from the Disposition of a Borrowing Base Property are applied to pay down any Indebtedness of any Loan Party or any of their Subsidiaries, such Net Cash Proceeds shall be applied to discharge or otherwise prepay the Obligations prior to any payment being made against any Indebtedness evidenced by or related to any Senior Note Indenture.

(iv) Casualty and Condemnation Events Related to Borrowing Base Properties. The Borrower shall deliver to the Administrative Agent the Net Cash Proceeds related to any Involuntary Disposition with respect to any Borrowing Base Property immediately upon the receipt of such Net Cash Proceeds. Such Net Cash Proceeds will be held in escrow by the Administrative Agent subject to the terms of Section 7.07 hereof. If the Borrower and Loan Parties elect, pursuant to Section 7.07 hereof, not to fully rebuild, reconstruct and otherwise restore the applicable Borrowing Base Property with such Net Cash Proceeds, such Net Cash Proceeds will, following the sixty (60) day decision period provided the Borrower in such Section 7.07 or upon the written direction of the Borrower, be applied to the Obligations in the manner described in subsection (v) below except to the extent that (A) such prepayment would be in an amount that would necessarily result in a paydown of the principal balance of the Term Loans (assuming the Borrower’s election to cause such proceeds to be first applied to the Revolving Loans and the Cash Collateralization of the L/C Obligations)]; (B) the Borrower delivers to the Administrative Agent, prior to the end of such sixty (60) day period and prior to its delivery of any written direction for application of the funds against the Obligations, a request for the re-appraisal of such Borrowing Base Property (which such appraisal shall constitute an appraisal obtained in connection with a casualty or condemnation event pursuant to Section 7.12 hereof) and return of any Net Cash Proceeds held by the Administrative Agent which would otherwise necessarily be used for the prepayment of the Term Loans; (C) there exists, at the time of the Borrower’s written request and upon receipt of such new appraisal, no Default or Event of Default hereunder; and (D) the Borrowing Base, once calculated taking into account such new appraisal, is sufficient to cover the Total Facility Outstandings as of the date on which such new appraisal is obtained. If Borrower provides a request pursuant to item (B) above, the Net Cash Proceeds held in escrow by the Administrative Agent (1) shall, upon the receipt of the Borrower’s request pursuant to item (B) above, be applied, to the extent possible, to the outstanding Swing Line Loans and Revolving Loans and to the Cash Collateralization of the L/C Obligations; and (2) if items (A) – (D) are fully satisfied, the excess proceeds remaining after application to the Revolving Loans and to the Cash Collateralization of the L/C Obligations shall be returned to the Borrower. To the extent the Borrower delivers a request pursuant to item (B) above and the new appraisal obtained shows that the Borrowing Base is not sufficient to cover the Total Facility Outstandings, the remaining amount held by the Administrative Agent in escrow shall be immediately applied to the Obligations in accordance with subclause (v) below. The parties hereto each acknowledge and agree that the funds held by the Administrative Agent in escrow shall, at all times prior to application to the Obligations or return to the Borrower, be subject to a first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties.

(v) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

(A) with respect to all amounts prepaid pursuant to Section 2.05(b)(i), first to Swing Line Loans and then to Revolving Loans and (after all Revolving Loans and Swing Line Loans have been repaid) to Cash Collateralize L/C Obligations;

(B) with respect to all amounts prepaid pursuant to Sections 2.05(b)(ii), (iii) or (iv), to Term Loans, Revolving Loans or Swing Line Loans (at the option and written direction of the Borrower delivered concurrently with such prepayment) and (after all Term Loans, Revolving Loans and Swing Line Loans have been repaid) to Cash Collateralize L/C Obligations; provided, that to the extent no direction is given by Borrower with respect to the application of any such prepayments, such prepayments shall be applied first, to the Swing Line Loans, second, to the Revolving Loans and, third, to the Term Loans.

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(vi) Prepayment Account. If the Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.05(b), the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto. At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans; any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

(vii) Availability. Prepayments of the Revolving Loans or Swing Line Loans made pursuant to this Section 2.05(b) shall not be deemed to permanently reduce the Aggregate Revolving Commitments.

2.06	Termination, Reduction or Increase of Commitments and Loans.

(a) Voluntary and Mandatory Reductions.

(i) The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, (A) the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments or (B) with respect to any Aggregate Revolving Commitment reduction or termination, the Total Facility Outstandings would exceed the Borrowing Base, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Sublimit shall be automatically reduced by the amount of such excess.

(ii) The Aggregate Revolving Commitments shall automatically be reduced to zero ($0) upon the termination or expiration of the Availability Period.

(b) Increases of Commitments or Loans. The Borrower may at any time and from time to time, upon prior written notice by the Borrower to the Administrative Agent, increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit or the Swing Line Sublimit) or increase the total original principal amount of Term Loans by a maximum aggregate amount of up to FOUR HUNDRED SEVENTY-FIVE MILLION DOLLARS ($475,000,000) as follows:

(i) Increase in Aggregate Revolving Commitments. The Borrower may, at any time and from time to time, upon prior written notice by the Borrower to the Administrative Agent increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit or the Swing Line Sublimit) with additional Revolving Commitments from any existing Lender with a Revolving Commitment or new Revolving Commitments from any other Eligible Assignee selected by the Borrower and reasonably acceptable to the Administrative Agent, the L/C Issuer and the Swing Line Lender; provided that:

(A) any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof.

(B) no Default or Event of Default shall exist and be continuing at the time of any such increase.

(C) no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Revolving Commitment shall be in such Lender’s sole and absolute discretion.

(D) (1) any new Lender shall join this Agreement by executing such joinder documents reasonably required by the Administrative Agent and/or (2) any existing Lender electing to increase its Commitment shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent.

(E) After giving effect to such increase, the Administrative Agent shall reallocate any outstanding Revolving Loans among the Lenders to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitments arising from any nonratable increase in the Revolving Commitments under this Section.

(F) as a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of such increase (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (2) in the case of the Borrower, certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date and (y) no Default or Event of Default exists.

(G) as a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such increase, on a Pro Forma Basis, (1) the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the first day of the four calendar quarter period ending as of the most recent calendar quarter end preceding the date of such increase with respect to which the Administrative Agent has received the Required Financial Information and (2) the Total Facility Outstandings do not exceed the Borrowing Base.

(H) Schedule 2.01 shall be deemed revised to reflect the new Revolving Commitments and Applicable Percentages of the applicable Lenders.

(I) The Borrower shall execute and provide new Notes to such Lenders as may request in connection herewith.

(J) The Borrower shall pay all fees required in connection with such increase in the Aggregate Revolving Commitments and all costs and expenses (including attorneys’ costs and fees) incurred by the Administrative Agent in documenting or implementing such increase

(ii) Increase in Amount of Term Loans. The Borrower may, at any time, upon prior written notice to the Administrative Agent, institute one or more additional term loans (each an “Incremental Term Loan”); provided that

(A) any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof.

(B) no Default or Event of Default shall exist and be continuing at the time of any such increase.

(C) no existing Lender shall be under any obligation to participate in any Incremental Term Loan and any such decision whether to participate shall be in such Lender’s sole and absolute discretion.

(D) (1) any new Lender shall join this Agreement by executing such joinder documents reasonably required by the Administrative Agent and/or (2) any existing Lender electing to participate in an Incremental Term Loan shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent.

(E) following the advance of an Incremental Term Loan, such amounts shall be deemed to be Term Loans and shall be subject to the same terms and conditions as all other Term Loans.

(F) as a condition precedent to such Incremental Term Loan, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of such increase (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Term Loan and (2) certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date and (y) no Default or Event of Default exists.

(G) as a condition precedent to such Incremental Term Loan, the Borrower shall deliver to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Incremental Term Loan, on a Pro Forma Basis, (1) the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the first day of the four calendar quarter period ending as of the most recent calendar quarter end preceding the date of such increase with respect to which the Administrative Agent has received the Required Financial Information and (2) the Total Facility Outstandings do not exceed the Borrowing Base.

(H) Schedule 2.01 shall be deemed revised to reflect the amount of the Incremental Term Loan and the Applicable Percentages of the applicable Lenders.

(I) The Borrower shall execute and provide new Notes to such Lenders as may request in connection herewith.

(J) the Borrower shall pay all fees required in connection with such increase in the Term Loans and all costs and expenses (including attorneys’ costs and fees) incurred by the Administrative Agent in documenting or implementing such increase.

(c) General. The Administrative Agent will promptly notify the Lenders of any such notice of termination, reduction or increase of the Aggregate Revolving Commitments or any increase in the Term Loans. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each

Lender according to its Applicable Percentage. All Revolver Unused Fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07	Repayment of Loans.

(a) Revolving Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b) Term Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of the Term Loans outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date fifteen (15) Business Days after such Swing Line Loan is made and (ii) the Maturity Date.

2.08	Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; (ii) each Base Rate Loan and each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan ) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then, unless otherwise agreed to by the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default (other than an Event of Default predicated on the failure of the Borrower to pay amounts due under the Loan Documents, as addressed in subclauses (i) and (ii) above) exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09	Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Revolver Unused Fees. The Borrower shall, for each day during the term of this Agreement on which there exist any Revolving Commitments, pay to the Administrative Agent for the account of each Lender holding a Revolving Commitment (in accordance with such Lender’s Applicable Percentage thereof), an unused fee (the “Revolver Unused Fee”) equal to the Unused Rate times the actual daily amount by which the Aggregate Revolving Commitments exceed the Total Revolver Outstandings (less the amount of any outstanding Swing Line

Loans) as of such date. The Revolver Unused Fee shall accrue at all times during the term of this Agreement on which there exist any Revolving Commitments, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on September 30, 2011 (with such initial payment to include such fees commencing from the Closing Date), and on the Maturity Date; provided, that (A) no Revolver Unused Fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (B) any Revolver Unused Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. The Revolver Unused Fee shall be calculated quarterly in arrears, based on the applicable daily Unused Rates during each day of such quarter.

(b) Other Fees. The Borrower shall pay to MLPFS and the Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter (without duplication of fees otherwise referenced herein). Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10	Computation of Interest and Fees; Retroactive Adjustment of Applicable Margin.

(a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower, the Borrower or the Lenders determine that (i) the Credit Facilities Implied DSCR, as calculated by the Borrower as of any applicable date, was inaccurate and (ii) a proper calculation of the Credit Facilities Implied DSCR would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, the L/C Issuer or the Swing Line Lender, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender, the L/C Issuer or the Swing Line Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; provided, however, the Administrative Agent shall be required to make any demand pursuant to this Section 2.10(b) within six months of the first date that the Administrative Agent had actual knowledge of any such inaccurate calculation. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments of all of the Lenders and the repayment of all other Obligations hereunder.

2.11	Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note which shall evidence such

Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Loans, be in the form of Exhibit D-1 (a “Revolving Note”), (ii) in the case of the Term Loans, be in the form of Exhibit D-2 (a “Term Note”) and (iii) in the case of the Swing Line Loans, be in the form of Exhibit D-3 (the “Swing Line Loan Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12	Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Fundings and Payments; Presumptions by Administrative Agent.

(i) Funding by Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date (or, with respect to a Borrowing of Base Rate Loans, prior to the proposed time) of any Committed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, purchase its participation or make its payment pursuant to Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans and excluding any amounts received by the L/C Issuer and/or the Swing Line Lender to secure the obligations of a Defaulting Lender to fund risk participations hereunder) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14	Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender) and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.05, 2.15 or 9.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied in satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral or (iii) repayment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted), together with termination of all Commitments hereunder; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 9.03) and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15	Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. The Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (x) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (y) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determined to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower.

(i) The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify each Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for such Borrower or the Administrative Agent) incurred by or asserted against such Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to such Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

In addition, each Lender shall deliver to the Administrative Agent and the Borrower such documentation reasonably requested by the Administrative Agent or the Borrower sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine whether payments to such Lender are subject to withholding tax under FATCA.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02	Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03	Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04	Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05	Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment or other termination of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13 or in connection with Section 2.06(b);

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06	Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07	Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01	The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract or Treasury Management Agreement with a Loan Party, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws, any comparable provisions of any applicable state Law or any applicable corporate or other organizational Laws relating to the ability of an entity to approve and authorize or make Guarantees or Indebtedness (or the effectiveness of any such approval or authorization or making) in excess of an amount that would render such entity insolvent or such other amount as may be established by such Law.

4.02	Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been Fully Satisfied. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts or Treasury Management Agreements shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury

Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03	Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04	Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05	Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06	Rights of Contribution.

The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been Fully Satisfied.

4.07	Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01	Conditions of Closing Date and Initial Credit Extension.

The occurrence of the Closing Date, the effectiveness of this Agreement and the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Loan Documents, Organization Documents, Etc. The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) or such other date as specified herein and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the other Loan Documents (provided, that with respect to the Mortgage Instruments, the originals thereof and the amendments executed in connection with this Agreement shall have been delivered to title agents or other parties acceptable to the Administrative Agent for recording in the land records of the applicable jurisdictions in which the Borrowing Base Properties are located (or, if acceptable to the Administrative Agent, shall have been executed, delivered and recorded in such jurisdictions in connection with the closing related to the Existing Credit Agreement) and the Administrative Agent shall have received fully executed copies of same);

(ii) Notes executed by the Borrower in favor of each Lender requesting same;

(iii) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in (A) the jurisdiction of its incorporation or organization and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Opinions of Counsel. The Administrative Agent shall have received, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent:

(i) a legal opinion of Bass, Berry & Sims, PLC, general counsel for the Loan Parties;

(ii) a legal opinion of special local counsel for each Loan Party not organized in the State of Tennessee or Delaware; and

(iii) a legal opinion of special local counsel for the Loan Parties for each state in which any Borrowing Base Property is located.

(c) Personal Property Collateral. The Administrative Agent shall have received the following (including any of the following delivered in connection with or under the Existing Credit Agreement with respect to any applicable Collateral, the further delivery of which would, in the judgment of the Administrative Agent, be redundant or duplicative of such items previously delivered):

(i) updated searches of Uniform Commercial Code filings in the jurisdiction of organization of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) duly executed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) updated searches of ownership of, and Liens on, intellectual property of each Loan Party in the appropriate governmental offices;

(iv) all certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto;

(v) duly executed notices of grant of security interest in the form required by the Pledge Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(vi) all instruments and chattel paper (if any) in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral; and

(vii) duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral.

(d) Real Property Collateral. The Administrative Agent shall have received the following, in each case in form and substance reasonably satisfactory to the Administrative Agent (including any of the following delivered in connection with or under the Existing Credit Agreement with respect to any applicable Collateral, the further delivery of which would, in the judgment of the Administrative Agent, be redundant or duplicative of such items previously delivered):

(i) fully executed and notarized mortgages, deeds of trust or deeds to secure debt (each, as the same may be amended, modified, restated or supplemented from time to time, a “Mortgage Instrument” and collectively the “Mortgage Instruments”) encumbering the fee interest and/or leasehold interest of any Loan Party in each of the Borrowing Base Properties existing as of the Closing Date and, to the extent necessary, amendments to the Mortgage Instruments reflecting changes necessitated by the execution and delivery hereof as an amendment and restatement thereof;

(ii) in the case of each real property leasehold interest of any Loan Party constituting a Borrowing Base Property, (A) such estoppel letters, consents and waivers from the landlords on such real property as may be required by the Administrative Agent, which estoppel letters shall be in the form and substance reasonably satisfactory to the Administrative Agent and (B) evidence that the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease in form and substance reasonably satisfactory to the Administrative Agent, has been or will be recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, so as to enable the Mortgage Instrument encumbering such leasehold interest to effectively create a valid and enforceable first priority lien (subject only to

Liens acceptable to the Administrative Agent, in its discretion) on such leasehold interest in favor of the Administrative Agent (or such other Person as may be required or desired under local law) for the benefit of Lenders;

(iii) maps or plats of an ALTA (or other form acceptable to the Administrative Agent in its discretion) survey of the sites of the real property covered by the Mortgage Instruments certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company, dated a date reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1997 with all items from Table A thereof completed, except for Nos. 5 and 12;

(iv) marked-up or pro forma updated commitments for ALTA mortgagee title insurance policies issued by the Title Insurance Company (the “Mortgage Commitments”) with respect to each Borrowing Base Property, assuring the Administrative Agent that each of the Mortgage Instruments, as amended as of the Closing Date, creates a valid and enforceable first priority mortgage lien on the applicable Borrowing Base Property, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Commitments shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include such endorsements as are reasonably requested by the Administrative Agent, together with evidence of recording of the Mortgage Instruments in the land records of the proper jurisdictions and evidence of the Borrower’s payment of all premiums required to be paid as a condition to the issuance of policies with respect to such Commitments;

(v) evidence as to (A) whether any Borrowing Base Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (B) if any Borrowing Base Property is a Flood Hazard Property, (1) whether the community in which such Borrowing Base Property is located is participating in the National Flood Insurance Program, (2) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (a) as to the fact that such Borrowing Base Property is a Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Consolidated Parties evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Lenders;

(vi) evidence reasonably satisfactory to the Administrative Agent that each of the Borrowing Base Properties, and the uses of the Borrowing Base Properties, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for each of the Borrowing Base Properties, the permitted uses of each such Borrowing Base Properties under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks);

(vii) an updated “as-is” and “as-stabilized” appraisal of each Borrowing Base Property, each such appraisal to be in form and substance acceptable to the Administrative Agent in its discretion and from an appraiser acceptable to the Administrative Agent in its discretion; provided, that to the extent required by FIRREA, each such appraisal shall either satisfy the requirements of FIRREA or be accompanied by appraisals meeting such requirements;

(viii) an environmental site assessment with respect to each Borrowing Base Property issued not more than three (3) years prior to the date hereof showing no significant environmental conditions which have not been properly addressed through a duly approved and completed remediation (or such other resolution which has been accepted in writing by either the Administrative Agent or all applicable Governmental Authority(ies) with jurisdiction relating to the applicable property and such conditions and having authority to enforce any Environmental Laws with respect thereto) and otherwise showing conditions which are acceptable to the Administrative Agent, together with an updated property condition report with respect to each Borrowing Base Property in form and substance acceptable to the Administrative Agent; and

(ix) updated evidence of insurance with respect to each Borrowing Base Property in form and substance acceptable to the Administrative Agent and otherwise meeting the requirements set forth in Section 7.07 hereof and in the Mortgage Instrument executed with respect thereto.

(e) Evidence of Insurance. Receipt by the Administrative Agent of copies of all other insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in Section 7.07 hereof and otherwise set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance) on behalf of the Lenders.

(f) Officer’s Certificates. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Administrative Agent, stating that (A) the conditions specified in Sections 5.02(a) and (b) have been satisfied, (B) each Loan Party is in compliance with all existing financial obligations, (C) all material governmental, shareholder and third party consents and approvals, if any, with respect to the Loan Documents and the transactions contemplated thereby have been obtained (and attaching copies thereof), and (D) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Loan Party or any transaction contemplated by the Loan Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect.

(g) Solvency. The Administrative Agent shall have received (i) a certificate executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Administrative Agent, regarding the Solvency of each of the Loan Parties on a consolidated basis.

(h) Fees. Any fees required to be paid on or before the Closing Date, together with any Unused Fees that have accrued but that are not yet payable under the Existing Credit Agreement, shall have been paid.

(i) Attorney Costs. The Borrower shall have paid all reasonable fees, charges and disbursements of counsel of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(j) Compliance Certificate. The Administrative Agent shall have received a duly completed Compliance Certificate as of March 31, 2011, signed by a Responsible Officer of the Borrower and a Pro Forma Compliance Certificate as of the Closing Date, taking into account any material Acquisitions, Dispositions or Debt Issuances or any other events or circumstances which, on a Pro Forma Basis, have had an effect on the calculations presented in the Compliance Certificate as of March 31, 2011;

(k) Accuracy of Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Closing Date.

(l) No Default. No Default shall exist, or would result from, such proposed Credit Extension or from the application of the proceeds thereof.

(m) Material Adverse Changes. There shall not have occurred a material adverse change (i) in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) of the Loan Parties and their respective Subsidiaries, taken as a whole, during the period from December 31, 2010 through and including the Closing Date or (ii) in the facts and information regarding such entities as represented to date and the Administrative Agent shall have completed a due diligence investigation of the Loan Parties (with the aid of such parties) revealing no material adverse changes or departures from the information and materials previously provided by such parties.

(n) Material Adverse Effect. The absence of any condition, circumstance, action, suit, investigation or proceeding pending or, to the knowledge of the Borrower and/or Guarantors, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(o) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, environmental conditions, asset valuations/appraisals, debt agreements, property ownership and contingent liabilities of the Consolidated Parties.

5.02	Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default shall exist, or would result from, such proposed Credit Extension.

(c) There shall not have been commenced against any Consolidated Party an involuntary case under any applicable Debtor Relief Law, now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed.

(d) The Administrative Agent and, if applicable, the L/C Issuer or Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(e) Assuming the effectiveness of the requested Credit Extension, (i) the Total Facility Outstandings as of such date do not exceed the Borrowing Base and (ii) the Total Revolving Outstandings do not exceed the Aggregate Revolving Commitments.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b), (c) and (e) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01	Existence, Qualification and Power; Compliance with Laws.

Each Consolidated Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority under the laws of its jurisdiction of incorporation or organization and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents, if any, to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02	Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or result in or require the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the Property of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB). Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.03	Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) consents, authorizations, notices and filings described in Schedule 6.03 to the Disclosure Letter, all of which have been obtained or made or have the status described in such Schedule 6.03 to the Disclosure Letter and (b) filings or recordations to perfect the Liens created by the Collateral Documents.

6.04	Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.05	Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness, material commitments for Indebtedness and material tax liabilities of the Consolidated Parties as of the date of such financial statements.

(b) The unaudited consolidated balance sheet of the Consolidated Parties dated March 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the calendar quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 6.05 to the Disclosure Letter sets forth all material Indebtedness, material commitments for Indebtedness and material tax liabilities of the Consolidated Parties as of the date of such financial statements.

(c) Except as disclosed on Schedule 6.05 to the Disclosure Letter during the period from December 31, 2010 to and including the Closing Date, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or Property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.

(e) During the period from December 31, 2010, to and including the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(f) Each delivery hereunder by the Borrower or any of its Subsidiaries of any financial statements, compliance certificates or other calculations involving pro forma determinations or calculations fairly presents the pro forma financial condition of the Borrower and/or its Subsidiaries (as applicable) as at the date set forth thereon.

6.06	Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Consolidated Party or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) as to which there is a reasonable probability of an adverse determination that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

6.07	No Default.

No Consolidated Party is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08	Ownership of Property; Liens.

Each Consolidated Party has good record and marketable title in fee simple to, or valid leasehold interests in, (a) all Borrowing Base Properties and (b) all other Real Property necessary or used in the ordinary conduct of its business, except, with respect to clause (b) only, for such defects in title as could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Property of the Consolidated Parties is subject to no Liens, other than Permitted Liens.

6.09	Environmental Compliance.

Except, (i) with respect to the Borrowing Base Properties, as disclosed and described in Schedule 6.09 to the Disclosure Letter and (ii) with respect to all other Real Properties, where the occurrence and/or existence of any of the following could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Real Properties and all operations at the Real Properties are in material compliance with all applicable Environmental Laws, there is no material violation of any Environmental Law with respect to the Real Properties or the Businesses, and there are no conditions relating to the Real Properties or the Businesses that could give rise to material liability of any Consolidated Party under any applicable Environmental Laws.

(b) None of the Real Properties contains, or, to the best knowledge of the Consolidated Parties, has previously contained, any Hazardous Materials at, on or under the Real Properties in amounts or concentrations that constitute or constituted a material violation of, or could give rise to material liability of any Consolidated Party under, Environmental Laws.

(c) In the past five (5) years, no Consolidated Party has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by or on behalf of any Consolidated Party in material violation of, or in a manner that could give rise to material liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other binding administrative or judicial requirements outstanding under any Environmental Law with respect to the Consolidated Parties, the Real Properties or the Businesses.

(f) There has been no release, or threat of release, of Hazardous Materials at or from the Real Properties, or arising from or related to the operations (including, without limitation, disposal) of any Consolidated Party in connection with the Real Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to material liability of any Consolidated Party under Environmental Laws.

6.10	Insurance.

The Properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates and otherwise in compliance with the requirements of Section 7.07. The present insurance coverage of the Loan Parties is outlined as to carrier, policy number, expiration date, type and amount on Schedule 6.10 to the Disclosure Letter.

6.11	Taxes.

The Consolidated Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid prior to delinquency all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that Borrower or any Subsidiary has received written notice of and would, if made, be reasonably expected to have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

6.12	ERISA Compliance.

(a) (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code or an application for such a letter is currently being processed by the Internal Revenue Service and to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) no ERISA Event has occurred with respect to any Pension Plan and to the knowledge of the Loan Parties there is no fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate have met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof in a non-standard termination or by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PGBC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.13	Capital Structure/Subsidiaries.

The corporate capital and ownership structure of the Consolidated Parties, as of the Closing Date, is as described in Schedule 6.13(a) to the Disclosure Letter. Set forth on Schedule 6.13(b) to the Disclosure Letter is a complete and accurate list, as of the Closing Date, with respect to each of the direct and indirect Subsidiaries of the Borrower including (i) jurisdiction of incorporation, (ii) percentage of outstanding shares of each class owned (directly or indirectly) by the Consolidated Parties and the number of such shares owned by the Consolidated Parties with respect to the Loan Parties or where the Consolidated Parties own less than 100.0% of the applicable entity and (iii) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Capital Stock of all such Persons is validly issued, fully paid and non-assessable and is owned by the Consolidated Parties, directly or indirectly, in the manner set forth on Schedule 6.13(b) to the Disclosure Letter, free and clear of all Liens (other than those arising under or contemplated in connection with the Loan Documents). As of the Closing Date, other than as set forth in Schedule 6.13(b) to the Disclosure Letter, neither the Borrower nor any of the other Loan Parties has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock.

6.14	Margin Regulations; Investment Company Act.

(a) No Loan Party or any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of any Loan Party, any Person Controlling a Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15	Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16	Compliance with Laws.

Each Consolidated Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its Properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17	Intellectual Property.

Each Loan Party owns, or has the legal right to use, all material trademarks, service marks, trade names, trade dress, patents, copyrights, technology, know-how and processes (the “Intellectual Property”) necessary for each of them to conduct its business as currently conducted, except to the extent that failure to own or maintain the right to use such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.17 to the Disclosure Letter, is a list of all Intellectual Property that, as of the Closing Date, is registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by any Loan Party or that any Loan Party has the right to use and that are necessary or useful in the operation, ownership, maintenance, development or marketing of any one or more of the Borrowing Base Properties or otherwise related thereto. The Intellectual Property set forth on such Schedule 6.17 to the Disclosure Letter constitutes all of the material Intellectual Property required, as of the Closing Date, for the continued operation, ownership, maintenance, development or marketing of the Borrowing Base Properties. Except as provided on Schedule 6.17 to the Disclosure Letter, as of the Closing Date, no claim has been asserted and is pending by any Person challenging or questioning the use of such Intellectual Property or the validity or effectiveness of such Intellectual Property, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of such Intellectual Property by any Loan Party or the granting of a right or a license in respect of any such Intellectual Property from any Loan Party does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the material Intellectual Property of the Loan Parties set forth on Schedule 6.17 to the Disclosure Letter is subject to any licensing agreement or similar arrangement providing for material rights with respect thereto except as set forth on such Schedule 6.17 to the Disclosure Letter.

6.18	Solvency.

The Loan Parties are Solvent on a consolidated basis.

6.19	Investments.

All Investments of each Consolidated Party are Permitted Investments.

6.20	Business Locations.

As of the Closing Date, set forth on Schedule 6.20 to the Disclosure Letter, is (a) a list of all Real Properties located in the United States that are owned or leased by the Loan Parties, (b) a list of all locations where any tangible personal property of a Loan Party is located and (c) the chief executive office and principal place of business of each Loan Party.

6.21	Brokers’ Fees.

No Consolidated Party has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents.

6.22	Labor Matters.

Except as set forth on Schedule 6.22 to the Disclosure Letter, there are no collective bargaining agreements or Multiemployer Plans covering the employees of a Consolidated Party as of the Closing Date. None of the Consolidated Parties has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

6.23	Representations and Warranties from Other Loan Documents.

Each of the representations and warranties made by any of the Loan Parties in any of the other Loan Documents is true and correct in all material respects.

6.24	Collateral Documents.

The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Lenders and any other secured parties identified therein, a legal, valid and enforceable first priority (subject only to Permitted Liens) security interest or Lien in all right, title and interest of the Borrower and its Subsidiaries in the Collateral described therein and all proceeds thereof. Except for filings completed prior to the Closing Date and as contemplated by this Agreement and the Collateral Documents, no filing or other action will be necessary to perfect or protect such security interest.

6.25	Borrowing Base Properties; Leases and Ground Leases.

(a) Each of the Borrowing Base Properties is either (i) wholly owned in fee by a Loan Party or (ii) leased by a Loan Party pursuant to a long term ground lease which has been reviewed and approved by the Administrative Agent, in its discretion, in each case subject to no Liens other than Permitted Liens.

(b) To the extent a Borrowing Base Property is leased by a Loan Party pursuant to a ground lease, (i) such lease is in full force and effect and remains unmodified except to the extent disclosed to the Administrative Agent in writing; (ii) no rights in favor of the applicable Loan Party lessee have been waived, canceled or surrendered; (iii) no election or option under such ground lease has been exercised by the Loan Party lessee; (iv) all rental and other charges due and payable thereunder have been paid in full (except to the extent such payment is not yet overdue); (v) no Loan Party or other Consolidated Party is in default under or has received any notice of default with respect to such ground lease; (vi) to the knowledge of the Loan Parties, no lessor under such a ground lease is in default thereunder; (vii) a true and correct copy of such ground lease (together with any amendments, modifications, restatements or supplements thereof) has been delivered to the Administrative Agent; and (viii) there exist no adverse claims as to the applicable Loan Party’s title or right to possession of the leasehold premises referenced therein.

6.26	Nature of Business.

The Loan Parties are engaged principally in the business of developing, owning and operating hotel properties and other businesses described in the Borrower’s SEC filings.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall not be Fully Satisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, 7.03 and 7.11) cause each Subsidiary to:

7.01	Financial Statements.

Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each calendar year (commencing with the calendar year ended 2011), a consolidated balance sheet of the Consolidated Parties as at the end of such calendar year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such calendar year, setting forth in each case in comparative form the figures for the previous calendar year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception, assumption or explanatory language or any qualification, exception, assumption or explanatory language as to the scope of such audit and such statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three calendar quarters of each calendar year, a consolidated balance sheet of the Consolidated Parties as at the end of such calendar quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such calendar quarter and for the portion of the calendar year then ended, setting forth in each case in comparative form the figures for the corresponding calendar quarter of the previous calendar year and the corresponding portion of the previous calendar year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Parties in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

As to any information contained in materials furnished pursuant to Section 7.02(h), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

7.02	Certificates; Other Information.

Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements;

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and calculating the financial covenants in Section 8.11, the Credit Facilities Implied DSCR and the Borrowing Base using the financial information provided in such financial statements and (ii) operating statements for each of the Borrowing Base Properties for the most-recently ended calendar quarter.

(c) within thirty (30) days following the final completion thereof and, in any case, not more than sixty (60) days following the end of each calendar year, beginning with the calendar year ending December 31, 2011, an annual budget and forecasted balance sheet of the Consolidated Parties containing, among other things, pro forma financial statements for the next calendar year, in each case prepared in good faith on the basis of the assumptions stated therein, which assumptions shall be fair in light of the conditions existing at the time of delivery of such forecasts, and shall represent, at the time of delivery, the Borrower’s best estimate of its future financial performance;

(d) within 90 days after the end of each calendar year, a certificate containing information regarding the amount of all material Dispositions, Debt Issuances, Equity Issuances and Acquisitions that occurred during the prior calendar year;

(e) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(f) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(g) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(h) promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or to a holder of any Indebtedness owed by any Consolidated Party in its capacity as such a holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto and (ii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters;

(i) promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to any Consolidated Party in connection with any annual, interim or special audit of the books of such Person; and

(j) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

7.03	Notices and Information.

(a) Promptly notify the Administrative Agent and each Lender of the occurrence of any Default and the nature thereof.

(b) Promptly notify the Administrative Agent and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect (including, without limitation, any of the following (to the extent reasonably expected to result in a Material Adverse Effect): (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws).

(c) Promptly notify the Administrative Agent and each Lender of the occurrence of any ERISA Event.

(d) Promptly notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, including any determination by the Borrower referred to in Section 2.10(b).

(e) Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.09 to be untrue in any material respect, the Loan Parties will furnish or cause to be furnished to the Administrative Agent, at the Loan Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any Real Properties and as to the compliance by any Consolidated Party with Environmental Laws at such Real Properties. If the Loan Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for same, and the Consolidated Parties hereby grant to the Administrative Agent and its representatives access to the Real Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents.

(f) At the time of delivery of the financial statements and reports provided for in Section 7.01(a), deliver to the Administrative Agent a report signed by an Responsible Officer of the Borrower setting forth (i) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any Loan Party since the last day of the immediately preceding calendar year and (ii) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Loan Party since the last day of the immediately preceding calendar year and the status of each such application, all in such form as shall be reasonably satisfactory to the Administrative Agent.

Each notice pursuant to this Section 7.03(a) through (e) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04	Borrowing Base Property Ownership; Guarantors.

Ensure at all times that each of the Borrowing Base Properties are (a) either (i) wholly owned in fee by a Loan Party or (ii) ground leased by a Loan Party pursuant to a long term ground lease which has been reviewed and approved by the Administrative Agent, in its discretion and (b) subject to no Liens other than Permitted Liens. If, subsequent to the Closing Date, any Subsidiary that is not a Loan Party obtains, for any reason, any interest in a Borrowing Base Property following the date hereof, the Borrower shall cause such Subsidiary to immediately upon obtaining such interest, (x) enter into and deliver to the Administrative Agent a Joinder Agreement and (y) deliver to the Administrative Agent the materials and information with respect to such Subsidiary if it had been a Loan Party on the Closing Date, including, without limitation, the materials and information set forth in Sections 5.01(a)(iii) – (v), (b), (c) and (e), together with any additional information or materials as may be reasonably requested by the Administrative Agent in connection therewith.

7.05	Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and (c) preserve or renew all of its material registered copyrights, patents, trademarks, trade names and service marks to the extent necessary for the continued conduct of its business.

7.06	Maintenance of Properties.

With respect to each of the Borrowing Base Properties: (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Involuntary Dispositions excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; (c) use the standard of care typical in the industry in the operation and maintenance of its facilities and the personal property related thereto; (d) comply in all material respects with the terms, conditions, restrictions and other requirements of all recorded documents related thereto; (e) comply in all material respects with the terms, conditions, restrictions and other requirements set forth in all applicable local, state and Federal ordinances, zoning laws and other applicable laws; and (f) cause the Loan Party owning each such respective Borrowing Base Property to also own all material personal and real Property (including, without limitation, furnishings, equipment, software and other Property) required for the continued operation and maintenance of such Borrowing Base Property in the ordinary course of business (except for (i) such Property as has been traditionally leased by such Loan Party in connection with such operation and maintenance, to the extent such leases have been disclosed to the Administrative Agent in writing prior to the date of this Agreement and (ii) leasing arrangements with respect to the central plant equipment related to such Borrowing Base Property, to the extent such arrangements are on terms and conditions similar to those typically found in the convention center hotel industry and otherwise on terms and conditions and subject to documentation acceptable to the Administrative Agent in its discretion).

7.07	Maintenance of Insurance; Condemnation and Casualty.

(a) Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, property insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self insurance retentions (i) as are, with respect to the Borrowing Base Properties, generally maintained by Persons who own, operate and/or maintain convention center hotel properties or as may be otherwise reasonable given the risks and liabilities associated with the operation, ownership and maintenance of convention center hotel properties; (ii) as are, with respect to all other Property held by such Persons, in accordance with normal industry practice; (iii) in any case (with respect to all Properties), as may be required pursuant to the terms of the Collateral Documents; and (iv) with respect to any self-insurance retentions, in amounts and subject to terms and conditions disclosed in writing to the Administrative Agent and reasonably acceptable to the Administrative Agent; provided, that the Administrative Agent hereby pre-approves changes or other increases in such retention amounts to an amount up to $1,400,000 per Borrowing Base Property. The Administrative Agent shall be named as mortgagee and loss payee, as its interest may appear or as it may deem necessary, and as certificate holder and additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled. Not in limitation of the foregoing, the Loan Parties shall, with respect to each Borrowing Base Property, maintain builder’s risk and contractor’s liability insurance during any period of construction in an amount equal to not less than 100% of the value of the work completed and, upon completion, “all risk” insurance in an amount equal to not less than 100% of the replacement cost of such assets, in all cases with insurers having an A.M. Best policyholder’s rating of not less than A- and financial size category of not less than IX (or, in the case of any general liability coverage of the Loan Parties in excess of $50,000,000, but less than $100,000,000, B++/VII (or such lesser rating and size as may be approved by the Administrative Agent in its sole discretion), and above $100,000,000 at the option and discretion of the Borrower), which insurance shall in any event not provide for materially less coverage than the insurance in effect on the date hereof; provided, that (A) in the case of general liability insurance, coverage equal to or in excess of $100,000,000 per occurrence/annual aggregate shall not be deemed to be “materially less” coverage for purposes of this provision and (B) with respect to “all risk” coverage of the Loan Parties in excess of $50,000,000, the A.M. Best rating of the applicable insurer may be less than A- and/or have a financial size category of less than VII to the extent requested by the Borrower and consented to by the Administrative Agent (such consent to be in the absolute discretion of the Administrative Agent). The Loan Parties will deliver to the Administrative Agent upon request of the Administrative Agent from time to time full information as to the insurance carried and within ten (10) days of receipt of notice from any insurer a copy of any notice of cancellation or material change in coverage from that existing on the date hereof.

(b) If any loss occurs at any time when any applicable Loan Party has failed to perform any of the covenants and agreements set forth in this Section 7.07 with respect to any insurance payable because of loss sustained to any part of the Borrowing Base Properties or the Property related thereto, whether or not such insurance is required by Administrative Agent, Administrative Agent shall (for the benefit of the Secured Parties) nevertheless be entitled to the benefit of all insurance covering the loss and held by or for any such Loan Party, to the same extent as if it had been made payable to Administrative Agent. Upon any foreclosure hereof or transfer of title to any Borrowing Base Property in extinguishment of the whole or any part of the Obligations, all of the applicable Loan Party’s right, title and interest in and to the insurance policies referred to in this Agreement (including unearned premiums) and all proceeds payable thereunder shall thereupon vest in the purchaser at foreclosure or other such transferee, to the extent permissible under such policies. Insurance proceeds from any loss with respect to any Borrowing Base Property (or the Property related thereto) shall also be subject to the following terms and conditions:

(i) Administrative Agent shall (for the benefit of the Secured Parties) have the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to the Borrowing Base Properties or the Property related thereto regardless of whether or not such insurance policies are required by Administrative Agent, and the expenses incurred by Administrative Agent in the adjustment and collection of insurance proceeds shall be a part of the Obligations and shall be due and payable to Administrative Agent in accordance with Section 11.04 hereof. Administrative Agent shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to any Loan Party.

(ii) To the extent any of the proceeds related to insurance coverage with respect to any of the Borrowing Base Properties or the Property related thereto (the “BBP Insurance Proceeds”) are delivered to or otherwise obtained by the Borrower or any other Loan Party and are (A) in the aggregate, in a gross amount in excess of $50,000,000 (the applicable casualty constituting, in such case, a “Substantial Casualty”) or (B) the Borrower and Loan Parties do not intend to use such BBP Insurance Proceeds for the purpose of restoring or rebuilding the applicable Borrowing Base Property or the Property related thereto, such proceeds shall be immediately delivered to the Administrative Agent to be held or applied in accordance with the provisions of this Section 7.07(b). Prior to any required delivery of BBP Insurance Proceeds by the Loan Parties to the Administrative Agent, such BBP Insurance Proceeds shall be held in escrow by the applicable Loan Party(ies) for the account and benefit of the Administrative Agent and the Secured Parties.

(iii) Any BBP Insurance Proceeds received by Administrative Agent (whether from the applicable insurer or from a Loan Party pursuant to subclause (ii) above) shall, after deduction therefrom of all reasonable expenses actually incurred by Administrative Agent in the collection of the same, including attorneys’ fees, be (A) held by the Administrative Agent in escrow in a cash collateral account subject to a first priority security interest in favor of the Administrative Agent (for the benefit of the Secured Parties), to the extent such BBP Insurance Proceeds relate to a Substantial Casualty and the Borrower has elected to fully rebuild, reconstruct and restore the Property pursuant to and in accordance with the terms of this Section 7.07(b); (B) applied by the Administrative Agent to the Obligations in the priority set forth in Section 2.05(b)(v), to the extent the Borrower has elected not to fully rebuild, reconstruct and restore the Property pursuant to and in accordance with the terms of this Section 7.07(b) (provided, that the Borrower will have a period of sixty (60) days following the delivery of such proceeds to the Administrative Agent in which to deliver written notice to the Administrative Agent stating whether it intends to rebuild, reconstruct and restore the Property or cause such proceeds to be applied to the Obligations and the details of same and provided, further, that any failure to deliver any such notice shall evidence the Borrower’s election to cause such proceeds to be applied to the Obligations in accordance with this subclause (iii)(B)); or (C) delivered to the Borrower or any Loan Party designated by the Borrower for the purpose of financing the rebuilding, reconstruction and restoration of the applicable Property, to the extent such BBP Insurance Proceeds do not relate to a Substantial Casualty and the Borrower has elected to fully rebuild, reconstruct and restore the Property pursuant to and in accordance with the terms of this Section 7.07(b); provided, that, if (1) the BBP Insurance Proceeds paid in connection with any given casualty event are in excess of the amount that is spent on the reconstruction, rebuilding or restoration of the applicable Borrowing Base Property, (2) the Borrower requests in writing the return of such funds following the completion of such rebuilding, reconstruction and restoration and (3) there is no then-continuing Default or Event of Default, the

Administrative Agent shall return such excess funds to the Borrower. The Borrower and each Loan Party hereby assigns to, and grants Administrative Agent a security interest in, all BBP Insurance Proceeds (prior to application thereof) and to any escrow account established pursuant to the terms of this Section 7.07(b) and in the funds held therein to secure the payment and performance of the Obligations.

(iv) In the event that the Borrower elects to cause the full rebuilding, restoration and reconstruction of any Borrowing Base Property or the Property related thereto following any casualty resulting in BBP Insurance Proceeds, the Borrower and Loan Parties shall (A) if such BBP Insurance Proceeds relate to a Substantial Casualty, (1) certify to the Administrative Agent that, in its good faith judgment, such casualty event is covered by the insurance held by the Borrower or the applicable Loan Party; (2) deliver all information required by the applicable insurer for processing of the applicable claim within thirty (30) days of the occurrence of such event (or, to the extent delivery within such time frame is not reasonably possible, as soon as reasonably practicable following such event); (3) upon receipt of the applicable BBP Insurance Proceeds or, if earlier, upon receipt of the applicable insurer’s confirmation of the approved amounts thereof, deliver evidence to the Administrative Agent (in form and substance reasonably acceptable to the Administrative Agent) that there are sufficient funds from such BBP Insurance Proceeds (or prospective BBP Insurance Proceeds) and from cash and Cash Equivalents available to the applicable Loan Party, if needed, to completely restore or repair the applicable Property to its use, value and condition immediately prior to the casualty as well as to maintain compliance with the financial and other covenants set forth herein; and (4) proceed to use commercially reasonable good faith efforts to pursue and resolve such claim with the applicable insurer as expeditiously as is reasonably possible without compromising any material rights of the Borrower or any other Loan Party with respect to such claim; (B) diligently commence to (1) prepare (or cause to be prepared) all plans and specifications with respect to the full rebuilding, reconstruction and restoration of the applicable Property (to the extent necessary in connection with such rebuilding, reconstruction and/or restoration), such plans and specifications to be, in the case of a Substantial Casualty, in all material respects acceptable to the Administrative Agent in its reasonable discretion, and (2) enter into any necessary engineering, architects and construction contracts required to fully complete such rebuilding, reconstruction and restoration on reasonable market-based terms and conditions; provided, that the Borrower shall, in the case of a Substantial Casualty, complete items (1) and (2) of this subclause (iv)(B) within twelve (12) months following the applicable casualty event in a manner that is satisfactory to the Administrative Agent, in its reasonable discretion and shall, within (6) months following the applicable casualty, provide preliminary plans and specifications and a summary budget with respect to the applicable restoration; (C) in the case of any Substantial Casualty, deposit into the escrow account being maintained by the Administrative Agent pursuant to clause (iii) above any amount of cash and Cash Equivalents (in addition to the BBP Insurance Proceeds held therein), which, in the reasonable judgment of Administrative Agent, is necessary and sufficient to fund the full rebuilding, reconstruction and restoration of the applicable Property to its use, value and condition immediately prior to the casualty; provided, that the Administrative Agent shall be entitled, at the expense of the Loan Parties, to consult such professionals as Administrative Agent may deem necessary, in its sole discretion, to determine the total costs of restoring the applicable Property; (D) cause the applicable rebuilding, reconstruction and restoration to be diligently completed in a workmanlike manner under, if necessary for such rebuilding, reconstruction and restoration, the supervision of an architect and/or engineer selected and paid for by the Borrower or the Loan Parties but, in the case of a Substantial Casualty, approved in advance by the Administrative Agent in its reasonable discretion, and, in the case of a Substantial Casualty, by a general contractor who must be acceptable in all material respects to Administrative Agent, in its reasonable discretion and who shall have, if required by the Administrative Agent, obtained (1) payment and performance bonds from a corporate surety reasonably acceptable to Administrative Agent and naming Administrative Agent as dual obligee or (2) such other protections concerning performance of the applicable contractor as may be reasonably satisfactory to the Administrative Agent; and (E) have otherwise complied with any of the terms, conditions or restrictions set forth herein or in any Mortgage Instrument or other Loan Document with respect to the consummation of such rebuilding, reconstruction and restoration. If any of the foregoing conditions are not satisfied, Administrative Agent may, in its sole discretion (subject to the direction of the Required Lenders), apply all BBP Insurance Proceeds held by it to the payment of the Obligations in accordance with the priorities established pursuant to Section 2.05(b)(v).

(v) With respect to BBP Insurance Proceeds held by the Administrative Agent pursuant to the terms of this Section 7.07(b) in connection with any Substantial Casualty, the Administrative Agent shall, following the satisfaction of the conditions set forth in subclauses (iv)(A) and (iv)(B)(1) and (2), disburse such BBP Insurance Proceeds to the Borrower or any Loan Party for the payment of invoices related to the rebuilding, reconstruction or restoration of the applicable Property (A) to the extent the Administrative Agent will not incur any liability to any other person as a result of such use or release of such BBP Insurance Proceeds; (B) subject to such holdbacks and other terms, conditions and restrictions as may be in accordance with the construction lending practices of the Administrative Agent and (C) to the extent no Default or Event of Default is then-continuing.

(vi) Notwithstanding anything contained in the foregoing to the contrary, (1) immediately upon the occurrence and during the continuance of any Default, Administrative Agent may cease the distribution of any amounts related to the BBP Insurance Proceeds or otherwise held in the escrow account related thereto until such Default is cured or waived by the Lenders in accordance with the terms hereof; (2) immediately upon the occurrence and during the continuance of any Event of Default, Administrative Agent may apply all BBP Insurance Proceeds and any other sums deposited with Administrative Agent pursuant to the terms of this Section 7.07(b) to the repayment of the Obligations in accordance with the priorities established pursuant to Section 2.05(b)(v); and (3) Administrative Agent may apply all BBP Insurance Proceeds and any other sums deposited with Administrative Agent pursuant to the terms of this Section 7.07(b) and held by Administrative Agent as of the Maturity Date to the repayment of the Obligations in accordance with the priorities established pursuant to Section 2.05(b)(v).

(vii) Regardless of whether any BBP Insurance Proceeds are applied to reduce the Obligations pursuant to the terms of this Section 7.07(b), the unpaid portion of the Obligations shall remain in full force and effect and the payment thereof shall not be excused. The Loan Parties shall at all times comply with the requirements of the insurance policies required hereunder and of the issuers of such policies and of any board of underwriters or similar body as applicable to or affecting the Borrowing Base Properties or the Property related thereto.

(c) The Borrower shall notify Administrative Agent immediately of any threatened or pending proceeding for condemnation affecting any Borrowing Base Property or the Property related thereto or arising out of damage to any Borrowing Base Property or the Property related thereto, and Borrower shall, at Borrower’s expense, diligently prosecute any such proceedings. Administrative Agent shall (for the benefit of the Secured Parties) have the right (but not the obligation) to participate in any such proceeding and to be represented by counsel of its own choice. Proceeds related to any condemnation event with respect to any Borrowing Base Property or the Property related thereto shall also be subject to the following terms and conditions:

(i) Administrative Agent shall be entitled to receive all sums which may be awarded or become payable to any Loan Party for the condemnation of any Borrowing Base Property or the Property related thereto, or any part thereof, for public or quasi-public use, or by virtue of private sale in lieu thereof (such proceeds constituting the “BBP Condemnation Proceeds”). The applicable Loan Party(ies) shall, promptly upon request of Administrative Agent, execute such additional assignments and other documents as may be necessary from time to time to permit such participation and to enable Administrative Agent to collect and receive any such BBP Condemnation Proceeds. Administrative Agent shall not be, under any circumstances, liable or responsible for failure to collect or to exercise diligence in the collection of any BBP Condemnation Proceeds or for failure to see to the proper application of any amount paid over to any Loan Party. Administrative Agent is hereby authorized, in the name of any applicable Loan Party, to execute and deliver valid acquittances for, and to appeal from, any award, judgment or decree constituting BBP Condemnation Proceeds. All costs and expenses (including but not limited to attorneys’ fees) incurred by Administrative Agent in connection with any condemnation shall be a demand obligation owing by the Borrower and the Loan Parties payable to Administrative Agent in accordance with Section 11.04 hereof.

(ii) To the extent any of the BBP Condemnation Proceeds are delivered to or otherwise obtained by the Borrower or any other Loan Party and are (A) in the aggregate, in a gross amount in excess of $50,000,000 (the applicable condemnation constituting, in such case, a “Substantial Condemnation”) or

(B) the Borrower and Loan Parties do not intend to use such BBP Condemnation Proceeds for the purpose of restoring or rebuilding the applicable Borrowing Base Property or the Property related thereto, such proceeds shall be immediately delivered to the Administrative Agent to be held or applied in accordance with the provisions of this Section 7.07(c). Prior to any required delivery of BBP Condemnation Proceeds by the Loan Parties to the Administrative Agent, such BBP Condemnation Proceeds shall be held in escrow by the applicable Loan Party(ies) for the account and benefit of the Administrative Agent and the Secured Parties.

(iii) Any BBP Condemnation Proceeds received by Administrative Agent (whether from the applicable Governmental Authority or from a Loan Party pursuant to subclause (ii) above) shall, after deduction therefrom of all reasonable expenses actually incurred by Administrative Agent in the collection of the same, including attorneys’ fees, be (A) held by the Administrative Agent in escrow in a cash collateral account subject to a first priority security interest in favor of the Administrative Agent (for the benefit of the Secured Parties), to the extent such BBP Condemnation Proceeds relate to a Substantial Condemnation and the Borrower has elected to fully rebuild, reconstruct and restore the Property pursuant to and in accordance with the terms of this Section 7.07(c); (B) applied by the Administrative Agent to the Obligations in the priority set forth in Section 2.05(b)(v), to the extent the Borrower has elected not to fully rebuild, reconstruct and restore the Property pursuant to and in accordance with the terms of this Section 7.07(c) (provided, that the Borrower will have a period of sixty (60) days following the delivery of such proceeds to the Administrative Agent in which to deliver written notice to the Administrative Agent stating whether it intends to rebuild, reconstruct and restore the Property or cause such proceeds to be applied to the Obligations and the details of same and provided, further, that any failure to deliver any such notice shall evidence the Borrower’s election to cause such proceeds to be applied to the Obligations in accordance with this subclause (iii)(B)); or (C) delivered to the Borrower or any Loan Party designated by the Borrower for the purpose of financing the rebuilding, reconstruction and restoration of the applicable Property, to the extent such BBP Condemnation Proceeds do not relate to a Substantial Condemnation and the Borrower has elected to fully rebuild, reconstruct and restore the Property pursuant to and in accordance with the terms of this Section 7.07(c); provided, that, if (1) the BBP Condemnation Proceeds paid in connection with any given condemnation event are in excess of the amount that is spent on the reconstruction, rebuilding or restoration of the applicable Borrowing Base Property, (2) the Borrower requests in writing the return of such funds following the completion of such rebuilding, reconstruction and restoration and (3) there is no then-continuing Default or Event of Default, the Administrative Agent shall return such excess funds to the Borrower. The Borrower and each Loan Party hereby assigns to, and grants Administrative Agent a security interest in, all BBP Condemnation Proceeds (prior to application thereof) and to any escrow account established pursuant to the terms of this Section 7.07(c) and in the funds held therein to secure the payment and performance of the Obligations.

(iv) In the event that the Borrower elects to cause the full rebuilding, restoration and reconstruction of any Borrowing Base Property or the Property related thereto following any condemnation resulting in BBP Condemnation Proceeds, the Borrower and Loan Parties shall (A) if such BBP Condemnation Proceeds relate to a Substantial Condemnation, provide to the Administrative Agent, within thirty (30) days of the related condemnation event (or, to the extent delivery within such time frame is not reasonably possible, as soon as reasonably practicable following such event), evidence satisfactory to the Administrative Agent in its reasonable discretion that there are sufficient funds from the BBP Condemnation Proceeds and from cash and Cash Equivalents available to the applicable Loan Party, if needed, to completely restore or repair the applicable Property to its use, value and condition immediately prior to the condemnation as well as to maintain compliance with the financial and other covenants set forth herein; (B) diligently commence to (1) prepare (or cause to be prepared) all plans and specifications with respect to the full rebuilding, reconstruction and restoration of the applicable Property (to the extent necessary in connection with such rebuilding, reconstruction and/or restoration), such plans and specifications to be, in the case of a Substantial Condemnation, in all material respects acceptable to the Administrative Agent in its reasonable discretion, and (2) enter into any necessary engineering, architects and construction contracts required to fully complete such rebuilding, reconstruction and restoration on reasonable market-based terms and conditions; provided, that the Borrower shall, in the case of a Substantial Condemnation, complete items (1) and (2) of this subclause (iv)(B) within twelve (12) months following the applicable condemnation event in a manner that is satisfactory to the Administrative Agent, in its reasonable discretion and shall, within (6) months following the applicable condemnation event, provide preliminary plans and specifications and a summary budget with respect to the applicable restoration; (C) in the case of any Substantial Condemnation, deposit into the escrow account being maintained by the Administrative Agent pursuant to clause (iii) above any amount of cash and Cash Equivalents (in addition to the BBP Condemnation Proceeds held therein), which, in the reasonable judgment of Administrative Agent, is necessary and sufficient to fund the full rebuilding, reconstruction and restoration of the applicable Property to its use, value and condition immediately prior to the condemnation; provided, that the Administrative Agent shall be entitled, at the expense of the Loan Parties, to consult such professionals as Administrative Agent may deem necessary, in its sole discretion, to determine the total costs of restoring the applicable Property; (D) cause the applicable rebuilding, reconstruction and restoration to be diligently completed in a workmanlike manner under the supervision of an architect and/or engineer, if necessary for such rebuilding, reconstruction and restoration, selected and paid for by the Borrower or the Loan Parties but, in the case of a Substantial Condemnation, approved in advance by the Administrative Agent in its reasonable discretion, and, in the case of a Substantial Condemnation, by a general contractor who must be acceptable in all material respects to Administrative Agent, in its reasonable discretion and who shall have, if required by the Administrative Agent, obtained (1) payment and performance bonds from a corporate surety reasonably acceptable to Administrative Agent and naming Administrative Agent as dual obligee or (2) such other protections concerning performance of the applicable contractor as may be reasonably satisfactory to the Administrative Agent; and (E) have otherwise complied with any of the terms, conditions or restrictions set forth herein or in any Mortgage Instrument or other Loan Document with respect to the consummation of such rebuilding, reconstruction and restoration. If any of the foregoing conditions are not satisfied, Administrative Agent may, in its sole discretion (subject to the direction of the Required Lenders), apply all BBP Condemnation Proceeds held by it to the payment of the Obligations in accordance with the priorities established pursuant to Section 2.05(b)(v).

(v) With respect to BBP Condemnation Proceeds held by the Administrative Agent pursuant to the terms of this Section 7.07(c) in connection with any Substantial Condemnation, the Administrative Agent shall, following the satisfaction of the conditions set forth in subclauses (iv)(A) and (iv)(B)(1) and (2), disburse such BBP Condemnation Proceeds to the Borrower or any Loan Party for the payment of invoices related to the rebuilding, reconstruction or restoration of the applicable Property (A) to the extent the Administrative Agent will not incur any liability to any other person as a result of such use or release of such BBP Condemnation Proceeds; (B) subject to such holdbacks and other terms, conditions and restrictions as may be in accordance with the construction lending practices of the Administrative Agent and (C) to the extent no Default or Event of Default is then-continuing.

(vi) Notwithstanding anything contained in the foregoing to the contrary, (1) immediately upon the occurrence and during the continuance of any Default, Administrative Agent may cease the distribution of any amounts related to the BBP Condemnation Proceeds or otherwise held in the escrow account related thereto until such Default is cured or waived by the Lenders in accordance with the terms hereof; (2) immediately upon the occurrence and during the continuance of any Event of Default, Administrative Agent may apply all BBP Condemnation Proceeds and any other sums deposited with Administrative Agent pursuant to the terms of this Section 7.07(c) to the repayment of the Obligations in accordance with the priorities established pursuant to Section 2.05(b)(v); and (3) Administrative Agent may apply all BBP Condemnation Proceeds and any other sums deposited with Administrative Agent pursuant to the terms of this Section 7.07(c) and held by Administrative Agent as of the Maturity Date to the repayment of the Obligations in accordance with the priorities established pursuant to Section 2.05(b)(v).

(vii) Regardless of whether any BBP Condemnation Proceeds are applied to reduce the Obligations pursuant to the terms of this Section 7.07(c), the unpaid portion of the Obligations shall remain in full force and effect and the payment thereof shall not be excused.

(d) Deliver (or cause to be delivered) to the Administrative Agent fully paid American Land Title Association Lender’s Extended Coverage title insurance policies with respect to each of the Borrowing Base Properties, such that, at all times, the aggregate amount of coverage under such title insurance policies is equal to or greater than (i) the aggregate amount of Commitments hereunder (as such amount may be increased or decreased from time to time hereunder in accordance with the provision of Section 2.06 or otherwise), plus (ii) $20,000,000. Each such title insurance policies covering an individual Borrowing Base Property shall be in form and in an amount reasonable acceptable to the Administrative Agent, and shall include all such endorsements as are reasonably requested by the Administrative Agent (including tie-in, first loss and last dollar endorsements, in each case, where available). Each such title insurance policy shall be issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the applicable Mortgage Instruments to be valid first and subsisting Liens on the property described therein, free and clear of all defects and encumbrances except Permitted Liens, and shall provide for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for zoning of the applicable Borrowing Base Property, in each case where available) and such coinsurance and direct access reinsurance as the Administrative Agent reasonably may deem necessary or desirable and as may be available in the state where such Borrowing Base Property is located.

7.08	Compliance with Laws and Contractual Obligations.

Comply with the requirements of all Laws, all Contractual Obligations and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law, Contractual Obligation or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09	Books and Records.

(a) Maintain proper books of record and account, in which entries that are full, true and correct in all material respects in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

7.10	Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Administrative Agent and Lenders (as applicable) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. The Loan Parties agree that the Administrative Agent, and its representatives, may, notwithstanding the foregoing provisions concerning the allocation of expenses related to inspections, conduct an annual audit of the Collateral and books and records of the Consolidated Parties at the expense of the Loan Parties.

7.11	Use of Proceeds.

Use the proceeds of the Credit Extensions for working capital, capital expenditures, and other lawful corporate purposes.

7.12	Additional/Update Appraisals.

Acknowledge and agree that the Administrative Agent shall have the right, in its discretion, to obtain, at the expense of the Borrower, a new or updated “as-is” appraisal with respect to any Borrowing Base Property once every eighteen (18) months during the term of this Agreement for use in determining such Borrowing Base Property’s Appraised Value. In addition to the foregoing, the Loan Parties hereby acknowledge and agree that the Administrative Agent shall, (a) upon the occurrence of any Substantial Casualty or Substantial Condemnation, have the right to obtain a new appraisal with respect to the Borrowing Base Property which is the subject thereof both upon the delivery of the plans and specifications related to the rebuilding, reconstruction and restoration of such

Property and upon the completion of such rebuilding, reconstruction and restoration; provided, that the appraisal obtained in connection with the delivery of the applicable plans and specifications related to such rebuilding, reconstruction and restoration shall be performed on as “as-completed” basis and (b) in connection with the Disposition of a Borrowing Base Property or the removal of a Borrowing Base Property, have the right to obtain new appraisals with respect to the remaining Borrowing Base Properties. To the extent the Administrative Agent incurs any costs or expenses related to any new appraisal provided for in this Section 7.12, the Borrower and/or other Loan Parties shall reimburse the Administrative Agent upon demand in the amount of such costs or expenses. Each appraisal obtained pursuant to this Section 7.12 shall be in form and substance and from an appraiser acceptable to the Administrative Agent.

7.13	Automatic Removal of Borrowing Base Properties.

Acknowledge and agree that notwithstanding anything contained herein to the contrary, to the extent any Borrowing Base Property (a) ceases to be wholly owned by a Loan Party or ground leased by a Loan Party pursuant to a long term ground lease which has been reviewed and approved by the Administrative Agent, in its discretion; or (b) ceases to be encumbered by a first priority perfected Lien (subject only to Permitted Liens) in favor of the Administrative Agent (for the benefit of the Secured Parties), (i) such Real Property shall cease to qualify as a Borrowing Base Property hereunder, (ii) Schedule 1.01(b) shall be deemed to have been amended to remove such Real Property from the list of Borrowing Base Properties and (iii) the Borrower shall make the payment required by Section 2.05(b)(ii), if any; provided, that no such removal of a Borrowing Base Property from qualification as such shall result in the release of any Liens in favor of the Administrative Agent except to the extent otherwise specifically provided herein or in any other Loan Document.

7.14	Pledged Assets.

Each Loan Party will (a) cause all real Property interests related to the Borrowing Base Properties (other than the Designated Outparcels), all personal Property (including, without limitation, any and all construction drawings, construction plans and architectural renderings relating thereto) owned by the Loan Parties and relating to any Borrowing Base Properties (other than vehicles subject to certificates of title) and all of the Pledged Interests to be subject at all times to first priority, perfected and, in the case of the real Property interest in each Borrowing Base Property (whether leased or owned), title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date that becomes a Borrowing Base Property, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case only to Permitted Liens; (b) except to the extent the delivery of the following would, in the judgment of the Administrative Agent, be redundant or duplicative of such items delivered in connection with or under the Existing Credit Agreement with respect to any Collateral described in the foregoing clause (a), deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(c) and (d), all in form, content and scope reasonably satisfactory to the Administrative Agent and (c) indemnify and/or reimburse (as applicable) the Administrative Agent for any and all costs, expenses, losses, claims, fees or other amounts paid or incurred by the Administrative Agent to the extent paid or incurred in connection with the filing or recording of any documents, agreement or instruments related to the Collateral, the protection of any of the Collateral, its rights and interests therein or any Loan Party’s underlying rights and interests therein or the enforcement of any of its other rights with respect to the Collateral; provided, that the reimbursement and indemnity obligations set forth in this clause (c) shall be in addition to and in furtherance of all other reimbursement or indemnity obligations of the Loan Parties referenced herein or in any other Loan Document.

7.15	Ground Leases.

Shall (and Borrower shall cause such Loan Parties to), with respect to any ground lease related to any Borrowing Base Property or material easement agreements in favor of such Loan Party and related to any Borrowing Base Property (as applicable):

(a) pay when due the rent and other amounts due and payable thereunder (subject to applicable cure or grace periods);

(b) timely perform and observe all of the material terms, covenants and conditions required to be performed and observed by it as tenant thereunder (subject to applicable cure or grace periods);

(c) do all things necessary to preserve and keep unimpaired such ground lease or easement agreement and its rights thereunder;

(d) not waive, excuse or discharge any of the material obligations of the lessor or other obligor thereunder;

(e) diligently and continuously enforce the material obligations of the lessor or other obligor thereunder;

(f) not do, permit or suffer (i) any act, event or omission which would be likely to result in a default or permit the applicable lessor or other obligor to terminate or exercise any other remedy with respect to the applicable ground lease or easement or (ii) any act, event or omission which, with the giving of notice or the passage of time, or both, would constitute a default or permit the lessor or such other obligor to exercise any other remedy under the applicable agreement;

(g) cancel, terminate, surrender, modify or amend any of the provisions of any such ground lease or easement or agree to any termination, amendment, modification or surrender thereof without the prior written consent of the Administrative Agent;

(h) deliver to the Administrative Agent all default and other material notices received by it or sent by it under the applicable ground lease or easement agreement;

(i) at Administrative Agent’s request, provide to Administrative Agent any information or materials relating to such ground lease or easement agreement and evidencing such Loan Party’s due observance and performance of its obligations thereunder;

(j) not permit or consent to the subordination of such ground lease or easement agreement to any mortgage or other leasehold interest of the premises related thereto;

(k) execute and deliver (to the extent permitted to do so under such ground lease or easement agreement), upon the request of the Administrative Agent, any documents, instruments or agreements as may be required to permit the Administrative Agent to cure any default under such ground lease or easement agreement;

(l) provide to Administrative Agent written notice of its intention to exercise any option or renewal or extension rights with respect to such ground lease or easement at least thirty (30) days prior to the expiration of the time to exercise such right or option and, upon the direction of the Administrative Agent, duly exercise any renewal or extension option with respect to any such ground lease or easement (provided, that Borrower and each Loan Party hereby appoints the Administrative Agent its attorney-in-fact, coupled with an interest, to execute and deliver, for and in the name of such Person, all instruments, documents or agreements necessary to extend or renew any such ground lease or easement;

(m) not treat, in connection with the bankruptcy or other insolvency proceedings of any ground lessor or other obligor, any ground lease or easement agreement as terminated, cancelled or surrendered pursuant to the Bankruptcy Code without the Administrative Agent’s prior written consent;

(n) in connection with the bankruptcy or other insolvency proceedings of any ground lessor or other obligor, ratify the legality, binding effect and enforceability of the applicable ground lease or easement agreement within the applicable time period therefore in such proceedings, notwithstanding any rejection by such ground lessor or obligor or trustee, custodian or receiver related thereto;

(o) provide to the Administrative Agent not less than thirty (30) days prior written notice of the date on which the applicable Loan Party shall apply to any court or other governmental authority for authority or permission to reject the applicable ground lease or easement agreement in the event that there shall be filed by or against any Loan Party any petition, action or proceeding under the Bankruptcy Code or any similar federal or state law; provided, that the Administrative Agent shall have the right, but not the obligation, to serve upon the applicable Loan Party within such thirty (30) day period a notice stating that (i) the Administrative Agent demands that such Loan Party assume and the assign the relevant ground lease or easement agreement to the Administrative Agent subject to an in accordance with the Bankruptcy Code and (ii) the Administrative Agent covenants to cure or provide reasonably adequate assurance thereof with respect to all defaults susceptible of being cured by the Administrative Agent and of future performance under the applicable ground lease or easement agreement; provided, further, that if the Administrative Agent serves such notice upon the applicable Loan Party, such Loan Party shall not seek to reject the applicable agreement and shall promptly comply with such demand;

(p) permit the Administrative Agent (at its option), during the continuance of any Event of Default, to (i) perform and comply with all obligations under the applicable ground lease or easement agreement; (ii) do and take such action as the Administrative Agent deems necessary or desirable to prevent or cure any default by such Loan Party under such ground lease or easement agreement and (iii) enter in and upon the applicable premises related to such ground lease or easement agreement to the extent and as often as the Administrative Agent deems necessary or desirable in order to prevent or cure any default under the applicable ground lease or easement agreement;

(q) in the event of any arbitration, court or other adjudicative proceedings under or with respect to any such ground lease or easement agreement, permit the Administrative Agent (at its option) to exercise all right, title and interest of the applicable Loan Party in connection with such proceedings; provided, that (i) Borrower and each other Loan Party hereby irrevocably appoint the Administrative Agent as their attorney-in-fact (which appointment shall be deemed coupled with an interest) to exercise such right, interest and title and (ii) the Loan Parties shall bear all costs, fees and expenses related to such proceedings; provided, further, that each Loan Party hereby further agrees that the Administrative Agent shall have the right, but not the obligation, to proceed in respect of any claim, suit, action or proceeding relating to the rejection of any of the ground leases or easement agreements referenced above by the relevant ground lessor or obligor as a result of bankruptcy or similar proceedings (including, without limitation, the right to file and prosecute all proofs of claims, complaints, notices and other documents in any such bankruptcy case or similar proceeding); and

(r) deliver to the Administrative Agent (or, subject to the requirements of the subject ground lease, cause the applicable lessor or other obligor to deliver to the Administrative Agent) an estoppel certificate in relation to such ground lease or easement agreement in form and substance acceptable to the Administrative Agent, in its discretion, and, in any case, setting forth (i) the name of lessee and lessor under the ground lease (if applicable); (ii) that such ground lease or easement agreement is in full force and effect and has not been modified except to the extent Administrative Agent has received notice of such modification; (iii) that no rental and other payments due thereunder are delinquent as of the date of such estoppel; and (iv) whether such Person knows of any actual or alleged defaults or events of default under the applicable ground lease or easement agreement;

provided, that each Loan Party hereby agrees to execute and deliver to Administrative Agent, within ten (10) days of any request therefor, such documents, instruments, agreements, assignments or other conveyances reasonably requested by the Administrative Agent in connection with or in furtherance of any of the provisions set forth above or the rights granted to the Administrative Agent in connection therewith.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall not be Fully Satisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01	Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 8.01 to the Disclosure Letter and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business and in an aggregate amount not to exceed (in the aggregate), with respect to the Borrowing Base Properties, (i) an amount equal to (A) ten percent (10.0%) of the construction budget of any hotel then being constructed by the Loan Parties (including construction costs with respect to any portion of an operating hotel then subject to an expansion, but in all cases excluding pre-opening costs and capitalized interest related to any such property), plus (B) $50,000,000 in the aggregate with respect to all other operating properties; provided, further, that with respect to all Liens referenced in this subclause (i), such Liens shall secure only amounts not yet due and payable or, if due and payable, are unattached and no other action has been taken to enforce the same, plus (ii) $15,000,000 in the aggregate with respect to any Liens which have attached or are subject to some enforcement action and, in each case, for which adequate reserves determined in accordance with GAAP have been established; provided, that Liens referenced in this subclause (ii) with respect to which the Borrower (x) has procured bonding such that the applicable Lien does not, under the laws of the applicable jurisdiction, attach to the subject Borrowing Base Property(ies) or (y) has otherwise provided security reasonably satisfactory to the Administrative Agent (which may be in the form of a reserve against Borrower’s availability for Revolving Loans), shall not be considered “Liens” with respect to the Borrowing Base Properties for purposes of this Section 8.01(d);

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and which, with respect to Borrowing Base Properties, have been reviewed and approved by the Administrative Agent (such approval to be in the sole discretion of the Administrative Agent);

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments;

(i) Liens securing Indebtedness permitted under Section 8.03;

(j) Leases or subleases permitted under Section 8.17;

(k) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and

(p) Liens pursuant to any Permitted PILOT Transaction.

8.02	Investments.

Make any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of Cash Equivalents;

(b) Investments existing as of the Closing Date and set forth in Schedule 8.02 to the Disclosure Letter;

(c) Investments consisting of advances or loans to directors, officers, employees, agents, customers or suppliers in an aggregate principal amount (including Investments of such type set forth in Schedule 8.02 to the Disclosure Letter) not to exceed $10,000,000 at any time outstanding; provided, that all such advances must be in compliance with applicable Laws, including, but not limited to, the Sarbanes-Oxley Act of 2002.

(d) Investments (whether constituting Acquisitions or otherwise) in Subsidiaries of the Borrower (or Persons that will, immediately upon the consummation of such Investment, be Subsidiaries of the Borrower) or in the assets of such Persons, to the extent such Investments are made in Persons or Property relating to the types of businesses which are not prohibited by Section 8.07 hereof;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; or

(f) Investments (whether constituting Acquisitions or otherwise) in Persons that are Unconsolidated Affiliates (or that will, immediately upon the consummation of such Investment, be an Unconsolidated Affiliate) or in the assets of such Persons, to the extent such Investments are made in Persons or Property relating to the types of businesses which are not prohibited by Section 8.07 hereof; provided, however, that in the aggregate such Investments by the Borrower and the other Loan Parties in Persons which are Unconsolidated Affiliates (whether made pursuant to this clause (f) or any other clause of this Section 8.02) shall not, at any time, exceed an amount equal to fifteen percent (15.0%) of Consolidated Total Asset Value; provided, further, that, in each case, Persons which become Unconsolidated Affiliates by reason of the sale of an interest in any assets existing as of the Closing Date shall be excluded from this calculation and shall not be limited pursuant to this Section 8.02.

8.03	Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Borrower and its Subsidiaries outstanding on the Closing Date and set forth in Schedule 8.03 to the Disclosure Letter (and renewals, refinancings and extensions thereof on terms and conditions no less favorable to such Person than such existing Indebtedness; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder);

(c) intercompany Indebtedness and Guarantees with respect to Indebtedness so long as in each case the related Investment made by the holder of such Indebtedness or by the provider of such Guarantee, as applicable, is permitted under Section 8.02 (other than Section 8.02(f));

(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) [Intentionally omitted];

(f) Guarantees with respect to any Indebtedness permitted under this Section 8.03;

(g) Indebtedness in the form of Capital Lease obligations and purchase money Indebtedness; provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $25,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(h) Guarantees of Operating Lease obligations of Subsidiaries of the Borrower;

(i) other Indebtedness hereafter incurred by the Borrower or any of its Subsidiaries in an amount not to exceed an aggregate amount of $25,000,000 at any time outstanding; provided, that the Borrower (i) shall provide the Administrative Agent with copies of any certifications, computations or other information or materials required to be provided by it under the Senior Note Indenture with respect to the incurrence of any such Indebtedness (if any) and (ii) shall not incur any such Indebtedness if it has reason to believe that the incurrence of such Indebtedness is likely to result in the occurrence of a Default or Event of Default hereunder or under any Loan Document; and

(j) other Indebtedness hereafter incurred by the Borrower or any of its Subsidiaries provided that the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of any Consolidated Party, the Loan Parties would be in compliance with the covenant in Section 8.02(f) and the financial covenants set forth in Section 8.11 as of the most recent calendar quarter end with respect to which the Administrative Agent has received the Required Financial Information.

8.04	Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided, that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.13 and 7.14, (a) the Borrower may merge or consolidate with any of its Subsidiaries; provided, that the Borrower shall be the continuing or surviving corporation, (b) any Loan Party other than the Borrower may merge or consolidate with any other Loan Party or the Borrower, (c) any Consolidated Party which is not a Loan Party may be merged or consolidated with or into any Loan Party provided that such Loan Party shall be the continuing or surviving corporation, (d) any Consolidated Party which is not a Loan Party may be merged or consolidated with or into any other Consolidated Party which is not a Loan Party, including any merger of such non Loan Party into an acquisition target, (e) any Subsidiary of the Borrower may merge with any Person that is not a Loan Party in connection with a Disposition permitted under Section 8.05, and (f) any Wholly Owned Subsidiary of the Borrower that is not a Loan Party may Dispose of all or substantially all of its assets (whether now owned or hereafter acquired), dissolve, liquidate or wind up its affairs at any time provided that such Disposition, dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect. Notwithstanding anything contained or implied herein to the contrary, this provision shall not, in any case, be construed to limit (y) the transfer, sale or other disposition by a non-Loan Party Subsidiary of the Borrower of any of its assets (whether a portion of or all or substantially all of its assets) to the Borrower or any other Subsidiary of the Borrower or (z) the transfer, sale or other disposition by a Loan Party Subsidiary of the Borrower of any of its assets (whether a portion of or all or substantially all of its assets) to any other Loan Party.

8.05	Dispositions.

Make any Disposition of any Borrowing Base Property (other than the Disposition of a Borrowing Base Property pursuant to a Permitted PILOT Transaction) unless:

(a) the consideration paid in connection therewith shall be in an amount not less than the fair market value of the Property disposed of and in cash or Cash Equivalents with such payment to be made contemporaneously with consummation of the applicable transaction;

(b) no later than five (5) Business Days prior to any such Disposition, the Borrower shall have delivered to the Administrative Agent (i) a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such transaction and any prepayments to be made in connection therewith pursuant to Section 2.05, the Loan Parties would be in compliance with the provisions of Article II hereof concerning the Total Revolving Outstandings and Total Facility Outstandings, the covenant set forth in Section 8.02(f) and the financial covenants set forth in and Section 8.11 as of the most recent calendar quarter end with respect to which the Administrative Agent has received the Required Financial Information and (ii) a certificate of a Responsible Officer of the Borrower specifying the anticipated date of such Disposition, briefly describing the asset(s) to be sold or otherwise disposed of and setting forth the value of such assets, the aggregate consideration and the Net Cash Proceeds to be received for such assets in connection with such Disposition;

(c) the Loan Parties, to the extent required by Section 2.05(b), prepay the Loans (and Cash Collateralize L/C Obligations) in the amount and as of the date required pursuant to such section;

(d) for all Dispositions of Borrowing Base Properties following (or occurring concurrently with) the initial Disposition of a Borrowing Base Property hereunder, such Disposition has been approved in writing by the Required Lenders;

(e) to the extent not applied in accordance with Section 8.05(c), the Net Cash Proceeds derived from any such Disposition are applied to Indebtedness or otherwise reinvested in a manner not prohibited hereunder or a binding commitment to so reinvest is entered into within 360 days following the receipt of such Net Cash Proceeds by the Loan Parties; and

(f) immediately following such Disposition, there shall exist at least two (2) hotel Borrowing Base Properties that continue to fully qualify as such pursuant to the terms of this Agreement.

8.06	Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments (directly or indirectly) to any Loan Party and any other Person that owns any Capital Stock in such Subsidiary, ratably according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Capital Stock issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Capital Stock;

(d) the Borrower may make Restricted Payments to the holders of its Capital Stock to the extent not prohibited by the Senior Note Indenture, as such document may be from time to time amended in accordance with its terms; provided, however, that to the extent the Senior Note Indenture is, for any reason, terminated (whether in connection with the full and final satisfaction of the obligations thereunder or otherwise) and is not replaced by a new Senior Note Indenture, the Borrower shall, for the remainder of the term hereof, be permitted to make Restricted Payments to the holders of its Capital Stock to the extent permitted in the last Senior Note Indenture to be terminated, as existing immediately prior to the termination thereof.

8.07	Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto or any other line of business related to the entertainment or hospitality industries.

8.08	Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) compensation and reimbursement of expenses of officers and directors approved in accordance with company policies and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09	Burdensome Agreements.

(a) Enter into any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its Property to any Loan Party or (v) except in respect of any Consolidated Party which is not a Loan Party, (A) pledge its Property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (B) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v)(A) above) for (1) this Agreement and the other Loan Documents, (2) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (3) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05 pending the consummation of such sale.

(b) Enter into any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of its Property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Obligations, except (i) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien and (ii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05, pending the consummation of such sale.

8.10	Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11	Financial Covenants.

(a) Consolidated Funded Indebtedness to Total Asset Value Ratio. Permit the Consolidated Funded Indebtedness to Total Asset Value Ratio, as of the end of any calendar quarter, to be greater than ..65 to 1.0.

(b) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth, at any time, to be less than the sum of $850,000,000.00 plus (ii) 75% of the Net Cash Proceeds received by any Consolidated Party in connection with any Equity Issuance after the Closing Date.

(c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, as of the end of any calendar quarter, to be less than 1.75 to 1.0.

(d) Implied Debt Service Coverage Ratio. Permit the Implied Debt Service Coverage Ratio, as of the end of any calendar quarter, to be less than 1.60 to 1.0.

8.12	[Intentionally Omitted].

8.13	Prepayment of Other Indebtedness, Etc.

Permit any Consolidated Party to, if any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, (a) amend or modify any of the terms of any Indebtedness of such Consolidated Party (other than Indebtedness under the Loan Documents) if such amendment or modification would add or change any terms in a manner adverse to such Consolidated Party, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto, or (b) make (or give any notice with respect thereto) any voluntary, optional or other non-scheduled payment, prepayment, redemption, acquisition for value (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of such Consolidated Party (other than Indebtedness under the Loan Documents) (in each case, whether or not mandatory).

8.14	Organization Documents; Fiscal Year.

Permit any Consolidated Party to (a) amend, modify or change its Organization Documents in a manner materially adverse to the Lenders or (b) change its fiscal year.

8.15	Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than the Borrower or any Wholly Owned Subsidiary of the Borrower) to own any Capital Stock of any Loan Party that owns a Borrowing Base Property, except (i) to qualify directors where required by applicable law or (ii) as a result of or in connection with a dissolution, merger, consolidation or disposition of a Subsidiary not prohibited by Section 8.04 or Section 8.05, (b) permit any Loan Party that owns a Borrowing Base Property to issue or have outstanding any shares of preferred Capital Stock or (c) permit, create, incur, assume or suffer to exist any Lien on any Capital Stock constituting Pledged Interests.

8.16	Sale Leasebacks.

Permit any Consolidated Party to enter into any Sale and Leaseback Transaction with respect to any Borrowing Base Property, other than a Permitted PILOT Transaction.

8.17	Leases.

Permit any Consolidated Party to enter into, terminate, cancel, amend, restate, supplement or otherwise modify any Lease relating to any Borrowing Base Property without the prior written consent of the Administrative Agent (such consent to be granted or withheld in the reasonable discretion of the Administrative Agent, subject to the applicable tenant’s entering into of a subordination, non-disturbance and attornment agreement with respect to the applicable Lease in form and substance acceptable to the Administrative Agent); provided, that this Section 8.17 shall not be deemed (a) to prohibit the applicable Loan Party’s continued performance under any Lease existing as of the date hereof; (b) to require the Administrative Agent’s approval for any Lease or any such termination, cancellation, amendment, restatement, supplement or modification thereof with respect to any parking, restaurant, retail, business, spa, laundry service spaces or wireless antennae leases or any other leases for uses that are customary or ancillary to the operation of the applicable Borrowing Base Property that is on market-rate terms and conditions and by its terms is expressly subordinated to the Mortgage Instrument related to the applicable Borrowing Base Property; (c) to prohibit the applicable Loan Party from terminating any Lease by reason of a default by the tenant thereunder, provided that such termination is commercially reasonable; or (d) to prohibit the entering into by a Loan Party of any ground lease with respect to outparcels held in connection with the applicable Borrowing Base Property, to the extent (i) the value of such ground leased outparcels are not material to the operation of the applicable hotel and (ii) the applicable ground lessee has entered into a subordination, non-disturbance and attornment agreement with respect to the applicable ground lease in form and substance acceptable to the Administrative Agent.

8.18	Foreign Subsidiaries.

Permit the owner of any Borrowing Base Property to be a Foreign Subsidiary.

8.19	Borrowing Base Property Matters.

Permit (a) any Borrowing Base Property to cease to be wholly owned by a Loan Party or ground leased by a Loan Party pursuant to a long term ground lease which has been reviewed and approved by the Administrative Agent, in its discretion, except in connection with a Disposition completed in accordance with Section 8.05; provided that such Property will no longer be a Borrowing Base Property in accordance with Section 7.13, (b) the existence of (i) any default or event of default of a Loan Party under any ground lease underlying any Loan Party’s ownership of any

Borrowing Base Property or (ii) any default or event of default by a ground lessor under any such ground lease which default or event of default has caused or otherwise resulted in or could reasonably be expected to cause or otherwise result in any material interference with the applicable Loan Party lessee’s occupancy or other rights under the applicable ground lease; or (c) any Borrowing Base Property to cease to be encumbered by a first priority perfected Lien (subject only to Permitted Liens) in favor of the Administrative Agent (for the benefit of the Secured Parties).

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01	Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five (5) days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, 7.11, 7.13, 7.14 or 7.15 or Article VIII or any Guarantor fails to perform or observe any term, covenant or agreement contained in Article IV hereof; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the Borrower’s obtaining knowledge thereof or (ii) the delivery of notice from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) A Loan Party or any Subsidiary (A) fails to perform or observe (beyond the applicable grace period with respect thereto, if any) any Contractual Obligation if such failure could reasonably be expected to have a Material Adverse Effect, (B) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (including, without limitation, any Senior Note Indenture, but other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (C) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc.. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) A Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against a Loan Party or any Subsidiary (i) any one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Plan which has resulted or could reasonably be expected to result in liability of a Loan Party or any Subsidiary under Title IV of ERISA to the Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents; Guarantees. (i) Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or (ii) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.04 or Section 8.05, the Guaranty given by any Guarantor hereunder or any provision thereof shall cease to be in full force and effect, or any Guarantor hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under its Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to its Guaranty; or

(k) Change of Control. There occurs any Change of Control; or

(l) Abandonment of Collateral/Construction. The Loan Parties abandon or otherwise cease operations with respect to any Borrowing Base Property for a period in excess of (A) seven (7) consecutive days or (B) twenty (20) days in the aggregate over the term hereof (subject, in each case, to Designated Force Majeure Events or Other Covered Events, but regardless of whether any other conditions typically described as “force majeure” may exist with respect to any such property).

9.02	Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03	Application of Funds.

After the exercise of remedies provided for in Section 9.02(b) (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.14 and Section 2.15 be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.03(d), (c) payments of amounts due under any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders, applicable Affiliates (in the case of such Swap Contracts and Treasury Management Agreements) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14 amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

ADMINISTRATIVE AGENT

10.01	Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03	Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this

Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06	Resignation/Removal of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. In addition, the Administrative Agent may be removed at the written direction of the Required Lenders to the extent the Administrative Agent is shown to be grossly negligent in the performance of its material obligations and/or duties hereunder or to have engaged in willful misconduct in the performance of such obligations and/or duties; provided, that any such removal of an Administrative Agent shall also constitute its removal as L/C Issuer. Upon receipt of any such notice of resignation or upon any removal of the Administrative Agent by the Required Lenders, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. In the case of a retiring Administrative Agent, if no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. In the case of the removal of an Administrative Agent by the Required Lenders, such removal shall constitute the immediate termination of such Administrative Agent’s position hereunder and (1) the removed Administrative Agent shall be immediately discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Any resignation by or removal of an Administrative Agent pursuant to this Section shall also constitute its resignation or removal as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring or removed L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08	No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09	Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts and Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10	Collateral and Guaranty Matters.

The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document (provided, that in the case of any transfer of a Borrowing Base Property, such transfer shall be accompanied by the prepayment (if any) of the Obligations required pursuant to Section 2.05(b)), or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to release, upon the written request of Borrower, any Guarantor from its obligations under the Guaranty if (i) such Person ceases to be a Subsidiary of the Borrower as a result of a transaction permitted hereunder or (ii) such Person (or all of its assets) are otherwise sold, transferred or disposed of by the Borrower or another applicable Loan Party and, after giving effect to such sale, transfer or disposition, (A) Borrower, on a Pro Forma Basis, is in compliance with all financial covenants contained herein (including, without limitation, the covenants set forth in Sections 8.02(f) and 8.11), (B) after giving effect thereto, the Total Facility Outstandings do not exceed the Borrowing Base, (C) no Defaults or Events of Default exist as of the date of the requested release and (D) Borrower certifies in writing to the satisfaction of the above-noted conditions; and

(c) to subordinate any Lien on any Property granted to the Administrative Agent under the Loan Documents to the holder of any Lien on such Property that is permitted by Section 8.01(i) for Indebtedness incurred pursuant to Section 8.03(g).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.11.

ARTICLE XI

MISCELLANEOUS

11.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender); provided, however, that this clause shall not be deemed to prevent the Required Lenders and Loan Parties from approving (i) any increase in the aggregate Commitments of the Lenders hereunder (to the extent such increase does not increase the Commitment of any individual Lender without such Lender’s written consent); and/or (ii) the addition of one or more borrowing tranches to this Agreement and providing for the ratable sharing of the benefits of this Agreement and the other Loan Documents with the other then-outstanding Obligations in respect of the extensions of credit from time to time outstanding under such additional borrowing tranche(s) and the accrued interest and fees in respect thereof; and/or (iii) the inclusion of such lenders under any additional borrowing tranches in the determination of the “Required

Lenders” or “Lenders” hereunder and/or consent rights in favor of such Persons under any or all of subsections (b) – (j) of this Section 11.01 corresponding to the consent rights of the other Lenders thereunder;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d) change Section 2.12 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(f) except as the result of or in connection with a Disposition permitted by and pursuant to Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;

(g) (i) release the Borrower or (ii) except as the result of or in connection with a dissolution or merger of a Guarantor permitted by Section 8.04 or except to the extent permitted by Section 10.10, release all or substantially all of the Guarantors from their obligations under the Loan Documents without the written consent of each Lender directly affected thereby;

(h) without the consent of Required Revolving Lenders, (i) waive any Default or Event of Default for purposes of the funding of a Revolving Loan under Section 5.02(b); (ii) amend, change, waive, discharge or terminate Section 2.01(a), 2.02 or 2.03 or (iii) amend or change any provision of this Section 11.01(h); or

(i) without the express written approval of each of the Lenders directly affected thereby, permit the addition of any Property to the list set forth on Schedule 1.01(b) or otherwise permit any additional Property to be treated as a “Borrowing Base Property” for purposes of this Agreement; provided, that this provision shall not be deemed to restrict the removal of Properties from Schedule 1.01(b) to the extent otherwise permitted herein.

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it (including, without limitation, the priority of any payments, indemnities or reimbursements due to the L/C Issuer hereunder); (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document (including, without limitation, the priority of any payments, indemnities or reimbursements due to the Administrative Agent); (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Lender may not be increased or extended, or amounts due to it permanently reduced (other than by way of payment) or the payment date of any outstanding amounts owing to it extended, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

11.02	Notices. Effectiveness of Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(d) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer, the Swing Line Lender and the other Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, the Swing Line Lender, each other Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e) Delivery of Documents to Lenders. Promptly upon any Lender’s reasonable request, the Administrative Agent shall deliver to such Lender any materials or information delivered by any Loan Party to it in its capacity as Administrative Agent hereunder. In addition, the Administrative Agent shall promptly deliver to the Lenders any notices or other materials received by it indicating the occurrence or continuance of any Default or Event of Default hereunder, in each case, to the extent such notices or materials are clearly marked as a “Notice of Default/Event of Default” or Administrative Agent has actual knowledge that such notices or other materials contain such information.

(f) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

11.03	No Waiver; Cumulative Remedies.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04	Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (without duplication of other amounts required to be paid by Borrower hereunder): (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the L/C Issuer or, during the continuance of an Event of Default, the Lenders (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, the L/C Issuer or, during the continuance of any Event of Default, any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Agent Lender (in their respective agent capacities), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or any administration thereof, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN

WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05	Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06	Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided, that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitments are not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among the Revolving Loan Commitments or outstanding Term Loans on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Line Loans (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Defaulting Lenders. No such assignment shall be made to a Defaulting Lender or any of its Subsidiaries or Affiliates.

(viii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption (or in any amendment or modification hereof) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Intentionally Omitted.

(i) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07	Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.08	Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent (which consent shall only be withheld for the purpose of preventing any triggering of any applicable “single action” laws), to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer, the Swing Line Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10	Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13	Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14	Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH

ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16	USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

11.17	ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.18	Subordination of Intercompany Debt.

Each Loan Party agrees that all intercompany Indebtedness among Loan Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Obligations. Notwithstanding any provision of this Agreement to the contrary, Loan Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Agreement; provided, that in the event of and during the continuation of any Event of Default, no payment shall be made by or on behalf of any Loan Party on account of any Intercompany Debt. In the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 11.18 hereof, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent.

11.19	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, and the other Lead Arranger(s) are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger, and the other Lead Arranger(s), on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger, and each other Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any other Lead Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the other Lead Arranger(s) and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arranger nor any other Lead Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the other Lead Arranger(s) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.20	Replacement of Existing Credit Agreement.

Each of the parties hereto hereby agrees that (i) the outstanding balance of the obligations under the Existing Credit Agreement remain outstanding and constitute Obligations hereunder and (ii) this Agreement is an amendment and restatement of the Existing Credit Agreement, all documents, instruments or agreements creating security interests or liens in favor of the “Administrative Agent” or “Lenders” as defined in the Existing Credit Agreement and securing the obligations thereunder continue to secure the Obligations under this Agreement and nothing contained herein is intended to represent a novation of any type with respect to the “Obligations” as defined in the Existing Credit Agreement or with respect to any other Indebtedness evidenced by the Existing Credit Agreement or any documents, instruments or agreements executed in connection therewith.

[remainder of page left intentionally blank – signature page(s), schedule(s) and exhibit(s) to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

GAYLORD ENTERTAINMENT COMPANY

By:	/s/ Mark Fioravanti
Mark Fioravanti
Executive Vice President; Chief Financial Officer

GUARANTORS:

OPRYLAND HOTEL NASHVILLE, LLC

By:	/s/ Mark Fioravanti
Mark Fioravanti
Vice President and Treasurer

OPRYLAND HOTEL-FLORIDA LIMITED PARTNERSHIP
By:	Opryland Hospitality, LLC, its general partner

By:	/s/ Mark Fioravanti
Mark Fioravanti
Vice President and Treasurer

OPRYLAND HOTEL-TEXAS LIMITED PARTNERSHIP
By:	Opryland Hospitality, LLC, its general partner

By:	/s/ Mark Fioravanti
Mark Fioravanti
Vice President and Treasurer

GAYLORD NATIONAL, LLC

By:	/s/ Mark Fioravanti
Mark Fioravanti
Vice President and Treasurer

Third Amended and Restated Credit Agreement

Gaylord Entertainment Company

ADMINISTRATIVE AGENT AND LENDERS:

BANK OF AMERICA, N.A., in its capacity as a Lender, Swing Line Lender and L/C Issuer, and as Administrative Agent

By:	/s/ Roger C. Davis
Name:	Roger C. Davis
Title:	Senior Vice President

Third Amended and Restated Credit Agreement

Gaylord Entertainment Company

DEUTSCHE BANK TRUST COMPANY AMERICAS, in its capacity as a Lender

By:	/s/ George R. Reynolds
Name:	George R. Reynolds
Title:	Director

By:	/s/ James Rolison
Name:	James Rolison
Title:	Managing Direct.

Third Amended and Restated Credit Agreement

Gaylord Entertainment Company

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as a Lender

By:	/s/ Anand J. Jobanputra
Name:	Anand J. Jobanputra
Title:	Vice President Hospitality Finance Group
Wells Fargo Bank, N.A.

Third Amended and Restated Credit Agreement

Gaylord Entertainment Company

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, in its capacity as a Lender

By:	/s/ Steven Jonassen
Name:	/s/ Steven Jonassen
Title:	Managing Director

/s/ David Bowers
David Bowers
Managing Director

Third Amended and Restated Credit Agreement

Gaylord Entertainment Company

THE BANK OF NOVA SCOTIA, in its capacity as a Lender

By:	/s/ George M. Sherman
Name:	George M. Sherman
Title:	Director

Third Amended and Restated Credit Agreement

Gaylord Entertainment Company

SCOTIABANC, Inc., in its capacity as a Lender

By:	/s/ H. Thind
Name:	H. Thind
Title:	Director

Third Amended and Restated Credit Agreement

Gaylord Entertainment Company

THE ROYAL BANK OF SCOTLAND plc, in its capacity as a Lender
By:	RBS Securities Inc., as agent

By:	/s/ Brett E. Thompson
Name:	Brett E. Thompson
Title:	Senior Vice President

Third Amended and Restated Credit Agreement

Gaylord Entertainment Company

U.S. BANK NATIONAL ASSOCIATION, in its capacity as a Lender

By:	/s/ Lori Jensen
Name:	Lori Jensen
Title:	Vice President

Third Amended and Restated Credit Agreement

Gaylord Entertainment Company

CAPITAL ONE, N.A., in its capacity as a Lender

By:	/s/ Thomas A Kashynski
Name:	Thomas A. Kashynski
Title:	Vice President

Third Amended and Restated Credit Agreement

Gaylord Entertainment Company

RAYMOND JAMES BANK, FSB, in its capacity as a Lender

By:	/s/ Garrett McKinnon
Name:	Garrett McKinnon
Title:	Senior Vice President

Third Amended and Restated Credit Agreement

Gaylord Entertainment Company

MIDFIRST BANK, A FEDERALLY CHARTERED SAVINGS ASSOCIATION, in its capacity as a Lender

By:	/s/ Todd G. Wright
Name:	Todd G. Wright
Title:	First Vice President

Third Amended and Restated Credit Agreement

Gaylord Entertainment Company

Schedule 1.01(a)

GUARANTORS

1.	Opryland Hotel Nashville, LLC, a Delaware limited liability company
2.	Opryland Hotel – Florida Limited Partnership, a Florida limited partnership
3.	Opryland Hotel – Texas Limited Partnership, a Delaware limited partnership
4.	Gaylord National, LLC, a Maryland limited liability company

Schedule 1.01(b)

BORROWING BASE PROPERTIES

1.	Gaylord Opryland Resort & Convention Center, located in Nashville, Tennessee, consisting of 2,881 rooms and 600,000 square feet of meeting space (the “Gaylord Opryland”).
2.	Gaylord Palms Resort & Convention Center, located in Kissimmee, Florida, consisting of 1,406 rooms and 400,000 square feet of meeting space (the “Gaylord Palms”).
3.	Gaylord Texan Resort & Convention Center, located in Grapevine, Texas, consisting of 1,511 rooms and 400,000 square feet of meeting space (the “Gaylord Texan”).
4.	Gaylord National Resort & Convention Center, located in Prince George’s County, Maryland, consisting of approximately 2,000 rooms and 470,000 square feet of meeting space (the “Gaylord National”).

Schedule 1.01(d)

DESIGNATED OUTPARCELS

Parcel of land located in Grapevine, Tarrant County, Texas and further described as Lot 2, Block 1, Opryland Second Addition Cabinet A, Slide 9044 P.R.T.C.T.

Schedule 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Revolving Commitment	Applicable Percentage of Aggregate Revolving Commitments	Closing Date Term Loan Commitment	Applicable Percentage of Closing Date Term Loan Commitments
Bank of America, N.A.	$83,532,934	15.911035073%	$66,467,066	16.616766467%
Deutsche Bank Trust Company Americas	$83,532,934	15.911035073%	$66,467,066	16.616766467%
Wells Fargo Bank, National Association	$83,532,934	15.911035073%	$66,467,066	16.616766467%
Credit Agricole Corporate and Investment Bank	$69,610,778	13.259195894%	$55,389,222	13.847305389%
The Bank of Nova Scotia	$50,119,760	9.546621044%	$0	0.000000000%
Scotiabanc Inc.	$0	0.000000000%	$39,880,240	9.970059880%
The Royal Bank of Scotland plc	$60,000,000	11.428571429%	$30,000,000	7.500000000%
U.S. Bank National Association	$44,550,898	8.485885372%	$35,449,102	8.862275449%
Capital One, N.A.	$19,491,018	3.712574850%	$15,508,982	3.877245509%
Raymond James Bank, FSB	$16,706,587	3.182207015%	$13,293,413	3.323353293%
MidFirst Bank	$13,922,156	2.651839179%	$11,077,844	2.769461078%

TOTAL	$525,000,000	100.000000000%	$400,000,000	100.000000000%

Schedule 11.02

ADMINISTRATIVE AGENT’S OFFICE, CERTAIN ADDRESSES FOR

NOTICES

If to the Borrower:

Gaylord Entertainment Company

One Gaylord Drive

Nashville, Tennessee 37212

Attn:  Carter R. Todd, Esquire

Phone:  615-316-6186

Facsimile:  615-316-6544

Borrower’s website: http://www.gaylordentertainment.com

If to the Administrative Agent:

Notices (other than Requests for Extensions of Credit):

Bank of America, N.A.

Attn:  Denise Wolfenberger

TX1-492-14-11

901 Main St.

Dallas, TX 75202

Phone:  214-209-3712

Fax:  214-290-8373

Denise.m.wolfenberger@baml.com

For Payments and Requests for Extensions of Credit:

Bank of America, N.A.

Attn:  Betty Coleman

TX1-492-14-14

901 Main St.

Dallas, TX 75202

Phone:  214-209-0993

Fax:  214-290-9419

Betty.coleman@baml.com

Payments:

Bank of America, N.A.

Attn:  Betty Coleman

TX1-492-14-14

901 Main St.

Dallas, TX 75202

Phone:  214-209-0993

Fax:  214-290-9419

Betty.coleman@baml.com

If to Bank of America, N.A., as L/C Issuer:

Bank of America, N.A.

Attn:  Betty Coleman

TX1-492-14-14

901 Main St.

Dallas, TX 75202

Phone:  214-209-0993

Fax:  214-290-9419

Betty.coleman@baml.com

If to Bank of America, N.A., as Swing Line Lender:

Bank of America, N.A.

Attn:  Betty Coleman

TX1-492-14-14

901 Main St.

Dallas, TX 75202

Phone:  214-209-0993

Fax:  214-290-9419

Betty.coleman@baml.com

Exhibit A-1

FORM OF COMMITTED LOAN NOTICE

Date:                 ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of August 1, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Gaylord Entertainment Company, a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned hereby requests (select one):

☐	A Borrowing of [Revolving][Term] Loans

☐	A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Type of Committed Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

[For Borrowings of Revolving Loans & Term Loans]

[The Borrowing requested herein complies with Section 2.01 of the Agreement.]

The Borrower hereby represents and warrants that the conditions specified in Section 4.02 shall be satisfied on and as of the date of the applicable Credit Extension.

GAYLORD ENTERTAINMENT COMPANY

By:

Name:

Title:

Exhibit A-2

FORM OF SWING LINE LOAN NOTICE

Date:                 ,

To:	Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of August 1, 2011 as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Gaylord Entertainment Company, a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

The Borrower hereby represents and warrants that the conditions specified in Section 4.02 shall be satisfied on and as of the date of the applicable Credit Extension.

GAYLORD ENTERTAINMENT COMPANY

By:

Name:

Title:

Exhibit B

FORM OF SECURITY AGREEMENT

THIRD AMENDED AND RESTATED SECURITY AGREEMENT

[Related to Gaylord Entertainment Company Third Amended and Restated Credit Agreement dated August 1, 2011]

THIS THIRD AMENDED AND RESTATED SECURITY AGREEMENT (this “Security Agreement”) dated as of                 , 2011 is by and among the parties identified as “Grantors” on the signature pages hereto and such other parties as may become Grantors hereunder after the date hereof (individually a “Grantor”, and collectively the “Grantors”) and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the holders of the Secured Obligations referenced below and is an amendment and restatement of that certain Second Amended and Restated Security Agreement among the parties hereto and dated as of July 25, 2008 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Replaced Security Agreement”).

W I T N E S S E T H

WHEREAS, pursuant to that certain Third Amended and Restated Credit Agreement dated as of the date hereof (as amended, modified, extended, renewed or replaced from time to time, the “Credit Agreement”) among Gaylord Entertainment Company, a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders and the Administrative Agent, the Lenders have agreed to make Loans upon the terms and subject to the conditions set forth therein; and

WHEREAS, this Security Agreement is required under the terms of the Credit Agreement.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Credit Agreement.

(b) The following terms shall have the meanings assigned thereto in the Uniform Commercial Code in effect in the State of New York on the date hereof: Accession, Account, As-Extracted Collateral, Chattel Paper, Commercial Tort Claim, Commingled Goods, Consumer Goods, Deposit Account, Document, Equipment, Farm Products, Fixtures, General Intangible, Goods, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Manufactured Home, Proceeds, Software, timber to be cut, Supporting Obligation and Tangible Chattel Paper.

(c) As used herein, the following terms shall have the meanings set forth below:

“Collateral” has the meaning provided in Section 3 hereof.

“Copyright License” means any written agreement, naming any Grantor as licensor, granting any right under any Copyright.

“Copyrights” means (a) all registered United States copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office and (b) all renewals thereof.

“Patent License” means any agreement, whether written or oral, providing for the grant by or to a Grantor of any right to manufacture, use or sell any invention covered by a Patent.

“Patents” means (a) all letters patent of the United States or any other country and all reissues and extensions thereof, and (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof.

“Secured Obligations” means, without duplication, (i) all of the Obligations and (ii) all reasonable and documented costs and expenses actually incurred by the Administrative Agent in connection with enforcement and collection of the Obligations, including reasonable and documented attorneys’ fees.

“Trademark License” means any agreement, written or oral, providing for the grant by or to a Grantor of any right to use any Trademark.

“Trademarks” means (a) all registered trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other registered source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith and (b) all renewals thereof.

“UCC” means the Uniform Commercial Code of the applicable jurisdiction(s).

“Work” means any work that is subject to copyright protection pursuant to Title 17 of the United States Code.

2. Effectiveness. This Security Agreement (including, without limitation, the grant of security interest in Section 3, the representations and warranties in Section 5 and the covenants in Section 6) shall become effective immediately upon the Closing Date without any further action on the part of any of the parties hereto.

3. Grant of Security Interest in the Collateral. To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations, (a) each Guarantor hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, a continuing security interest in, and a right to set off against, any and all right, title and interest of such Grantor in and to all of the following, whether now owned or existing or owned, acquired, or arising hereafter:

(i) all Accounts;

(ii) all cash and currency;

(iii) all Chattel Paper;

(iv) all Commercial Tort Claims, including those identified on Schedule 2 attached hereto;

(v) all Copyrights;

(vi) all Copyright Licenses;

(vii) all Deposit Accounts;

(viii) all Documents;

(ix) all Equipment;

(x) all Fixtures;

(xi) all General Intangibles;

(xii) all Instruments;

(xiii) all Inventory;

(xiv) all Investment Property;

(xv) all Letter-of-Credit Rights;

(xvi) all Patents;

(xvii) all Patent Licenses;

(xviii) all Software;

(xix) all Supporting Obligations;

(xx) all Trademarks;

(xxi) all Trademark Licenses;

(xxii) all domain names;

(xxiii) all Goods;

(xxiv) all Payment Intangibles;

(xxv) all other personal property of such Grantor of whatever type or description; and

(xxvi) to the extent not otherwise included, all Accessions and all Proceeds of any and all of the foregoing.

and (b) Gaylord Entertainment Company hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, a continuing security interest in, and a right to set off against, any and all right, title and interest of such Grantor in and to all of the following, whether now owned or existing or owned, acquired, or arising hereafter, in each case to the extent the same is attached to, contained in, related to, arising from or used in connection with the operation, ownership, maintenance, construction, development or marketing of or otherwise in connection with any one or more of the Borrowing Base Properties:

(i) all Copyrights;

(ii) all Copyright Licenses;

(iii) all Patents;

(iv) all Patent Licenses;

(v) all Software;

(vi) all Supporting Obligations;

(vii) all Trademarks;

(viii) all Trademark Licenses; and

(ix) to the extent not otherwise included, all Accessions and all Proceeds of any and all of the foregoing.

The property listed in clauses (a)(i)-(xxvi) and (b)(i)-(ix) above shall be collectively referred to as the “Collateral”.

Notwithstanding anything to the contrary contained herein, the security interests granted under this Security Agreement shall not (A) extend to any Property that is subject to a Lien securing purchase money Indebtedness permitted under the Credit Agreement pursuant to documents that prohibit such Grantor from granting any other Liens in such Property, (B) extend to any lease, license or other contract if the grant of a security interest in such lease, license or contract in the manner contemplated by this Security Agreement is prohibited by the terms of such lease, license or contract or by law and would result in the termination of such lease, license or contract, but only to the extent that (1) after reasonable efforts, consent from the relevant party or parties has not been obtained, (2) any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable law (including Debtor Relief Laws) or principles of equity, and (3) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, General Intangible, permit, lease, license, contract or other Instrument, to the extent sufficient to permit any such item to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such General Intangible, permit, lease, license, contract or other Instrument shall be automatically and simultaneously granted hereunder and shall be included as Collateral hereunder, and (C) extend to any vehicles owned by any Grantor that are subject to certificates of title.

The Grantors and the Administrative Agent, on behalf of the holders of the Secured Obligations, hereby acknowledge and agree that the security interest created hereby in the Collateral (i) constitutes continuing collateral security for all of the Secured Obligations, whether now existing or hereafter arising and (ii) is not to be construed as an assignment or license of any Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks or Trademark Licenses.

4. Provisions Relating to Accounts.

(a) Anything herein to the contrary notwithstanding, each of the Grantors shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account. Neither the Administrative Agent nor any holder of the Secured Obligations shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Administrative Agent or any holder of the Secured Obligations of any payment relating to such Account pursuant hereto, nor shall the Administrative Agent or any holder of the Secured Obligations be obligated in any manner to perform any of the obligations of a Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

(b) At any time after the occurrence and during the continuation of an Event of Default, (i) the Administrative Agent shall have the right, but not the obligation, to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and the Grantors shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection with such test verifications, (ii) upon the Administrative Agent’s request and at the expense of the Grantors, the Grantors shall cause independent public accountants or others reasonably satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts and (iii) the Administrative Agent in its own name or in the name of others may communicate with account debtors on the Accounts to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Accounts.

5. Representations and Warranties. Each Grantor hereby represents and warrants to the Administrative Agent, for the ratable benefit of the holders of the Secured Obligations, that:

(a) Legal Name.

(i) Each Grantor’s exact legal name (and for the prior five years or since the date of its formation has been), and each Grantor’s taxpayer identification number and organization identification number, if any, are as of the date hereof as set forth on Schedule 5(a) hereto.

(ii) Each Grantor’s jurisdiction of incorporation or formation is (and for the prior five years or since the date of its incorporation or formation has been) as of the date hereof as set forth on Schedule 6.13 to the Credit Agreement.

(iii) Other than as set forth on Schedule 5(c) hereto, no Grantor has been party to a merger, consolidation or other change in structure in the five years prior to the Closing Date.

(b) Ownership. Each Grantor is the legal and beneficial owner of its Collateral and has the right to pledge, sell, assign or transfer the same.

(c) Security Interest/Priority. This Security Agreement creates a valid security interest in favor of the Administrative Agent, for the benefit of the holders of the Secured Obligations, in the Collateral of such Grantor, except as enforceability may be limited by applicable Debtor Relief Laws or by equitable principles relating to enforceability. When properly perfected by filing of financing statements, such security interest shall constitute a perfected security interest in such Collateral, to the extent such security interest can be perfected by filing of financing statements under the UCC, free and clear of all Liens except for Permitted Liens.

(d) Types of Collateral. None of the Collateral consists of, or is the Accessions or the Proceeds of, As-Extracted Collateral, Consumer Goods, Farm Products, Manufactured Homes, or timber to be cut.

(e) Accounts. (i) To such Grantor’s knowledge, each Account of such Grantor and the papers and documents relating thereto are genuine and in all material respects what they purport to be, (ii) each Account of such Grantor arises out of (A) a bona fide sale of goods sold and delivered by such Grantor (or is in the process of being delivered) or (B) services theretofore actually rendered by such Grantor to, the account debtor named therein and (iii) no surety bond was required or given in connection with any Account of such Grantor or the contracts or purchase orders out of which they arose.

(f) Inventory. No Inventory of such Grantor is held by any Person other than such Grantor pursuant to consignment, sale or return, sale on approval or similar arrangement.

(g) Copyrights, Patents and Trademarks.

(i) Each Copyright, Patent and Trademark is valid, subsisting, unexpired, enforceable and has not been abandoned as of the date hereof (except as deemed necessary in the reasonable business judgment of Grantor) to the knowledge of such Grantor.

(ii) Except as set forth in Schedule 6.17 to the Credit Agreement, none of the material Copyrights, Patents and Trademarks is the subject of any licensing or franchise agreement as of the date hereof.

(iii) No holding, decision or judgment has been finally rendered by any Governmental Authority that would limit, cancel or question the validity of any Copyright, Patent or Trademark.

(iv) No action or proceeding is pending in writing seeking to limit, cancel or question the validity of any Copyright, Patent or Trademark, or that, if adversely determined, could reasonably be expected to have a material adverse effect on the value of any material Copyright, Patent or Trademark.

(v) All applications pertaining to the material Copyrights, Patents and Trademarks of each Grantor have been duly and properly filed (except as deemed necessary in the reasonable business judgment of Grantor), and all registrations or letters pertaining to such Copyrights, Patents and Trademarks have been duly and properly filed and issued.

(vi) Except as expressly permitted by the Credit Agreement, no Grantor has made any assignment or agreement in conflict with the security interest in the Copyrights, Patents or Trademarks of any Grantor hereunder.

(h) Commercial Tort Claims. Schedule 2 hereto sets forth each Commercial Tort Claim seeking damages in excess of $1,000,000 before any Governmental Authority by or in favor of such Grantor.

6. Covenants. Each Grantor covenants that, so long as any of the Secured Obligations remains outstanding (other than any such obligations which by the terms thereof are stated to survive termination of the Loan Documents and any contingent indemnity obligations that are not yet due and payable) and until all of the commitments relating thereto have been terminated, such Grantor shall:

(a) Other Liens. Defend the Collateral against the claims and demands of all other parties claiming an interest therein other than Permitted Liens.

(b) Instruments/Tangible Chattel Paper/Documents. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Tangible Chattel Paper, or if any property constituting Collateral shall be stored or shipped subject to a Document in each case having a value in excess of $250,000, (i) ensure that such Instrument, Tangible Chattel Paper or Document is either in the possession of such Grantor at all times or, if requested by the Administrative Agent, is immediately delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent and (ii) ensure that any Collateral consisting of Tangible Chattel Paper is marked with a legend acceptable to the Administrative Agent indicating the Administrative Agent’s security interest in such Tangible Chattel Paper.

(c) Perfection of Security Interest. Execute and deliver to the Administrative Agent such agreements, assignments or instruments (including affidavits, notices, reaffirmations and amendments and restatements of existing documents, as the Administrative Agent may reasonably request) and do all such other things as the Administrative Agent may reasonably deem necessary, appropriate or convenient (i) to assure to the Administrative Agent the effectiveness, perfection and priority of its security interests hereunder, including (A) such instruments as the Administrative Agent may from time to time reasonably request in order to perfect and maintain the security interests granted hereunder in accordance with the UCC, (B) with regard to Copyrights, a Notice of Grant of Security Interest in Copyrights for filing with the United States Copyright Office in the form of Schedule 5(f)(i) attached hereto or other form reasonably acceptable to the Administrative Agent, (C) with regard to Patents, a Notice of Grant of Security Interest in Patents for filing with the United States Patent and Trademark Office in the form of Schedule 5(f)(ii) attached hereto or other form reasonably acceptable to the Administrative Agent and (D) with regard to Trademarks, a Notice of Grant of Security Interest in Trademarks for filing with the United States Patent and Trademark Office in the form of Schedule 5(f)(iii) attached hereto or other form reasonably acceptable to the Administrative Agent, (ii) to consummate the transactions contemplated hereby and (iii) to otherwise protect and assure the Administrative Agent of its rights and interests hereunder. To that end, each Grantor authorizes the Administrative Agent to file one or more financing statements (which may describe the collateral as “all assets” or “all personal property”) disclosing the Administrative Agent’s security interest in any or all of the Collateral of such Grantor without such Grantor’s signature thereon, and further each Grantor also hereby irrevocably makes, constitutes and appoints the Administrative Agent, its nominee or any other Person whom the Administrative Agent may designate, as such Grantor’s attorney-in-fact with full power and for the limited purpose to sign in the name of such Grantor any such financing statements (including renewal statements), amendments and supplements, notices or any similar documents that in the Administrative Agent’s reasonable discretion would be necessary, appropriate or convenient in order to perfect and maintain perfection of the security interests granted hereunder, such power, being coupled with an interest, being and remaining irrevocable so long as the Secured Obligations remain unpaid and until the commitments relating thereto shall have been terminated. Each Grantor hereby agrees that a carbon, photographic or other reproduction of this Security Agreement or any such financing statement is sufficient for filing as a financing statement by the Administrative Agent without notice thereof to such Grantor wherever the Administrative Agent may in its sole discretion desire to file the same. In the event for any reason the law of any jurisdiction other than New York becomes or is applicable to the Collateral of any Grantor or any part thereof, or to any of the Secured Obligations, such Grantor agrees to execute and deliver all such instruments and to do all such other things as the Administrative Agent in its sole discretion reasonably deems necessary, appropriate or convenient to preserve, protect and enforce the security interests of the Administrative Agent under the law of such other jurisdiction (and, if a Grantor shall fail to do so promptly upon the request of the Administrative Agent, then the Administrative Agent may execute any and all such requested documents on behalf of such Grantor pursuant to the power of attorney granted hereinabove). If any Collateral is in the possession or control of a Grantor’s agents and the Administrative Agent so requests, such Grantor agrees to notify such agents in writing of the Administrative Agent’s security interest therein and, upon the Administrative Agent’s request, instruct them to hold all such Collateral for the account of the holders of the Secured Obligations and subject to the Administrative Agent’s instructions. Each Grantor agrees to mark its books and records to reflect the security interest of the Administrative Agent in the Collateral.

(d) Control. Execute and deliver all agreements, assignments, instruments or other documents as the Administrative Agent shall reasonably request for the purpose of obtaining and maintaining control within the meaning of the UCC with respect to any Collateral consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights and Electronic Chattel Paper.

(e) Collateral held by Warehouseman, Bailee, etc. If any Collateral is at any time in the possession or control of a warehouseman, bailee, agent or processor of such Grantor, (i) notify the Administrative Agent of such possession or control, (ii) notify such Person of the Administrative Agent’s security interest in such Collateral, (iii) instruct such Person to hold all such Collateral for the Administrative Agent’s account and subject to the Administrative Agent’s instructions and (iv) use commercially reasonable efforts to obtain an acknowledgment from such Person that it is holding such Collateral for the benefit of the Administrative Agent.

(f) Treatment of Accounts. Not grant or extend the time for payment of any Account, or compromise or settle any Account for less than the full amount thereof, or release any Person or property, in whole or in part, from payment thereof, or allow any credit or discount thereon, other than as normal and customary in the ordinary course of a Grantor’s business or as required by law.

(g) Covenants Relating to Copyrights.

(i) Not do any act or knowingly omit to do any act whereby any Copyright owned by it and material to the business of such Grantor may become invalidated and (A) not do any act, or knowingly omit to do any act, whereby any Copyright owned by it and material to the business of such Grantor may become injected into the public domain; (B) notify the Administrative Agent promptly if it knows that any Copyright owned by it and material to the business of such Grantor may become injected into the public domain or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any court or tribunal in the United States or any other country) regarding a Grantor’s ownership of any such Copyright or its validity; (C) take all necessary steps as it shall deem appropriate under the circumstances, to maintain and pursue each application (and to obtain the relevant registration) of each Copyright owned by a Grantor and material to the business of such Grantor and to maintain each registration of each Copyright owned by a Grantor and material to the business of such Grantor including, without limitation, filing of applications for renewal where necessary; and (D) promptly notify the Administrative Agent of any material infringement of any Copyright of a Grantor that is material to the business of such Grantor of which it becomes aware and take such actions as it shall reasonably deem appropriate under the circumstances to protect such Copyright, including, where appropriate, the bringing of suit for infringement, seeking injunctive relief and seeking to recover any and all damages for such infringement.

(ii) Not make any assignment or agreement in conflict with the security interest in the Copyrights of each Grantor hereunder (other than in connection with a Permitted Lien or as otherwise provided in the Credit Agreement).

(h) Covenants Relating to Patents and Trademarks.

(i) With respect to each material Trademark of such Grantor, (A) continue to use such Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any valid claim of abandonment for non-use unless such Grantor determines to abandon any Trademark in is reasonable business judgment, (B) maintain as in the past the quality of products and services offered under any Trademark in use, (C) employ such Trademark with the appropriate notice of registration, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (D) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Trademark may become invalidated.

(ii) Not do any act, or omit to do any act, whereby any material Patent may become abandoned or dedicated.

(iii) Notify the Administrative Agent immediately if it knows that any application or registration relating to any material Patent or Trademark may become abandoned or dedicated, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country) regarding a Grantor’s ownership of any material Patent or Trademark or its right to register the same or to keep and maintain the same.

(iv) Take all commercially reasonable steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of its material Patents and Trademarks, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(v) Promptly notify the Administrative Agent after it learns that any material Patent or Trademark included in the Collateral is infringed, misappropriated or diluted by a third party and, to the extent such infringement could have a material adverse effect on any business of Grantor or its Subsidiaries or otherwise have a material adverse effect on the value of such Patent or Trademark, promptly sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution, or to take such other actions as it shall reasonably deem appropriate under the circumstances to protect such Patent or Trademark.

(i) Commercial Tort Claims.

(i) Promptly notify the Administrative Agent in writing of the initiation of any Commercial Tort Claim seeking damages in excess of $1,000,000 before any Governmental Authority by or in favor of such Grantor.

(ii) Execute and deliver such statements, documents and notices and do and cause to be done all such things as the Administrative Agent may reasonably deem necessary, appropriate or convenient, or as are required by law, to create, perfect and maintain the Administrative Agent’s security interest in any Commercial Tort Claim.

7. Advances by Holders of the Secured Obligations. On failure of any Grantor to perform any of the covenants and agreements contained herein, the Administrative Agent may, at its sole option and in its sole discretion, perform the same and in so doing may expend such sums as the Administrative Agent may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures that the Administrative Agent may make for the protection of the security hereof or that may be compelled to make by operation of law. All such sums and amounts so expended shall be repayable by the

Grantors on a joint and several basis (subject to Section 24 hereof) promptly upon timely notice thereof and demand therefor, shall constitute additional Secured Obligations and shall bear interest from the date said amounts are expended at the Default Rate. No such performance of any covenant or agreement by the Administrative Agent on behalf of any Grantor, and no such advance or expenditure therefor, shall relieve the Grantors of any default under the terms of this Security Agreement, the other Loan Documents or any other documents relating to the Secured Obligations. The Administrative Agent may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by a Grantor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

8. Events of Default. The occurrence of an event which under the Credit Agreement or any other Loan Document would constitute an Event of Default shall be an event of default hereunder (an “Event of Default”).

9. Remedies.

(a) General Remedies. Upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent and the holders of the Secured Obligations shall have, in addition to the rights and remedies provided herein, in the Loan Documents, in any other documents relating to the Secured Obligations, or by law (including, without limitation, levy of attachment and garnishment), the rights and remedies of a secured party under the UCC of the jurisdiction applicable to the affected Collateral and, further, the Administrative Agent may, with or without judicial process or the aid and assistance of others (to the extent permitted under applicable law), (i) subject to the rights of tenants in possession, enter on any premises on which any of the Collateral may be located and, without resistance or interference by the Grantors, take possession of the Collateral, (ii) dispose of any Collateral on any such premises, (iii) require the Grantors to assemble and make available to the Administrative Agent at the expense of the Grantors any Collateral at any place and time designated by the Administrative Agent that is reasonably convenient to both parties, (iv) remove any Collateral from any such premises for the purpose of effecting sale or other disposition thereof, and/or (v) except as provided below in the case of notice required by law, without demand and without advertisement, notice or hearing, all of which each of the Grantors hereby waives to the fullest extent permitted by law, at any place and time or times, sell and deliver any or all Collateral held by or for it at public or private sale, by one or more contracts, in one or more parcels, for cash, upon credit or otherwise, at such prices and upon such terms as the Administrative Agent deems advisable, in its sole discretion (subject to any and all mandatory legal requirements). Each of the Grantors acknowledges that any private sale referenced above may be at prices and on terms less favorable to the seller than the prices and terms that might have been obtained at a public sale and agrees (to the extent permitted by applicable law) that such private sale shall be deemed to have been made in a commercially reasonable manner. Neither the Administrative Agent’s compliance with applicable law nor its disclaimer of warranties relating to the Collateral shall be considered to adversely affect the commercial reasonableness of any sale. In addition to all other sums due the Administrative Agent and the holders of the Secured Obligations with respect to the Secured Obligations, the Grantors shall pay the Administrative Agent and each of the holders of the Secured Obligations all reasonable documented costs and expenses actually incurred by the Administrative Agent or any such holder of the Secured Obligations, including, but not limited to, reasonable attorneys’ fees and court costs, in obtaining or liquidating the Collateral, in enforcing payment of the Secured Obligations, or in the prosecution or defense of any action or proceeding by or against the Administrative Agent or the holders of the Secured Obligations or the Grantors concerning any matter arising out of or connected with this Security Agreement, any Collateral or the Secured Obligations, including, without limitation, any of the foregoing arising in, arising under or related to a case under the Bankruptcy Code. To the extent the rights of notice cannot be legally waived hereunder, each Grantor agrees that any requirement of reasonable notice shall be met if such notice is personally served on or mailed, postage prepaid, to the Borrower in accordance with the notice provisions of Section 11.02 of the Credit Agreement at least ten Business Days before the time of sale or other event giving rise to the requirement of such notice. The Administrative Agent and the holders of the Secured Obligations shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given. To the extent permitted by applicable law, any holder of the Secured Obligations may be a purchaser at any such sale. To the extent permitted by applicable law, each of the Grantors hereby waives all of its rights of redemption with respect to any such sale. Subject to the provisions of applicable law, the Administrative Agent and the holders of the Secured Obligations may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, to the extent permitted by applicable law, be made at the time and place to which the sale was postponed, or the Administrative Agent and the holders of the Secured Obligations may further postpone such sale by announcement made at such time and place.

(b) Remedies Relating to Accounts. Upon the occurrence of an Event of Default and during the continuation thereof, whether or not the Administrative Agent has exercised any or all of its rights and remedies hereunder, (i) each Grantor will promptly upon request of the Administrative Agent instruct all account debtors to remit all payments in respect of Accounts to a mailing location selected by the Administrative Agent and (ii) the Administrative Agent shall have the right to enforce any Grantor’s rights against its customers and account debtors, and the Administrative Agent or its designee may notify any Grantor’s customers and account debtors that the Accounts of such Grantor have been assigned to the Administrative Agent or of the Administrative Agent’s security interest therein, and may (either in its own name or in the name of a Grantor or both) demand, collect (including without limitation by way of a lockbox arrangement), receive, take receipt for, sell, sue for, compound, settle, compromise and give acquittance for any and all amounts due or to become due on any Account, and, in the Administrative Agent’s discretion, file any claim or take any other action or proceeding to protect and realize upon the security interest of the holders of the Secured Obligations in the Accounts. Each Grantor acknowledges and agrees that the Proceeds of its Accounts remitted to or on behalf of the Administrative Agent in accordance with the provisions hereof shall be solely for the Administrative Agent’s own convenience and that such Grantor shall not have any right, title or interest in such Accounts or in any such other amounts except as expressly provided herein. The Administrative Agent and the holders of the Secured Obligations shall have no liability or responsibility to any Grantor for acceptance of a check, draft or other order for payment of money bearing the legend “payment in full” or words of similar import or any other restrictive legend or endorsement or be responsible for determining the correctness of any remittance. Each Grantor hereby agrees to indemnify the Administrative Agent and the holders of the Secured Obligations from and against all liabilities, damages, losses, actions, claims, judgments, costs, expenses, charges and reasonable attorneys’ fees suffered or incurred by the Administrative Agent or the holders of the Secured Obligations (each, an “Indemnified Party”) because of the maintenance of the foregoing arrangements except as relating to or arising out of the gross negligence or willful misconduct of an Indemnified Party or its officers, employees or agents. In the case of any investigation, litigation or other proceeding, the foregoing indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a Grantor, its directors, shareholders or creditors or an Indemnified Party or any other Person or any other Indemnified Party is otherwise a party thereto.

(c) Access. In addition to the rights and remedies hereunder, upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent shall have the right, subject to the rights of tenants in possession, to enter and remain upon the various premises of the Grantors without cost or charge to the Administrative Agent, and use the same, together with materials, supplies, books and records of the Grantors for the purpose of collecting and liquidating the Collateral, or for preparing for sale and conducting the sale of the Collateral, whether by foreclosure, auction or otherwise. In addition, the Administrative Agent may remove Collateral, or any part thereof, from such premises and/or any records with respect thereto, in order to effectively collect or liquidate such Collateral.

(d) Nonexclusive Nature of Remedies. Failure by the Administrative Agent or the holders of the Secured Obligations to exercise any right, remedy or option under this Security Agreement, any other Loan Document, any other documents relating to the Secured Obligations, or as provided by law, or any delay by the Administrative Agent or the holders of the Secured Obligations in exercising the same, shall not operate as a waiver of any such right, remedy or option. No waiver hereunder shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and then only to the extent specifically stated, which in the case of the Administrative Agent or the holders of the Secured Obligations shall only be granted as provided herein. To the extent permitted by applicable law, neither the Administrative Agent, the holders of the Secured Obligations, nor any party acting as attorney for the Administrative Agent or the holders of the Secured Obligations, shall be liable hereunder for any acts or omissions or for any error of judgment or mistake of fact or law other than their gross negligence or willful misconduct hereunder. The rights and remedies of the Administrative Agent and the holders of the Secured Obligations under this Security Agreement shall be cumulative and not exclusive of any other right or remedy that the Administrative Agent or the holders of the Secured Obligations may have.

(e) Retention of Collateral. To the extent permitted under applicable law, in addition to the rights and remedies hereunder, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, after providing the notices required by Sections 9-620 and 9-621 of the UCC or otherwise complying with the requirements of applicable law of the relevant jurisdiction, accept or retain all or any portion of the Collateral in satisfaction of the Secured Obligations. Unless and until the Administrative Agent shall have provided such notices, however, the Administrative Agent shall not be deemed to have accepted or retained any Collateral in satisfaction of any Secured Obligations for any reason.

(f) Deficiency. In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Administrative Agent or the holders of the Secured Obligations are legally entitled, the Grantors shall be jointly and severally liable for the deficiency (subject to Section 24 hereof), together with interest thereon at the Default Rate for Base Rate Revolving Loans, together with the costs of collection and reasonable attorneys’ fees. Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Grantors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

10. Rights of the Administrative Agent.

(a) Power of Attorney. In addition to other powers of attorney contained herein, each Grantor hereby designates and appoints the Administrative Agent, on behalf of the holders of the Secured Obligations, and each of its designees or agents, as attorney-in-fact of such Grantor, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuation of an Event of Default:

(i) to demand, collect, settle, compromise and adjust, and give discharges and releases concerning the Collateral, all as the Administrative Agent may reasonably deem appropriate;

(ii) to commence and prosecute any actions at any court for the purposes of collecting any of the Collateral and enforcing any other right in respect thereof;

(iii) to defend, settle or compromise any action brought and, in connection therewith, give such discharge or release as the Administrative Agent may reasonably deem appropriate;

(iv) to receive, open and dispose of mail addressed to a Grantor and endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment, shipment or storage of the goods giving rise to the Collateral on behalf of and in the name of such Grantor, or securing, or relating to such Collateral;

(v) to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Collateral;

(vi) to direct any parties liable for any payment in connection with any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct;

(vii) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral;

(viii) to sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any Collateral or the goods or services that have given rise thereto, as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes;

(ix) to adjust and settle claims under any insurance policy relating thereto;

(x) to execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, security and pledge agreements, affidavits, notices and other agreements, instruments and documents that the Administrative Agent may reasonably deem appropriate in order to perfect and maintain the security interests and liens granted in this Security Agreement and in order to fully consummate all of the transactions contemplated herein;

(xi) to institute any foreclosure proceedings that the Administrative Agent may reasonably deem appropriate; and

(xii) to do and perform all such other acts and things as the Administrative Agent may reasonably deem appropriate or convenient in connection with the Collateral.

This power of attorney is a power coupled with an interest and shall be irrevocable for so long as any of the Secured Obligations shall remain outstanding (other than any such obligations which by the terms there of are stated to survive termination of the Loan Documents and any contingent indemnity obligations that are not yet due and payable) and until all of the commitments relating thereto shall have been terminated. The Administrative Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Administrative Agent in this Security Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Administrative Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on the Administrative Agent solely to protect, preserve and realize upon its security interest in the Collateral.

(b) The Administrative Agent’s Duty of Care. Other than the exercise of reasonable care to assure the safe custody of the Collateral while being held by the Administrative Agent hereunder, the Administrative Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Grantors shall be responsible for preservation of all rights in the Collateral, and the Administrative Agent shall be relieved of all responsibility for the Collateral upon surrendering it or tendering the surrender of it to the Grantors. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Administrative Agent shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Collateral. In the event of a public or private sale of Collateral pursuant to Section 8 hereof, the Administrative Agent shall have no obligation to clean, repair or otherwise prepare the Collateral for sale.

11. Rights of Required Lenders. All rights of the Administrative Agent hereunder, if not exercised by the Administrative Agent, may be exercised by the Required Lenders.

12. Application of Proceeds. Upon the occurrence and during the continuation of an Event of Default, any payments in respect of the Secured Obligations and any proceeds of the Collateral, when received by the Administrative Agent or any of the holders of the Secured Obligations in cash or its equivalent, will be applied in reduction of the Secured Obligations in the order set forth in the Credit Agreement or other document relating to the Secured Obligations, and each Grantor irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Administrative Agent shall have the continuing and exclusive right to apply and reapply any and all such payments and proceeds in the Administrative Agent’s sole discretion, notwithstanding any entry to the contrary upon any of its books and records.

13. Continuing Agreement.

(a) This Security Agreement shall be a continuing agreement in every respect and shall remain in full force and effect so long as any of the Secured Obligations remains outstanding (other than any such obligations which by the terms thereof are stated to survive termination of the Loan Documents and any contingent indemnity obligations that are not yet due and payable) and until all of the commitments relating thereto have been terminated. Upon such payment and termination, this Security Agreement and the liens and security interests of the Administrative Agent hereunder shall be automatically terminated and the Administrative Agent shall, upon the request and at the expense of the Grantors, execute and deliver all UCC termination statements and/or other documents reasonably requested by the Grantors evidencing such termination. Notwithstanding the foregoing, all releases and indemnities provided hereunder shall survive termination of this Security Agreement.

(b) This Security Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any holder of the Secured Obligations as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including, without limitation, attorneys’ fees and disbursements) actually incurred by the Administrative Agent or any holder of the Secured Obligations in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

14. Amendments and Waivers. This Security Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 11.01 of the Credit Agreement.

15. Successors in Interest. This Security Agreement shall create a continuing security interest in the Collateral and shall be binding upon each Grantor, its successors and assigns, and shall inure, together with the rights and remedies of the Administrative Agent and the holders of the Secured Obligations hereunder, to the benefit of the Administrative Agent and the holders of the Secured Obligations and their successors and permitted assigns; provided, however, that none of the Grantors may assign its rights or delegate its duties hereunder without the prior written consent of the each Lender or the Required Lenders under the Credit Agreement; provided, further, however, that Grantor shall have the right to transfer the Patents, Trademarks and Copyrights subject to the security interests created hereby to an intellectual property holding company upon (a) prior written notice to the Administrative Agent and (b) the execution and delivery by such holding company of any documents, instruments, agreements or other materials necessary or reasonably requested by the Administrative Agent to evidence or cause the uninterrupted continuation of a first priority perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties with respect to such Patents, Trademarks and Copyrights. To the fullest extent permitted by law, each Grantor hereby releases the Administrative Agent and each holder of the Secured Obligations, their respective successors and assigns and their respective officers, attorneys, employees and agents, from any liability for any act or omission or any error of judgment or mistake of fact or of law relating to this Security Agreement or the Collateral, except for any liability arising from the gross negligence or willful misconduct of the Administrative Agent or such holder, or their respective officers, attorneys, employees or agents.

16. Notices. All notices required or permitted to be given under this Security Agreement shall be given as provided in Section 11.02 of the Credit Agreement.

17. Counterparts. This Security Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Security Agreement to produce or account for more than one such counterpart.

18. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Security Agreement.

19. Governing Law; Submission to Jurisdiction; Venue; WAIVER OF JURY TRIAL. The terms of Sections 11.14 and 11.15 of the Credit Agreement with respect to governing law, submission to jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

20. Severability. If any provision of this Security Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

21. Entirety. This Security Agreement, the other Loan Documents and the other documents relating to the Secured Obligations represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Loan Documents, any other documents relating to the Secured Obligations, or the transactions contemplated herein and therein.

22. Survival. All representations and warranties of the Grantors hereunder shall survive the execution and delivery of this Security Agreement, the other Loan Documents and the other documents relating to the Secured Obligations, the delivery of the Notes and the extension of credit thereunder or in connection therewith.

23. Other Security. To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Collateral (including, without limitation, real property and securities owned by a Grantor), or by a guarantee, endorsement or property of any other Person, then the Administrative Agent shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence and during the continuation of any Event of Default, and the Administrative Agent shall have the right, in its sole discretion, to determine which rights, security, liens, security interests or remedies the Administrative Agent shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or the Secured Obligations or any of the rights of the Administrative Agent or the holders of the Secured Obligations under this Security Agreement, under any of the other Loan Documents or under any other document relating to the Secured Obligations.

24. Joint and Several Obligations of Grantors.

(a) Subject to subsection (c) of this Section 24, each of the Grantors is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the holders of the Secured Obligations, for the mutual benefit, directly and indirectly, of each of the Grantors and in consideration of the undertakings of each of the Grantors to accept joint and several liability for the obligations of each of them.

(b) Subject to subsection (c) of this Section 24, each of the Grantors jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Grantors with respect to the payment and performance of all of the Secured Obligations arising under this Security Agreement, the other Loan Documents and any other documents relating to the Secured Obligations, it being the intention of the parties hereto that all the Secured Obligations shall be the joint and several obligations of each of the Grantors without preferences or distinction among them.

(c) Notwithstanding any provision to the contrary contained herein, in any other of the Loan Documents or in any other documents relating to the Secured Obligations, the obligations of each Guarantor under the Credit Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code, any comparable provisions of any applicable state law or any applicable corporate or other organizational Laws relating to the ability of an entity to approve and authorize Guarantees or Indebtedness (or the effectiveness of any such approval or authorization) in excess of an amount that would render such entity insolvent or such other amount as may be established by such Law.

25. Costs and Expenses. At all times hereafter, the Grantors agree to promptly pay upon demand any and all reasonable costs and expenses of the Administrative Agent or the holders of the Secured Obligations, (a) as required under Section 11.04 of the Credit Agreement and (b) as necessary to protect the Collateral or to exercise any rights or remedies under this Security Agreement or with respect to any Collateral. All of the foregoing costs and expenses shall constitute Secured Obligations hereunder.

26. Amendment and Restatement. The parties hereto hereby acknowledge and agree that (a) this Security Agreement represents an amendment and restatement of the Replaced Security Agreement, (b) the liens and security interests in favor of the Administrative Agent and Lenders and created by the Replaced Security Agreement shall continue uninterrupted upon the effectiveness hereof and (c) nothing contained herein is intended to represent a novation of any type with respect to the “Secured Obligations” as defined in the Replaced Security Agreement.

[Remainder of Page Left Intentionally Blank - Signature Page(s) and Exhibits to Follow]

Each of the parties hereto has caused a counterpart of this Security Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:

GAYLORD ENTERTAINMENT COMPANY

By:
Mark Fioravanti
Executive Vice President; Chief Financial Officer

OPRYLAND HOTEL NASHVILLE, LLC

By:
Mark Fioravanti
Vice President and Treasurer

OPRYLAND HOTEL-FLORIDA LIMITED PARTNERSHIP
By:	Opryland Hospitality, LLC, its general partner

By:
Mark Fioravanti
Vice President and Treasurer

OPRYLAND HOTEL-TEXAS LIMITED PARTNERSHIP
By:	Opryland Hospitality, LLC, its general partner

By:
Mark Fioravanti
Vice President and Treasurer

GAYLORD NATIONAL, LLC

By:
Mark Fioravanti
Vice President and Treasurer

Accepted and agreed to as of the date first above written.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE 2

COMMERCIAL TORT CLAIMS

SCHEDULE 5(f)(i)

NOTICE

OF

GRANT OF SECURITY INTEREST

IN

COPYRIGHTS

United States Copyright Office

Ladies and Gentlemen:

Please be advised that pursuant to the Third Amended and Restated Security Agreement dated as of                 , 2011 (as the same may be amended, modified, extended or restated from time to time, the “Security Agreement”) by and among the Grantors party thereto (each a “Grantor” and collectively, the “Grantors”) and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”) for the holders of the Secured Obligations referenced therein, the undersigned Grantor has granted a continuing security interest in and continuing lien upon, the copyrights and copyright applications shown on Schedule 1 attached hereto to the Administrative Agent for the ratable benefit of the holders of the Secured Obligations.

The undersigned Grantor and the Administrative Agent, on behalf of the holders of the Secured Obligations, hereby acknowledge and agree that the security interest in the copyrights and copyright applications set forth on Schedule 1 attached hereto (i) may only be terminated in accordance with the terms of the Security Agreement and (ii) is not to be construed as an assignment of any copyright or copyright application.

Very truly yours,

[Grantor]

By:
Name:
Title:

Acknowledged and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE 5(f)(ii)

NOTICE

OF

GRANT OF SECURITY INTEREST

IN

PATENTS

United States Patent and Trademark Office

Ladies and Gentlemen:

Please be advised that pursuant to the Third Amended and Restated Security Agreement dated as of                 , 2011 (the “Security Agreement”) by and among the Grantors party thereto (each a “Grantor” and collectively, the “Grantors”) and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”) for the holders of the Secured Obligations referenced therein, the undersigned Grantor has granted a continuing security interest in and continuing lien upon, the patents and patent applications set forth on Schedule 1 attached hereto to the Administrative Agent for the ratable benefit of the holders of the Secured Obligations.

The undersigned Grantor and the Administrative Agent, on behalf of the holders of the Secured Obligations, hereby acknowledge and agree that the security interest in the patents and patent applications set forth on Schedule 1 attached hereto (i) may only be terminated in accordance with the terms of the Security Agreement and (ii) is not to be construed as an assignment of any patent or patent application.

Very truly yours,

[Grantor]

By:
Name:
Title:

Acknowledged and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE 5(f)(iii)

NOTICE

OF

GRANT OF SECURITY INTEREST

IN

TRADEMARKS

United States Patent and Trademark Office

Ladies and Gentlemen:

Please be advised that pursuant to the Third Amended and Restated Security Agreement dated as of                 , 2008 (the “Security Agreement”) by and among the Grantors party thereto (each a “Grantor” and collectively, the “Grantors”) and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”) for the holders of the Secured Obligations referenced therein, the undersigned Grantor has granted a continuing security interest in and continuing lien upon, the trademarks and trademark applications set forth on Schedule 1 attached hereto to the Administrative Agent for the ratable benefit of the holders of the Secured Obligations.

The undersigned Grantor and the Administrative Agent, on behalf of the holders of the Secured Obligations, hereby acknowledge and agree that the security interest in the trademarks and trademark applications set forth on Schedule 1 attached hereto (i) may only be terminated in accordance with the terms of the Security Agreement and (ii) is not to be construed as an assignment of any trademark or trademark application.

Very truly yours,

[Grantor]

By:
Name:
Title:

Acknowledged and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit C

FORM OF PLEDGE AGREEMENT

THIRD AMENDED AND RESTATED PLEDGE AGREEMENT

[Related to Gaylord Entertainment Company Third Amended and Restated Credit Agreement dated August 1, 2011]

THIS THIRD AMENDED AND RESTATED PLEDGE AGREEMENT, dated as of                 , 2011 (this “Pledge Agreement”) is made by the parties listed on the signature pages hereto (each individually a “Pledgor” and collectively, the “Pledgors”) in favor of Bank of America, N.A., in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement described below) and is an amendment and restatement of that certain Second Amended and Restated Pledge Agreement dated as of July 25, 2008 among the parties hereto (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Replaced Pledge Agreement”).

RECITALS

WHEREAS, pursuant to that certain Third Amended and Restated Credit Agreement dated as of the date hereof (as amended, modified, extended, renewed or replaced from time to time, the “Credit Agreement”) among Gaylord Entertainment Company, a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders and the Administrative Agent, the Lenders have agreed to make Loans upon the terms and subject to the conditions set forth therein;

WHEREAS, the Pledgors, collectively, are the owners of all of the outstanding equity interests in the Guarantors;

WHEREAS, the Borrower, either directly or indirectly, owns all of the outstanding interests in the Pledgors;

WHEREAS, as a result of the Pledgors’ respective ownership in the Guarantors, and the Borrower’s ownership of the Pledgors, the Pledgors expect to receive certain benefits as a result of the pledge, assignment and grant of security interest contemplated herein; and

WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement and the obligations of the Lenders to make their respective Loans under the Credit Agreement that the Pledgors shall have executed and delivered this Pledge Agreement to the Administrative Agent for the ratable benefit of the holders of the Secured Obligations.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement

(b) The following terms which are defined in the Uniform Commercial Code (the “UCC”) in effect in the State of New York on the date hereof are used herein as so defined: Securities Account.

(c) As used herein, the following terms shall have the meanings set forth below:

“Secured Obligations” means, without duplication, (i) all of the Obligations and (ii) all reasonable and documented costs and expenses actually incurred by the Administrative Agent in connection with enforcement and collection of the Obligations, including reasonable and documented attorneys’ fees.

2. Pledge and Grant of Security Interest. To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations, each Pledgor hereby pledges and assigns to the Administrative Agent, for the benefit of the holders of the Secured Obligations, and grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, a continuing security interest in, and a right to set off against, any and all right, title and interest of such Pledgor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Pledged Collateral”):

(a) Pledged Capital Stock. 100% of the issued and outstanding Capital Stock owned by such Pledgor of each Person owning one or more Borrowing Base Properties (a list of such Persons and the Capital Stock owned by the respective Pledgors therein is set forth on Schedule 2(a) attached hereto) together with the certificates (or other agreements or instruments), if any, representing such Capital Stock and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the Capital Stock described in Sections 2(b) and 2(c) below, the “Pledged Capital Stock”), including, but not limited to, the following:

(A) all shares, securities, partnership interests, membership interests or other equity interests representing a dividend on any of the Pledged Capital Stock, or representing a distribution or return of capital upon or in respect of the Pledged Capital Stock, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Capital Stock; and

(B) without affecting the obligations of the Pledgors under any provision prohibiting such action hereunder or under the Credit Agreement, in the event of any consolidation or merger involving the issuer of any Pledged Capital Stock and in which such issuer is not the surviving entity, the Capital Stock (in the applicable percentage specified in Section 2(a) above) of the successor entity formed by or resulting from such consolidation or merger.

(b) Additional Shares. 100% (or, if less, the full amount owned by such Pledgor) of the issued and outstanding Capital Stock of any Person which hereafter directly or indirectly owns a Borrowing Base Property together with the certificates (or other agreements or instruments), if any, representing such Capital Stock.

(c) Proceeds. All proceeds and products of the foregoing, however and whenever acquired and in whatever form.

Without limiting the generality of the foregoing, it is hereby specifically understood and agreed that each Pledgor may from time to time hereafter deliver additional shares of Capital Stock to the Administrative Agent as collateral security for the Secured Obligations. Upon delivery to the Administrative Agent, such additional Capital Stock shall be deemed to be part of the Pledged Collateral and shall be subject to the terms of this Pledge Agreement whether or not Schedule 2(a) is amended to refer to such additional Capital Stock.

3. Security for Secured Obligations. The security interest created hereby in the Pledged Collateral constitutes continuing collateral security for all of the Secured Obligations.

4. Delivery of the Pledged Collateral; Perfection of Security Interest. Each Pledgor hereby agrees that:

(a) Delivery of Certificates. Each Pledgor shall deliver to the Administrative Agent (i) simultaneously with or prior to the execution and delivery of this Pledge Agreement, all certificates representing the Pledged Capital Stock of such Pledgor and (ii) promptly upon the receipt thereof by or on behalf of a Pledgor, all other certificates and instruments constituting Pledged Collateral of a Pledgor. Prior to delivery to the Administrative Agent, all such certificates and instruments constituting Pledged Collateral of a Pledgor shall be held in trust by such Pledgor for the benefit of the Administrative Agent pursuant hereto. All such certificates shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in Exhibit 4(a) attached hereto.

(b) Additional Securities. If such Pledgor shall receive by virtue of its being, becoming or having been the owner of any Pledged Collateral, any (i) certificate, including without limitation, any certificate representing a dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares or membership or equity interests, stock splits, spin-off or split-off, promissory notes or other instrument; (ii) option or right, whether as an addition to, substitution for, or an exchange for, any Pledged Collateral or otherwise; (iii) dividends payable in securities; or (iv) distributions of securities or other equity interests in connection with a partial or total liquidation, dissolution or reduction of capital, capital surplus or paid-in surplus, such Pledgor shall receive such certificate, instrument, option, right or distribution in trust for the benefit of the Administrative Agent, shall segregate it from such Pledgor’s other property and shall deliver it forthwith to the Administrative Agent in the exact form received together with any necessary endorsement and/or appropriate stock power duly executed in blank, substantially in the form provided in Exhibit 4(a), to be held by the Administrative Agent as Pledged Collateral and as further collateral security for the Secured Obligations.

(c) Financing Statements. Each Pledgor shall deliver to the Administrative Agent such UCC or other applicable financing statements as may be reasonably requested by the Administrative Agent in order to perfect and protect the security interest created hereby in the Pledged Collateral of such Pledgor.

5. Representations and Warranties. Each Pledgor hereby represents and warrants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, that so long as any of the Secured Obligations remain outstanding (other than any such obligations which by the terms thereof are stated to survive termination of the Loan Documents and any contingent indemnity obligations that are not yet due and payable):

(a) Authorization of Pledged Capital Stock. The Pledged Capital Stock is duly authorized and validly issued, is fully paid and, with respect to any Pledged Capital Stock consisting of stock of a corporation, nonassessable and is not subject to the preemptive rights of any Person. All other shares of Capital Stock constituting Pledged Collateral will be duly authorized and validly issued, fully paid and, with respect to any Pledged Capital Stock consisting of stock of a corporation, nonassessable and not subject to the preemptive rights of any Person.

(b) Title. Each Pledgor has good and indefeasible title to the Pledged Collateral of such Pledgor and will at all times be the legal and beneficial owner of such Pledged Collateral free and clear of any Lien, other than Permitted Liens. There exists no “adverse claim” within the meaning of Section 8-102 of the UCC with respect to the Pledged Capital Stock of such Pledgor.

(c) Exercising of Rights. The exercise by the Administrative Agent of its rights and remedies hereunder will not violate any law or governmental regulation or any material contractual restriction binding on or affecting a Pledgor or any of its property.

(d) Pledgor’s Authority. No authorization, approval or action by, and no notice or filing with any Governmental Authority or with the issuer of any Pledged Capital Stock is required either (i) for the pledge made by a Pledgor or for the granting of the security interest by a Pledgor pursuant to this Pledge Agreement or (ii) for the exercise by the Administrative Agent or the holders of the Secured Obligation of their rights and remedies hereunder (except as may be required by Laws affecting the offering and sale of securities).

(e) Security Interest/Priority. This Pledge Agreement creates a valid security interest in favor of the Administrative Agent, for the benefit of the holders of the Secured Obligations, in the Pledged Collateral. The taking possession by the Administrative Agent of the certificates, if any, representing the Pledged Capital Stock and all other certificates and instruments constituting Pledged Collateral will perfect and establish the first priority of the Administrative Agent’s security interest in all certificated Pledged Capital Stock and such certificates and instruments and, upon the filing of UCC financing statements in the appropriate filing office in the location of each Pledgor’s state of formation, the Administrative Agent shall have a first priority perfected security interest in all uncertificated Pledged Capital Stock consisting of partnership or limited liability company interests that do not constitute a security pursuant to Section 8-103(c) of the UCC. Except as set forth in this Section 5(e), no action is necessary to perfect or otherwise protect such security interest.

(f) No Other Capital Stock. No Pledgor owns any Capital Stock of any Person which directly or indirectly owns a Borrowing Base Property other than as set forth on Schedule 2(a) attached hereto.

(g) Partnership and Limited Liability Company Interests. Except as previously disclosed to the Administrative Agent, none of the Pledged Capital Stock consisting of partnership or limited liability company interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a security governed by Article 8 of the UCC, (iii) is an investment company security, (iv) is held in a Securities Account or (v) constitutes a “security” or a “financial asset” as such terms are defined in Article 8 of the UCC.

6. Covenants. Each Pledgor hereby covenants, that so long as any of the Secured Obligations remain outstanding (other than any such obligations which by the terms thereof are stated to survive termination of the Loan Documents and any contingent indemnity obligations that are not yet due and payable) and until all of the commitments relating thereto have been terminated, such Pledgor shall:

(a) Books and Records. Mark its books and records (and shall cause the issuer of the Pledged Capital Stock of such Pledgor to mark its books and records) to reflect the security interest granted to the Administrative Agent, for the benefit of the holders of the Secured Obligations, pursuant to this Pledge Agreement.

(b) Defense of Title. Warrant and defend title to and ownership of the Pledged Collateral of such Pledgor at its own expense against the claims and demands of all other parties claiming an interest therein, keep the Pledged Collateral free from all Liens, except for Permitted Liens, and not sell, exchange, transfer, assign, lease or otherwise dispose of Pledged Collateral of such Pledgor or any interest therein, except as permitted under the Credit Agreement and the other Loan Documents.

(c) Further Assurances. Promptly execute and deliver at its expense all further instruments and documents and take all further action that the Administrative Agent may reasonably request in order to (i) perfect and protect the security interest created hereby in the Pledged Collateral of such Pledgor (including, without limitation, the execution and filing of UCC financing statements and any and all action necessary to satisfy the Administrative Agent that the Administrative Agent has obtained a first priority perfected security interest in all Pledged Collateral); (ii) enable the Administrative Agent to exercise and enforce its rights and remedies hereunder in respect of the Pledged Collateral of such Pledgor; and (iii) otherwise effect the purposes of this Pledge Agreement, including, without limitation and if requested by the Administrative Agent, delivering to the Administrative Agent irrevocable proxies in respect of the Pledged Collateral of such Pledgor.

(d) Amendments; Modifications; Changes in Corporate Status. Not make or consent to any amendment or other modification or waiver with respect to any of the Pledged Collateral of such Pledgor or enter into any agreement or allow to exist any restriction with respect to any of the Pledged Collateral of such Pledgor other than pursuant hereto or as may be permitted under the Credit Agreement and not cause or permit without the prior written consent of the Administrative Agent any change in the organizational documents, name or corporate status or jurisdiction of organization of such Pledgor that could reasonably be expected to, in any manner, cause any security interest granted herein or any filing made in connection herewith to lapse, terminate or otherwise become ineffective (whether immediately or as a result of the passage of time) with respect to any of the Pledged Collateral.

(e) Compliance with Securities Laws. File all reports and other information now or hereafter required to be filed by such Pledgor with the United States Securities and Exchange Commission and any other state, federal or foreign agency in connection with the ownership of the Pledged Collateral of such Pledgor.

7. Performance of Obligations and Advances by Administrative Agent or Lenders. On failure of any Pledgor to perform any of the covenants and agreements contained herein, the Administrative Agent may, at its sole option and in its sole discretion, perform or cause to be performed the same and in so doing may expend such sums as the Administrative Agent may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures which the Administrative Agent may make for the protection of the security hereof or which may be compelled to make by operation of law. All such sums and amounts so expended shall be repayable by the Pledgors on a joint and several basis (subject to Section 25 hereof) promptly upon timely notice thereof and demand therefor, shall constitute additional Secured Obligations and shall bear interest from the date said amounts are expended at the Default Rate specified in the Credit Agreement for Loans that are Base Rate Revolving Loans. No such performance of any covenant or agreement by the Administrative Agent on behalf of any Pledgor, and no such advance or expenditure therefor, shall relieve the Pledgors of any default under the terms of this Pledge Agreement, the other Loan Documents or any other documents relating to the Secured Obligations. The Administrative Agent may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by a Pledgor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

8. Events of Default. The occurrence of an event which under the Credit Agreement or any other Loan Document would constitute an Event of Default shall be an event of default hereunder (an “Event of Default”).

9. Remedies.

(a) General Remedies. Upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent and the holders of the Secured Obligations shall have, in respect of the Pledged Collateral of any Pledgor, in addition to the rights and remedies provided herein, in the Loan Documents, in any other documents relating to the Secured Obligations or by law, the rights and remedies of a secured party under the UCC or any other applicable law.

(b) Sale of Pledged Collateral. Upon the occurrence of an Event of Default and during the continuation thereof, without limiting the generality of this Section and without notice, the Administrative Agent may, in its sole discretion, sell or otherwise dispose of or realize upon the Pledged Collateral, or any part thereof, in one or more parcels, at public or private sale, at any exchange or broker’s board or elsewhere, at such price or prices and on such other terms as the Administrative Agent may deem commercially reasonable, for cash, credit or for future delivery or otherwise in accordance with applicable law. To the extent permitted by law, any holder of the Secured Obligations may in such event bid for the purchase of such securities. Each Pledgor agrees that, to the extent notice of sale shall be required by law and has not been waived by such Pledgor, any requirement of reasonable notice shall be met if notice, specifying the place of any public sale or the time after which any private sale is to be made, is personally served on or mailed postage prepaid to such Pledgor in accordance with the notice provisions of Section 11.02 of the Credit Agreement at least ten (10) days before the time of such sale. The Administrative Agent shall not be obligated to make any sale of Pledged Collateral of such Pledgor regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(c) Private Sale. Upon the occurrence of an Event of Default and during the continuation thereof, the Pledgors recognize that the Administrative Agent may be unable or deem it impracticable to effect a public sale of all or any part of the Pledged Collateral and that the Administrative Agent may, therefore, determine to make one or more private sales of any such Pledged Collateral to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to delay sale of any such Pledged Collateral for the period of time necessary to permit the issuer of such Pledged Collateral to register such Pledged Collateral for public sale under the Securities Act of 1933 or under applicable state securities laws. Each Pledgor further acknowledges and agrees that any offer to sell such Pledged Collateral which has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such offer may be advertised without prior registration under the Securities Act of 1933), or (ii) made privately in the manner described above shall be deemed to involve a “public sale” under the UCC, notwithstanding that such sale may not constitute a “public offering” under the Securities Act of 1933, and the Administrative Agent may, in such event, bid for the purchase of such Pledged Collateral.

(d) Retention of Pledged Collateral. In addition to the rights and remedies hereunder, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, after providing the notices required by Sections 9-620 and 9-621 of the UCC (or any successor sections of the UCC) or otherwise complying with the requirements of applicable law of the relevant jurisdiction, retain all or any portion of the Pledged Collateral in satisfaction of the Secured Obligations. Unless and until the Administrative Agent shall have provided such notices, however, the Administrative Agent shall not be deemed to have retained any Pledged Collateral in satisfaction of any Secured Obligations for any reason.

(e) Deficiency. In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Administrative Agent or the holders of the Secured Obligations are legally entitled, the Pledgors shall be jointly and severally liable (subject to Section 25 hereof) for the deficiency, together with interest thereon at the Default Rate specified in the Credit Agreement for Loans that are Base Rate Revolving Loans and together with the costs of collection and the reasonable fees of any attorneys employed by the Administrative Agent to collect such deficiency. Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Pledgors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

10. Rights of the Administrative Agent.

(a) Power of Attorney. In addition to other powers of attorney contained herein, each Pledgor hereby designates and appoints the Administrative Agent, on behalf of the holders of the Secured Obligations, and each of its designees or agents as attorney-in-fact of such Pledgor, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuance of an Event of Default:

(i) to demand, collect, settle, compromise, adjust and give discharges and releases concerning the Pledged Collateral of such Pledgor, all as the Administrative Agent may reasonably determine;

(ii) to commence and prosecute any actions at any court for the purposes of collecting any of the Pledged Collateral of such Pledgor and enforcing any other right in respect thereof;

(iii) to defend, settle, adjust or compromise any action, suit or proceeding brought and, in connection therewith, give such discharge or release as the Administrative Agent may deem reasonably appropriate;

(iv) to pay or discharge taxes, liens, security interests, or other encumbrances levied or placed on or threatened against the Pledged Collateral of such Pledgor;

(v) to direct any parties liable for any payment under any of the Pledged Collateral to make payment of any and all monies due and to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct;

(vi) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Pledged Collateral of such Pledgor;

(vii) to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Pledged Collateral of such Pledgor;

(viii) to execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, pledge agreements, affidavits, notices and other agreements, instruments and documents that the Administrative Agent may determine necessary in order to perfect and maintain the security interests and liens granted in this Pledge Agreement and in order to fully consummate all of the transactions contemplated herein;

(ix) to exchange any of the Pledged Collateral of such Pledgor or other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Pledged Collateral of such Pledgor with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Administrative Agent may determine;

(x) to vote for a shareholder or member resolution, or to sign an instrument in writing, sanctioning the transfer of any or all of the Pledged Collateral of such Pledgor into the name of the Administrative Agent or one or more of the holders of the Secured Obligations or into the name of any transferee to whom the Pledged Collateral of such Pledgor or any part thereof may be sold pursuant to Section 9 hereof; and

(xi) to do and perform all such other acts and things as the Administrative Agent may reasonably deem to be necessary, proper or convenient in connection with the Pledged Collateral of such Pledgor.

This power of attorney is a power coupled with an interest and shall be irrevocable for so long as any of the Secured Obligations remain outstanding (other than any such obligations which by the terms thereof are stated to survive termination of the Loan Documents and any contingent indemnity obligations that are not yet due and payable) and until all of the commitments relating thereto shall have been terminated. The Administrative Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Administrative Agent in this Pledge Agreement and shall not be liable for any failure to do so or any delay in doing so. The Administrative Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on the Administrative Agent solely to protect, preserve and realize upon its security interest in the Pledged Collateral.

(b) Assignment by the Administrative Agent. The Administrative Agent may from time to time assign the Secured Obligations and any portion thereof and/or the Pledged Collateral and any portion thereof, and the assignee shall be entitled to all of the rights and remedies of the Administrative Agent under this Pledge Agreement in relation thereto.

(c) The Administrative Agent’s Duty of Care. Other than the exercise of reasonable care to ensure the safe custody of the Pledged Collateral while being held by the Administrative Agent hereunder, the Administrative Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that each of the Pledgors shall be responsible for preservation of all rights in the Pledged Collateral of such Pledgor, and the Administrative Agent shall be relieved of all responsibility for such Pledged Collateral upon surrendering it or tendering the surrender of it to such Pledgor. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Administrative

Agent shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters; or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

(d) Voting Rights in Respect of the Pledged Collateral.

(i) So long as no Event of Default shall have occurred and be continuing, to the extent permitted by law, each Pledgor may exercise any and all voting and other consensual rights pertaining to the Pledged Collateral of such Pledgor or any part thereof for any purpose not inconsistent with the terms of this Pledge Agreement or the Credit Agreement; and

(ii) Upon the occurrence and during the continuance of an Event of Default, all rights of a Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to paragraph (i) of this subsection (d) shall cease and all such rights shall thereupon become vested in the Administrative Agent which shall then have the sole right to exercise such voting and other consensual rights.

(e) Dividend and Distribution Rights in Respect of the Pledged Collateral.

(i) So long as no Event of Default shall have occurred and be continuing and subject to Section 4(b) hereof, each Pledgor may receive and retain any and all dividends (other than stock dividends and other dividends constituting Pledged Collateral which are addressed hereinabove), distributions or interest paid in respect of the Pledged Collateral to the extent they are allowed under the Credit Agreement.

(ii) Upon the occurrence and during the continuance of an Event of Default:

(A) all rights of a Pledgor to receive the dividends, distributions and interest payments which it would otherwise be authorized to receive and retain pursuant to paragraph (i) of this subsection (e) shall cease and all such rights shall thereupon be vested in the Administrative Agent which shall then have the sole right to receive and hold as Pledged Collateral such dividends, distributions and interest payments; and

(B) all dividends, distributions and interest payments which are received by a Pledgor contrary to the provisions of subsection (A) of this Section shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Pledgor, and shall be forthwith paid over to the Administrative Agent as Pledged Collateral in the exact form received, to be held by the Administrative Agent as Pledged Collateral and as further collateral security for the Secured Obligations.

(f) Release of Pledged Collateral. The Administrative Agent may release any of the Pledged Collateral from this Pledge Agreement or may substitute any of the Pledged Collateral for other Pledged Collateral without altering, varying or diminishing in any way the force, effect, lien, pledge or security interest of this Pledge Agreement as to any Pledged Collateral not expressly released or substituted, and this Pledge Agreement shall continue as a first priority lien on all Pledged Collateral not expressly released or substituted.

11. Rights of Required Lenders. All rights of the Administrative Agent hereunder, if not exercised by the Administrative Agent, may be exercised by the Required Lenders.

12. Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, any payments in respect of the Secured Obligations and any proceeds of any Pledged Collateral, when received by the Administrative Agent or any of the holders of the Secured Obligations in cash or its equivalent, will be applied in reduction of the Secured Obligations in the order set forth in Section 9.03 of the Credit Agreement, and each Pledgor irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Administrative Agent shall have the continuing and exclusive right to apply and reapply any and all such payments and proceeds in the Administrative Agent’s sole discretion, notwithstanding any entry to the contrary upon any of its books and records.

13. Costs and Expenses. At all times hereafter, the Pledgors agree to promptly pay upon demand any and all reasonable costs and expenses of the Administrative Agent or the holders of the Secured Obligations, (a) as required under Section 11.04 of the Credit Agreement and (b) as necessary to protect the Pledged Collateral or to exercise any rights or remedies under this Pledge Agreement or with respect to any Pledged Collateral. All of the foregoing costs and expenses shall constitute Secured Obligations hereunder.

14. Continuing Agreement.

(a) This Pledge Agreement shall be a continuing agreement in every respect and shall remain in full force and effect so long as any of the Secured Obligations remain outstanding (other than any such obligations which by the terms thereof are stated to survive termination of the Loan Documents and any contingent indemnity obligations that are not yet due and payable) and until all of the commitments relating thereto have been terminated. Upon such payment and termination, this Pledge Agreement shall be automatically terminated and the Administrative Agent and the holders of the Secured Obligations shall, upon the request and at the expense of the Pledgors, (i) return all certificates representing the Pledged Capital Stock, all other certificates and instruments constituting Pledged Collateral and all instruments of transfer or assignment which have been delivered to the Administrative Agent pursuant to this Pledge Agreement and (ii) forthwith release all of its liens and security interests hereunder and shall execute and deliver all UCC termination statements and/or other documents reasonably requested by the Pledgors evidencing such termination. Notwithstanding the foregoing, all releases and indemnities provided hereunder shall survive termination of this Pledge Agreement.

(b) This Pledge Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any holder of the Secured Obligations as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Administrative Agent or any holder of the Secured Obligations in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

15. Amendments; Waivers; Modifications. This Pledge Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 11.01 of the Credit Agreement.

16. Successors in Interest. This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and shall be binding upon each Pledgor, its successors and assigns and shall inure, together with the rights and remedies of the Administrative Agent and the holders of the Secured Obligations hereunder, to the benefit of the Administrative Agent and the holders of the Secured Obligations and their successors and permitted assigns; provided, however, that none of the Pledgors may assign its rights or delegate its duties hereunder without the prior written consent of each Lender or the Required Lenders, as required by the Credit Agreement. To the fullest extent permitted by law, each Pledgor hereby releases the Administrative Agent and each holder of the Secured Obligations, and its successors and assigns, from any liability for any act or omission relating to this Pledge Agreement or the Pledged Collateral, except for any liability arising from the gross negligence or willful misconduct of the Administrative Agent, or such holder, or its officers, employees or agents.

17. Notices. All notices required or permitted to be given under this Pledge Agreement shall be in conformance with Section 11.02 of the Credit Agreement.

18. Counterparts. This Pledge Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Pledge Agreement to produce or account for more than one such counterpart.

19. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning, construction or interpretation of any provision of this Pledge Agreement.

20. Governing Law; Submission to Jurisdiction; Venue; WAIVER OF JURY TRIAL. The terms of Sections 11.14 and 11.15 of the Credit Agreement with respect to governing law, submission to jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

21. Severability. If any provision of this Pledge Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

22. Entirety. This Pledge Agreement, the other Loan Documents and the other documents relating to the Secured Obligations represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Loan Documents, such Swap Contracts or the transactions contemplated herein and therein.

23. Survival. All representations and warranties of the Pledgors hereunder shall survive the execution and delivery of this Pledge Agreement, the other Loan Documents and other documents relating to the Secured Obligations, the delivery of the Notes, the making of the Loans.

24. Other Security. To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Pledged Collateral (including, without limitation, real and other personal property owned by a Pledgor), or by a guarantee, endorsement or property of any other Person, then the Administrative Agent shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence of any Event of Default, and the Administrative Agent have the right, in its sole discretion, to determine which rights, security, liens, security interests or remedies the Administrative Agent shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or any of the rights of the Administrative Agent or the holders of the Secured Obligations under this Pledge Agreement, under any other of the Loan Documents or under any other document relating to the Secured Obligations.

25. Joint and Several Obligations of Pledgors.

(a) Each of the Pledgors is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the holders of the Secured Obligations under the Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Pledgors and in consideration of the undertakings of each of the Pledgors to accept joint and several liability for the obligations of each of them.

(b) Each of the Pledgors jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Pledgors with respect to the obligations arising under this Pledge Agreement, it being the intention of the parties hereto that all the obligations hereunder shall be the joint and several obligations of each of the Pledgors without preferences or distinction among them.

(c) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, or other documents relating to the Secured Obligations, the obligations of each Pledgor hereunder shall be limited to an aggregate amount equal to the largest amount that would render such obligations subject to avoidance under Section 548 of the Bankruptcy Code, any comparable provisions of any applicable state law or any applicable corporate or other organizational Laws relating to the ability of an entity to approve and authorize Guarantees or Indebtedness (or the effectiveness of any such approval or authorization) in excess of an amount that would render such entity insolvent or such other amount as may be established by such Law.

26. Amendment and Restatement. The parties hereto hereby acknowledge and agree that (a) this Pledge Agreement represents an amendment and restatement of the Replaced Pledge Agreement, (b) the liens and security interests in favor of the Administrative Agent and Lenders and created by the Replaced Pledge Agreement shall continue uninterrupted upon the effectiveness hereof and (c) nothing contained herein is intended to represent a novation of any type with respect to the “Secured Obligations” as defined in the Replaced Pledge Agreement.

Each of the parties hereto has caused a counterpart of this Pledge Agreement to be duly executed and delivered as of the date first above written.

PLEDGORS:

GAYLORD HOTELS, INC.

By:
Mark Fioravanti
Vice President and Treasurer

OPRYLAND HOSPITALITY, LLC

By:
Mark Fioravanti
Vice President and Treasurer

OPRYLAND HOTEL – TEXAS, LLC

By:
Mark Fioravanti
Vice President and Treasurer

Accepted and agreed as of the date first above written.

BANK OF AMERICA, N.A.,
as Administrative Agent

By:

Name:

Title:

Schedule 2(a)

to

Third Amended and Restated Pledge Agreement

dated as of                 , 2011 in favor of

Bank of America, N.A.,

as Administrative Agent

PLEDGED CAPITAL STOCK

“GP” refers to a general partnership interest.

“LP” refers to a limited partnership interest.

“Member” refers to a membership interest.

“Shareholder” refers to a shareholder or corporate stock interest.

Pledgor	Subsidiary Pledged	Number of Shares	Certificate Number	Percentage Ownership and Type	Percentage Pledged
Gaylord Hotels, Inc.	Opryland Hotel Nashville, LLC	N/A	N/A	100% Member	100%
Gaylord Hotels, Inc.	Opryland Hotel-Florida Limited Partnership	N/A	N/A	99% LP	100%
Opryland Hospitality, LLC	Opryland Hotel-Florida Limited Partnership	N/A	N/A	1% GP	100%
Opryland Hotel – Texas, LLC	Opryland Hotel-Texas Limited Partnership	N/A	N/A	99% LP	100%
Opryland Hospitality, LLC	Opryland Hotel-Texas Limited Partnership	N/A	N/A	1% GP	100%
Gaylord Hotels, Inc.	Gaylord National, LLC	N/A	N/A	100% Member	100%

Exhibit 4(a)

to

Third Amended and Restated Pledge Agreement

dated as of                      , 2011 in favor of

Bank of America, N.A.,

as Administrative Agent

Irrevocable Stock Power

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to
the following shares of capital stock of                 , a                  corporation:

No. of Shares	Certificate No.

and irrevocably appoints                                                               its agent and attorney-in-fact to transfer all or any part of such capital stock and to take all necessary and appropriate action to effect any such transfer. The agent and attorney-in-fact may substitute and appoint one or more persons to act for him.

,
a corporation

By:
Name:
Title:

Exhibit D-1

FORM OF REVOLVING NOTE

                , 201

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Third Amended and Restated Credit Agreement, dated as of August 1, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

GAYLORD ENTERTAINMENT COMPANY

By:
Name:
Title:

Exhibit D-2

FORM OF TERM NOTE

                , 201

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Lender to the Borrower under that certain Third Amended and Restated Credit Agreement, dated as of August 1, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

GAYLORD ENTERTAINMENT COMPANY

By:
Name:
Title:

Exhibit D-3

FORM OF SWING LINE NOTE

                , 201

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to Bank of America or registered assigns (the “Swing Line Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the Borrower under that certain Third Amended and Restated Credit Agreement, dated as of August 1, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Swing Line Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Swing Line Note is the Swing Line Note referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Swing Line Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by the Swing Line Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swing Line Note.

THIS SWING LINE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

GAYLORD ENTERTAINMENT COMPANY

By:
Name:
Title:

Exhibit E

FORM OF COMPLIANCE CERTIFICATE

For the calendar quarter ended                 , 201    .

I,                                         , [Title] of GAYLORD ENTERTAINMENT COMPANY (the “Borrower”) hereby certify that, to the best of my knowledge and belief, with respect to that certain Third Amended and Restated Credit Agreement dated as of August 1, 2011 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among the Borrower, the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

a.	The company-prepared financial statements which accompany this certificate are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments.

b.	Since (the date of the last similar certification, or, if none, the Closing Date) no Default or Event of Default has occurred under the Credit Agreement.

Delivered herewith are (a) detailed calculations demonstrating compliance by the Loan Parties with (i) the Borrowing Base provisions of the Credit Agreement, (ii) the financial covenants contained in Section 8.11 of the Credit Agreement and (iii) the Credit Facilities Implied DSCR as of the end of the calendar period referred to above and (b) operating statements for each of the Borrowing Base Properties for the most-recently ended calendar quarter.

This      day of                 , 201    .

GAYLORD ENTERTAINMENT COMPANY

By:
Name:
Title:

Attachment to Officer’s Certificate

Computation of Financial Covenants

Exhibit F

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), dated as of                 , 201    , is by and between                                         , a                                          (the “Subsidiary”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent under that certain Third Amended and Restated Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of August 1, 2011 by and among GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Loan Parties are required by Section 7.04 of the Credit Agreement to cause the Subsidiary to become a “Guarantor”.

Accordingly, the Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be (a) deemed to be a party to the Credit Agreement, [the Pledge Agreement] and the Security Agreement, (b) a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement, [and] (c) a “Grantor” for all purposes of the Security Agreement, and shall have all of the obligations of a Grantor thereunder [and (d) a “Pledgor” for all purposes of the Pledge Agreement and shall have all of the obligations of a Grantor thereunder]. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The address of the Subsidiary for purposes of all notices and other communications is                                         ,                                                              , Attention of                                          (Facsimile No.             ).

3. The Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the Subsidiary under Section 4 of the Credit Agreement upon the execution of this Agreement by the Subsidiary.

4. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

5. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Subsidiary has caused this Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer and the Administrative Agent, as of the day and year first above written.

[SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Schedule 1

TO FORM OF JOINDER AGREEMENT

[Chief Executive Office and

Chief Place of Business of Subsidiary]

Schedule 2

TO FORM OF JOINDER AGREEMENT

[Types and Locations of Collateral]

Schedule 3

TO FORM OF JOINDER AGREEMENT

[Tradenames]

Schedule 4

TO FORM OF JOINDER AGREEMENT

[Patents and Trademarks]

Schedule 5

TO FORM OF JOINDER AGREEMENT

[Subsidiary Equity]

Exhibit G

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans and the Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an
Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Gaylord Entertainment Company, a Delaware corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Third Amended and Restated Credit Agreement dated as of August 1, 2011 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[2]
	$	$	%
	$	$	%
	$	$	%

7.	Trade Date:

8.	Effective Date:

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNEE]

By:
Name:
Title:

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment” or “Term Loan Commitment”)
*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and][3] Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

[Consented to:][4]

GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation

By:
Name:
Title:

[Consented to:][5]

BANK OF AMERICA, N.A., as L/C Issuer

By:
Name:
Title:

[Consented to:][6]

BANK OF AMERICA, N.A., as a Swing Line Lender

By:
Name:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the L/C Issuer is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Swing Line Lender is required by the terms of the Credit Agreement.

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 11.06(b)(v)-(vii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.